Exhibit 4.1

EXECUTION VERSION

DATED 24 August 2022

RICHEMONT ITALIA HOLDING S.P.A

and

FARFETCH HOLDINGS PLC

and

FARFETCH LIMITED

and

SYMPHONY GLOBAL LLC

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

shares in YOOX Net-a-Porter Group S.p.A.

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RAI/FD/HZE)

CONTENTS PAGE

1.	Interpretation	5

2.	Sale and purchase	32

3.	Conditions	32

4.	Conduct of business before Completion and pre-Completion obligations	38

5.	Consideration	42

6.	Completion	44

7.	Deferred Consideration Payment Date	45

8.	Completion and post-Completion arrangements	46

9.	Seller’s Warranties	49

10.	Purchasers’ remedies and limitations on liability	49

11.	Purchaser and Farfetch Warranties	51

12.	Seller’s remedies and limitations on liability – Purchaser Warranties	54

13.	Seller’s remedies and limitations on liability – Farfetch Warranties	55

14.	Indemnities	56

15.	Effect of Completion	56

16.	Remedies and waivers	56

17.	Assignment and substitution	57

18.	Further assurance	58

19.	Entire agreement	58

20.	Notices	60

21.	Announcements and confidentiality	61

22.	Costs and expenses, VAT and stamp taxes	63

23.	Counterparts	63

24.	Invalidity	63

25.	Choice of governing Law	64

26.	Arbitration	64

27.	Language	65

Schedule 1 (Purchaser Schedule)		66

Schedule 2 (Completion arrangements)		68

Schedule 3 (Deferred Consideration Payment Date arrangements)		73

Schedule 4 (Warranties)		75

Schedule 5 (Farfetch Warranties)		98

Schedule 6 (Limitations on liability)		100

Schedule 7 (Conversion rate adjustment)		112

Schedule 8 (Conduct of business before Completion)		121

Schedule 9 (Regulatory Conditions)		126

Schedule 10 (Material Properties)		127

Schedule 11 (Financial Statement)		129

Schedule 12 (Form of Deed of Adherence)		130

Schedule 13 (Syndication)		133

Attachment 1 (Basic information about the Company)		134

Attachment 2 (Shareholders’ Agreement)		135

AGREED FORM DOCUMENTS

Articles

Completion Disclosure Letter

Completion Steps Plan

Demand Rights Registration Agreement

Facility Agreement

Resignation Undertaking

THIS AGREEMENT is made the 24th day of August 2022

PARTIES:

1	RICHEMONT ITALIA HOLDING S.P.A, a company incorporated in Italy with registered number 08158020969 and whose registered office is at Via Benigno Crespi 26, Milan, Italy (the “Seller”);

AND

2

FARFETCH HOLDINGS PLC, a public limited company incorporated in England and Wales with registered number 12278361 and having its registered office at The Bower, 211 Old Street, London, United Kingdom, EC1V 9NR (“FFH”);

AND

3

FARFETCH LIMITED an exempted company incorporated in the Cayman Islands with registered number 336922 and having its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, whose shares are listed on the New York Stock Exchange under the ticker symbol FTCH (“Farfetch”);

AND

4

SYMPHONY GLOBAL LLC a company incorporated under the laws of The United Arab Emirates with license number 771223 and having its registered office at warehouse number 011, Dubai Properties Establishment Al Quoz Industrial III, Dubai, United Arab Emirates (“Symphony”).

BACKGROUND:

(A)

YNAP is a joint stock company (società per azioni) incorporated under the laws of Italy, having its registered office at Via Morimondo 17, Milan, 20143, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano, Monza-Brianza, Lodi no. 02050461207, and an approved share capital of Euro 1,411,940.94 and a subscribed and paid-up share capital of Euro 1,384,207.41.

(B)

The Company operates, including through its Affiliates, in the e-commerce sector, among other things, as partners of fashion and design brands in the realisation and management of mono-brand online stores to sell clothing products, fashion accessorises and design products.

(C)

FFH and Symphony, in each case, with the assistance of financial, legal, accounting and tax advisers, has conducted or had access to a due diligence exercise in relation to the financial, accounting, legal, tax and commercial affairs of the Group (the “Due Diligence”) including: (i) the review of documentation which has been made available to Farfetch, FFH and/or Symphony and their advisers by the Seller, the Group Companies, and their respective Representatives and advisers in the Data Room (the content of which is known to FFH and/or Symphony); and (ii) the Q&A sessions asked by Farfetch, FFH and/or Symphony and/or their respective advisers, and the relevant answers thereto provided by the Group Companies and their advisers. The information from the Due Diligence activities is considered satisfactory to the Purchasers.

(D)

On the date of this Agreement, the Seller (or, where applicable, one of its subsidiaries) and members of the Farfetch Group entered into, amongst other things, the Framework Agreement for Richemont, the Framework Agreement for YNAP, the Framework Agreement SoW for Cartier, the Framework Agreement SoWs for YNAP and the OFS Agreements (each as defined below).

(E)

In light of the foregoing, the Seller has agreed to sell and the Purchasers have agreed to purchase and pay for the Sale Shares in each case on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, the Schedules and the Attachments to it:

“60-Day VWAP”

means:

(a)   in respect of the Tranche 2 Consideration Shares, the VWAP for the sixty (60) Trading Day period ending three (3) Trading Days prior to Completion; and

(b)   in respect of the Tranche 3 Consideration Shares, the VWAP for the sixty (60) Trading Day period ending three (3) Trading Days prior to the Deferred Consideration Date, subject, in the event of a Conversion Rate Adjustment occurring in such period, to paragraph (I) of Schedule 7 (Conversion rate adjustment);

“Affiliate”	means, in relation to a person, any company over which that person has Control and any company which it is Controlled by or under common Control with such company provided that, in the case of Farfetch, ‘Affiliate’ shall exclude the Farfetch Founder and, in the case of the Seller, ‘Affiliate’ shall exclude Compagnie Financière Rupert SA and any person that Controls Compagnie Financière Rupert SA;

“Alabbar Share Purchase Agreement”	means the share purchase agreement entered into by Symphony, YNAP and NAPG on or around the date of this Agreement relating to the sale and purchase of all of the shares in YNAP Middle East Holding Ltd held by Symphony;

“Anti-Corruption Laws”	means any applicable Law relating to bribery or corruption (governmental or commercial), including applicable Laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; such as (i) the US Foreign Corrupt Practices Act 1977 (as amended from time to time), (ii) the UK Bribery Act 2010, (iii) any applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention’s Commentaries, and (iv) any activity prohibited by any resolution of the U.N. Security Council under Chapter VII of the U.N. Charter or the Organization for Economic Cooperation and Development’s Good Practice Guidance on Internal Controls, Ethics, and Compliance;

“Articles”	means the articles of association of the Company to be adopted at Completion, in the agreed form and subject to any amendments made in accordance with Clauses 4.15 (or otherwise required to align to the provisions of the Shareholders’ Agreement);

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Geneva, Luxembourg, Milan and New York;

“Cash”	means the amount of Cash and Cash Equivalents less the amount of Trapped Cash;

“Cash and Cash Equivalents”	means cash and cash equivalents of the Group within the meaning of paragraphs 7.6 to 7.9 of IAS 7 (Cash Flow Statements), in each case being the reconciled balance per the general ledger and being: cash on hand and deemed deposits and highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value;

“Cash Consideration”	has the meaning given in Clause 5.1(B);

“Clearance”	means all final approvals, consents, clearances, determinations, permissions, confirmations, comfort letters and waivers that may need to be obtained, all applications and filings that may need to be made and all waiting periods that may need to have expired in each case from or under any Law or practices applied by any Governmental Entity (or under any agreements or arrangements to which any Governmental Entity is a party);

“Code” or “Italian Civil Code”	means the Italian civil code, as approved by the Royal Decree, dated 16 March 1942, no. 262, as subsequently amended and supplemented;

“Company” or “YNAP”	means YOOX Net-a-Porter Group S.p.A., basic information concerning which is set out in Attachment 1 (Basic information about the Company);

“Competitor Condition”	has the meaning given in Clause 3.1(E);

“Competitor Event”

means:

(a)   any matter, fact or circumstance that occurs between the date of this Agreement and Completion which, were it to have occurred from Completion would constitute an Event of Default (as defined in the Shareholders’ Agreement) under clause 14.1(A)(ii)(g) (in respect of a breach by the Farfetch Investor (as defined in the Shareholders’ Agreement) of clause 25.5(A)(ii) only) or 14.1(A)(iv) of the Shareholders’ Agreement; or

(b)   any member of the Farfetch Group having entered into any arrangement, contract or commitment (conditional or otherwise, including a recommendation of a public bid) between the date of this Agreement and Completion in respect of such matter, fact or circumstance referred to in (a) above, and, for the purpose of this definition, references in such clauses of the Shareholders’ Agreement to “Investor” shall be construed as the “Farfetch Group” only;

“Completion”	means completion of the sale and purchase of the Sale Shares under this Agreement and, more generally, the execution and exchange of all documents and the performance and consummation of all obligations and transactions respectively required to be executed, exchanged, performed and consummated by the parties on the Completion Date pursuant to Clause 6;

“Completion Cash”	has the meaning given in Clause 8.1;

“Completion Date”	means the first Business Day of the calendar month following the date on which the last in time of the Conditions shall have been satisfied or waived in accordance with this Agreement, unless the last Condition is satisfied or waived within ten (10) Business Days of the end of a calendar month, in which case, it shall be first Business Day of the following month, or such other date as the parties may agree in writing;

“Completion Disclosure Letter”	means the disclosure letter dated on the Completion Date for the purposes of Clause 10.1 written by the Seller to the Purchasers;

“Completion Steps Plan”	means the steps plan in the agreed form in relation to, among other things, the issue and allotment of the Consideration Shares and the payment from the Seller to YNAP pursuant to the OFS Consideration Agreement;

“Conditions”	has the meaning given in Clause 3.1;

“Confidentiality Agreement”	means the confidentiality agreements between:

(a)   FFUK and Compagnie Financière Richemont S.A. dated 16 July 2020 (as amended and supplemented by side letters on 5 February 2021, 23 November 2021 and the date of this Agreement) pursuant to which the Seller made available to FFUK certain confidential information relating to the Group;

(b)   FFUK, Compagnie Financière Richemont S.A. and Northeastern Investment Limited dated 22 December 2021 pursuant to which FFUK and Compagnie Financière Richemont S.A. made available to Northeastern Investment Limited certain confidential information relating to the Group; and

(c)   in respect of any other Purchaser, as set out in the Deed of Adherence executed by such Purchaser;

“Consideration Shares”	means, as the context requires, each or all of: (a) the Tranche 1 Consideration Shares; (b) the Tranche 2 Consideration Shares; and/or (c) the Tranche 3 Consideration Shares;

“Control”	has the meaning provided by Article 2359, first and second paragraphs, of the Code or, in any case, means the holding of shares, directly or indirectly, in the share capital of a person bearing a number of voting rights sufficient to appoint the majority of the directors of such person; the terms “Controlled”, “Controlling” and similar shall have a meaning consistent with that of Control except where the context requires otherwise;

“Conversion Rate”	has the meaning given in Clause 5.2;

“Conversion Rate Adjustment”	has the meaning given in Clause 5.3;

“COVID-19 Pandemic”	means the pandemic of coronavirus disease 2019 (COVID-19) caused by the coronavirus called SARS-CoV-2 or any related virus or strain;

“Da Vinci Share Purchase Agreement”	means any agreement entered into or to be entered into pursuant to which a member of the Group agrees, or becomes bound to, purchase the shares of Da Vinci Holdings Ltd held by Alibaba.com (Europe) Limited (including pursuant to the shareholders’ agreement in place relating to Da Vinci Holdings Ltd between, amongst others, NAPG and Alibaba.com (Europe) Limited);

“Data Room”	means the electronic data room entitled “Phoenix” hosted by DFinSolutions as at 6.30 p.m. (London) on 19 August 2022, a copy of the contents (the index of the contents of the Data Room being in agreed form) of which can be found in the encrypted and non-changeable USB drive delivered on or as soon as possible following the date of this Agreement to the Purchasers or their advisers;

“Deed of Adherence”	means a deed of adherence in the form set out in Schedule 12 (Form of Deed of Adherence);

“Deferred Consideration Date”	means the date falling five (5) years following the Completion Date;

“Deferred Consideration Payment Date”	means the date falling five (5) years following the Completion Date or as otherwise extended pursuant to Clause 7.3;

“Demand Rights Registration Agreement”	means the registration rights agreement in the agreed form to be entered into between the Seller’s parent company, Richemont International Holding S.A. and Farfetch at Completion;

“Disclosure Letter”	means the letter of the same date as this Agreement written by the Seller to the Purchasers for the purposes of Clause 10.1;

“Dispute”	has the meaning given in Clause 26.1;

“Employee”	means an employee of any member of the Group;

“Encumbrance”	means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, pledge, lien, assignment, hypothecation, security interest (including any created by Law), charge, retention of title or other security agreement or arrangement (but in all cases shall not include a licence of Intellectual Property Rights);

“Excess Cash”	has the meaning given in Clause 8.3(B)(ii);

“Exchange Act”	has the meaning given in paragraph 2.1, Schedule 5 (Farfetch Warranties);

“Exchange Rate”	means with respect to a particular currency, the London 4:00 p.m. Closing Spot Rate of exchange for that currency into US dollar on the fifth Business Day prior to Completion as published by Reuters or, where no such rate is published in respect of that currency for such date by Reuters, at the fixing rate quoted by the European Central Bank around 4.00 p.m.;

“Facility Agreement”	means the facility agreement in the agreed form to be entered into by the Seller (as lender) and the Company (as borrower) at Completion pursuant to which the Seller agrees, from Completion, to make available to the Company a loan facility up to an aggregate principal amount in euro (€) equal to US$450,000,000 at the exchange rate set out therein;

“Fairly Disclosed”

means fairly disclosed:

(a)   to the Purchasers with sufficient detail so as to allow the Purchasers; or

(b)   to the Seller with sufficient detail so as to allow the Seller,

to  make a reasonably informed assessment of the nature and scope of the matters so disclosed;

“Farfetch Articles”	means the amended and restated memorandum and articles of association of Farfetch as at the date of this Agreement (as amended from time to time);

“Farfetch Disclosure Letter”	means the letter of the same date as this Agreement written by Farfetch to the Seller for the purposes of Clause 13.1;

“Farfetch Founder”	means José Neves, his spouse, their children, their respective Affiliates (excluding the Farfetch Group) from time to time and TGF Participations Limited (and its successor entities);

“Farfetch Group”	means Farfetch (or its successor entities) and each of its subsidiaries from time to time;

“Farfetch Group Interim Accounts”	has the meaning given in paragraph 2.3, Schedule 5 (Farfetch Warranties);

“Farfetch Group Quarterly Earnings Press Release”	means a quarterly press release made by the Farfetch Group;

“Farfetch Indemnification Obligations”	has the meaning given in Clause 13.2;

“Farfetch Marketplace”	means the online marketplace platform operated by the Farfetch Group under the “Farfetch” brand (or any successor brand) on or via URLs (including www.farfetch.com, www.farfetch.co.uk, www.farfetch.com/fr, www.farfetch.fr, and www.farfetch.com/br, www.farfetch.com/tw, www.farfetch.com/mo, www.farfetch.com/hk, www.farfetch.cn but excluding farfetch.tmall.hk), mobile device application(s) and/or desktop application(s), in each case developed, owned and/or operated by or on behalf of the Farfetch Group;

“Farfetch Report and Accounts”	has the meaning given in paragraph 2.2, Schedule 5 (Farfetch Warranties);

“Farfetch Sale Shares”	means the number of Sale Shares that FFH has agreed to purchase as at the date of this Agreement;

“Farfetch Shares”	means the Class A ordinary shares of US$0.04 par value each in Farfetch or such successor class of shares of Farfetch (or any holding company or successor entity thereof);

“Farfetch Warranties”	means those warranties set out in Clauses 11.1 and 11.2 and Schedule 5 (Farfetch Warranties) given by Farfetch and “Farfetch Warranty” shall be construed accordingly;

“Feng Mao”	means Da Vinci Holdings Ltd and its wholly owned subsidiary Feng Mao Trading (Shanghai) Company Ltd;

“FFUK”	means Farfetch UK Limited, a company incorporated in England and Wales with registered number 06400760 and having its registered address at The Bower, 211 Old Street, London, EC1V 9NR, UK;

“Financial Indebtedness”	means the aggregate of the principal amount of, and accrued and unpaid interest on, any indebtedness of any member of the Group in respect of:

(a)   money borrowed, or other financing liabilities or obligations, including overdrafts and other liabilities in the nature of borrowed money (in each case whether secured or unsecured, and including amounts evidenced by a note, bond, or similar instrument) at banks or other financial institutions or member of the Retained Group;

(b) the issue of bonds, notes, debentures, loan notes or other instruments with a debt-like return or any other interest bearing liabilities;

(c) any dividends declared but not paid;

(d)   any liability or indebtedness arising under any derivative financial instrument, irrespective of whether that derivative instrument is closed out as at or as a consequence of Completion (and, when calculating the value of any derivative transaction, only the marked to market liability (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account); or

(e) any preference shares or amounts payable on preference shares,

including in respect of any loans of any Group Company repayable to a member of the Retained Group (including, for the avoidance of doubt, any amounts drawn by YNAP under the Facility Agreement at Completion and which remain outstanding and repayable to the Seller), and shall include, in each case, all unpaid interest, fees, penalties and costs associated with the relevant indebtedness (including any that becomes payable pursuant to the transactions contemplated by this Agreement), in each case as set out in the Financial Statement and excluding, for the avoidance of doubt, trade credit incurred from suppliers (including, without limitation, any members of the Retained Group) in the ordinary course of trading and IFRS 16 liabilities of the Group;

“Financial Statement”	means a financial statement prepared in accordance with the definitions of: (a) Cash; and (b) Financial Indebtedness, substantially in the form set out at Schedule 11 (Financial Statement);

“Framework Agreement for Richemont”	means the “Framework Agreement for Farfetch Platform Solutions (FPS) and Related Solutions” entered into between Richemont International S.A. and Farfetch Platform Solutions Limited on the date of this Agreement;

“Framework Agreement for YNAP”	means the “Framework Agreement for Farfetch Platform Solutions (FPS) and Related Solutions” entered into between YNAP and Farfetch Platform Solutions Limited on the date of this Agreement;

“Framework Agreement Guarantees”

means the:

(a)   the guarantee agreement entered into between Richemont International S.A. and FFUK on the date of this Agreement in relation to the Framework Agreement for Richemont; and

(b)   the guarantee agreement entered into between YNAP and FFUK on the date of this Agreement in relation to the Framework Agreement for YNAP;

“Framework Agreement SoW for Cartier”	means the “Statement of Work” entered into between Richemont International S.A. and Farfetch Platform Solutions Limited on the date of this Agreement pursuant to the Framework Agreement for Richemont for the provision of Solutions and Services (as defined therein) to the Richemont Maison Cartier;

“Framework Agreement SoWs for YNAP”	means each separate “Statement of Work” entered into between YNAP and Farfetch Platform Solutions Limited on the date of this Agreement pursuant to the Framework Agreement for YNAP for each of Net-A-Porter, Mr Porter, The Outnet and YOOX;

“Fundamental Farfetch Warranties”	means the Farfetch Warranties set out in Clause 11.1 and paragraph 1 of Schedule 5 (Farfetch Warranties) and “Fundamental Farfetch Warranty” shall be construed accordingly;

“Fundamental Purchaser Warranties”

means:

(a)   in respect of each Purchaser (excluding FFH), the Purchaser Warranties in respect of itself only set out in Clauses 11.1 and 11.3; and

(b)   in respect of FFH, the Purchaser Warranties in respect of itself only set out in Clause 11.1,

and in each case, “Fundamental Purchaser Warranty” shall be construed accordingly;

“Fundamental Warranties”	means the warranties set out in paragraphs 1 and 2 of Schedule 4 (Warranties) and “Fundamental Warranty” shall be construed accordingly;

“Government Official”

means:

(a)   any full or part-time official, officer, employee, or representative of, or any person acting in an official capacity or exercising a public function for or on behalf of, any Governmental Entity, whether elected or appointed;

(b)   any political party, party official or political officer; or

(c)   any company, business, enterprise, or other entity owned, in whole or in part or controlled by any person described in the foregoing sub-paragraphs (a) or (b) (excluding a sovereign wealth fund);

“Governmental Entity”	means any supra-national, national, federal, state, county, regional, municipal, local, or foreign governmental or administrative authority, tribunal, commission or any entity or body (including securities exchange) exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government or any subdivision, department, agency or branch of any of the foregoing;

“Group”	means the Company and each of its Subsidiaries from time to time (including any new holding company) and “member of the Group” and “Group Company” shall be construed accordingly;

“ICC”	has the meaning given in Clause 26.1;

“Indemnification Obligation”	means a Seller Indemnification Obligation, a Farfetch Indemnification Obligation or a Purchaser Indemnification Obligation (as applicable) and “Indemnification Obligations” shall be construed accordingly;

“Law”	means all applicable legislation, statutes, directives, regulations, rules, judgments, decisions, decrees, orders, instruments, ordinances and other legislative measures or decisions having the force of law, treaties, rule of common law, conventions and other agreements between states, or between states and the European Union or other supranational bodies, binding court orders, judgments and decrees, any applicable rule or order that is set out by a Governmental Entity that is binding on a party, and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Listing Condition”	has the meaning given in Clause 3.1(A);

“Long Stop Date”	means the date falling 18 months following the date of this Agreement or as otherwise extended pursuant to Clause 3.13;

“Loss”	means in relation to any matter, any and all losses pursuant to, and in accordance with, Articles 1223 and subsequent Articles of the Code incurred by any Purchaser relating to that matter (excluding, for the avoidance of doubt, any multiples or other financial formulas used, expressly or otherwise, by the Purchasers in order to evaluate the Sale Shares, Group Companies and/or the transactions contemplated herein);

“Management Incentive Plan”	has the meaning given in the Shareholders’ Agreement;

“Market Disruption Event”	means with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Farfetch Shares are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Farfetch Shares or in any options contracts or futures contracts relating to the Farfetch Shares;

“Marketplace Condition”	has the meaning given in Clause 3.1(D);

“Marketplace Undertaking Deed”	means the deed entered into on the date of this Agreement between FFH, FFUK and Richemont International S.A. in relation to the Farfetch Marketplace;

“Material Office”	means those offices listed in Part A of Schedule 10 (Material Properties);

“MIP Term Sheet”	means the term sheet entered into on or around the date of this Agreement between, among others, the Seller and FFH setting out the key terms of participation in the Management Incentive Plan;

“Mr Porter”	means the online multi-brand store currently operated by the Group under the “Mr Porter” brand (and any successor brand thereto and, where relevant, the regional version of such store);

“NAPG”	means The Net-a-Porter Group Limited, whose registered office is at 1 The Village Offices, Westfield, Ariel Way, London, W12 7GF (registered in England with company number 03820604);

“Net-A-Porter”	means the online multi-brand store currently operated by the Group under the “Net-A-Porter” brand (and any successor brand thereto and, where relevant, the regional version of such store);

“Notice of Claim”	has the meaning given in paragraph 2.3, Schedule 6 (Limitations on liability);

“OFS Activities”	means the OFS Services and the contracts, agreements and arrangements entered into by any Group Company and relevant third party brands (including, where applicable, Richemont Maisons) in respect of such services;

“OFS Agreements”	means the OFS Tracking Agreement and the OFS Consideration Agreement;

“OFS Consideration Agreement”	means the agreement entered into in respect of the OFS Activities on the date of this Agreement between the Seller and YNAP;

“OFS Services”	means the provision by the Company (or a member of the Group) of B2B services to certain luxury brands to set-up and power their own e-commerce destinations, including online and mobile store development, including, in each case, all related and supporting activities thereto;

“OFS Tracking Agreement”	means the agreement in respect of the OFS Activities entered into between the Seller, Farfetch and the Company on or around the date of this Agreement pursuant to which the parties to it have agreed (among other matters) that, subject to the terms therein and with effect from and subject to Completion, the OFS Activities shall continue to be operated by the Company but that the benefit and burden of the OFS Activities shall be for the Seller alone;

“OFS Warranties”	means the warranties set out in paragraph 18 of Schedule 4 (Warranties);

“Permitted Purchaser”	means, as the context requires, each, both or any one of the Tier 1 Permitted Purchasers and/or Tier 2 Permitted Purchasers;

“Postponed Long Stop Date”	means the Long Stop Date as postponed in accordance with Clause 3.13;

“Project David Condition”	has the meaning given in Clause 3.1(C);

“Public Funding Agreements”	means the agreements entered into between the Company and, respectively, the Emilia Romagna Region dated 9 August 2017, and the Ministry of Economic Development, the Emilia Romagna Region and Invitalia S.p.A. dated 4 January 2018, in respect of certain public funding made available to the Company;

“Purchaser Disclosure Letter”	means the letter of the same date as this Agreement written by a Purchaser to the Seller and each other Purchaser for the purposes of Clause 12.1 (as amended through the execution of a Deed of Adherence);

“Purchaser Group”	means:

(a) in respect of FFH, the Farfetch Group;

(b)   in respect of Symphony, Symphony (or its successor entities) and each of its subsidiaries from time to time; and

(c)   in respect of any other Purchaser, as such term is defined in the Deed of Adherence executed by such Purchaser;

“Purchaser Indemnification Obligations”	has the meaning given in Clause 12.2;

“Purchaser Majority”	means, in respect of an act or matter contemplated under this Agreement, the approval, consent or agreement in writing of: (a) FFH; and (b) holders of (or, prior to Completion, Purchasers who have agreed to acquire) a number of Sale Shares which (together with the Sale Shares held or agreed to be acquired by FFH) represents more than 50% of the Sale Shares (excluding where the relevant approval, consent or agreement is requested or required to be given in respect of an act or matter which relates, directly or indirectly, to a Relevant Joint Venture, any Sale Shares held or agreed to be acquired by any Relevant Joint Venture Party);

“Purchaser Schedule”	means Schedule 1 (Purchaser Schedule), as amended from time to time in accordance with Schedule 13 (Syndication);

“Purchaser Warranties”	means: (a) in respect of each Purchaser (excluding FFH), those warranties in respect of itself only set out in Clauses 11.1 to 11.3; and

(b) in respect of FFH only, those warranties in respect of itself only set out in Clauses 11.1 and 11.2, and in each case, “Purchaser Warranty” shall be construed accordingly;

“Purchasers”	means those persons set out in column (1) of the Purchaser Schedule (as amended through the execution of a Deed of Adherence);

“Recipient”	has the meaning given in Clause 22.2;

“Regulatory Conditions”	means the Conditions set out in Schedule 9 (Regulatory Conditions) and “Regulatory Condition” shall be construed accordingly;

“Relevant Joint Venture”	means each of: (a) Da Vinci Holdings Ltd, the counterparty to which is Alibaba.com (Europe) Limited; and (b) YNAP Middle East Holding Ltd, the counterparty to which is Symphony Investments LLC;

“Relevant Joint Venture Party”	means, in respect of a Relevant Joint Venture, any Purchaser who is (or whose Affiliate is) party to that Relevant Joint Venture;

“Relevant Percentage”	means, in respect of each Purchaser, the percentage set out against its name in column (3) of the Purchaser Schedule;

“Relevant Proportion”	means a figure, expressed as a percentage, equal to the proportion of the Shares that are to be acquired by the Farfetch Group at Completion;

“Relief”	means any loss, relief, allowance or credit in respect of any Tax, any repayment of Tax and any deduction in computing income, profits or gains for the purposes of any Tax;

“Remedies”	means all undertakings, remedies or assurances required or requested by any Governmental Entity, except for the sale, divestiture or disposition of any asset, property or business of a member of the Retained Group, the Farfetch Group or the Group;

“Representatives”	means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Resignation Undertaking”	has the meaning given in paragraph 3(B) of Part B of Schedule 2 (Completion arrangements);

“Resigning Directors”	has the meaning given in paragraph 5 of Part A of Schedule 2 (Completion arrangements);

“Resigning Statutory Auditors”	has the meaning given in paragraph 5 of Part A of Schedule 2 (Completion arrangements);

“Retained Group”	means Compagnie Financière Richemont S.A. (or its successor entities) and each of its subsidiaries from time to time (but excluding the Group);

“Richemont Maison”	means each of the following businesses (and any successor brand thereto, and where relevant, the regional version of such businesses) as operated by the Retained Group from time to time: Buccellati, Cartier, Van Cleef & Arpels, A. Lange & Söhne, Baume & Mercier, IWC Schaffhausen, Jaeger-LeCoultre, Officine Panerai, Piaget, Roger Dubuis, Vacheron Constantin, Alaïa, Alfred Dunhill, AZ Factory, Chloé, Delvaux, Montblanc, Peter Millar (including G/FORE), Purdey and Serapian (and together, the “Richemont Maisons”) (excluding, for the avoidance of doubt, WatchFinder and any business acquired or established by the Retained Group after the date of this Agreement) and, where applicable, Richemont Maison shall be deemed to include the member of the Retained Group that owns or is contracting on behalf of each aforementioned Richemont Maison;

“Sale Shares”	means the Shares set out in column (4) of the Purchaser Schedule;

“Sanctioned Country”	means a country, region or territory that is itself the target of Sanctions (as at the date of this Agreement, being the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria);

“Sanctioned Person”	means any person that is the target of Sanctions, including: (a) any person who is listed on a Sanctions list of designated persons publicly issued by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any person operating from, organised under the Laws of, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any person 50% or more owned or controlled by, or acting for or on behalf of, any person identified in (a) to (c) above;

“Sanctions”	means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom;

“Selected Business Warranties”	means the Tax Warranties and those Warranties set out in paragraphs 13.7 and 13.8 Schedule 4 (Warranties) given by the Seller and “Selected Business Warranty” shall be construed accordingly;

“Seller Bank Account”	means such bank account as notified by the Seller to the Purchasers at least five Business Days prior to Completion;

“Seller Guarantee”	has the meaning given in Clause 4.6;

“Seller Indemnification Obligations”	means the undertakings of the Seller under Clause 10.2 or in respect of a Specific Indemnities under Clause 14;

“Shareholders’ Agreement”	means the shareholders’ agreement to be entered into by the parties to this Agreement and the Company at Completion, in the form set forth in Attachment 2 hereto, subject to any amendments made in accordance with Clauses 4.15;

“Shares”	means the 138,420,741 ordinary shares without nominal value in the capital of the Company;

“Shortfall”	has the meaning given in Clause 8.3(B)(i);

“Specific Indemnities”	has the meaning given in Schedule 1 (Indemnities) of the Disclosure Letter;

“Standstill Waiver and Lock-up Deed”	means the deed entered into on the date of this Agreement between the Seller and Farfetch, pursuant to which, among other things, the parties thereto agree to the waiver, subject to the terms and conditions set out therein, of a standstill provision imposing certain restrictions on the Seller in respect of its dealing in Farfetch Shares;

“Strike Price”

means a US$ amount equal to:

(a)   if the 60-Day VWAP of the Tranche 2 Consideration Shares is equal to or greater than the Ceiling Amount, the Ceiling Amount;

(b)   if the 60-Day VWAP of the Tranche 2 Consideration Shares is equal to or lower than the Floor Amount, the Floor Amount; or

(c)   if the 60-Day VWAP of the Tranche 2 Consideration Shares is greater than the Floor Amount and lower than Ceiling Amount, then the 60-Day VWAP,

provided, in each case, that the Ceiling Amount and the Floor Amount is subject to any relevant adjustments in accordance with Clause 5.3 and as set out in Schedule 7 (Conversion rate adjustment) and, for the purpose of this definition, the “Ceiling Amount” means US$41.90 and the “Floor Amount” means US$20.00;

“Subsidiary”	means at any relevant time any then subsidiary or subsidiary undertaking of the Company as at the date of this Agreement, basic information concerning each current subsidiary and subsidiary undertaking of the Company as at the date of this Agreement as set out at Appendix 3 to the Disclosure Letter;

“Substitution”	has the meaning given in Clause 17.4;

“Supplier”	has the meaning given in Clause 22.2;

“Symphony Nominee”	has the meaning given in Clause 17.4;

“Syndication”	means, as the context requires, each or both of the Tier 1 Syndication and/or Tier 2 Syndication;

“Syndication Shares”	means, as the context requires, each, both or any of the Tier 1 Syndication Shares and/or Tier 2 Syndication Shares;

“Tax” or “Taxation”	means all state, local or municipal taxes, direct or indirect (including value added tax and registration tax), duties (including stamp duties and other similar taxes), transfer taxes, charges, social charges, employer and employee social security contributions, levies, imposts, contributions, withholdings or amounts in the nature of tax, whenever and by whatever authority imposed (whether national or local) in any jurisdiction or territory or sub-division thereof, irrespective of the person to which any of the foregoing is directly or primarily chargeable, together with all interest, fines, penalties, surcharges and charges incidental or relating to any of the foregoing;

“Tax Authority”	means any government, state, region or municipality or any local authority responsible for the collection or management or assessment of any Tax and any body or official whatsoever competent to impose, administer, levy, assess or collect Tax or make any decision or ruling on any matter relating to Tax;

“Tax Warranties”	means the Warranties set out in paragraph 17 of Schedule 4 (Warranties) and “Tax Warranty” shall be construed accordingly;

“TGF Participations”	means TGF Participations Limited, holder of Farfetch Shares and a company incorporated in the Isle of Man with registered number 007463V and having its registered address at Court Row Chambers, Court Row, Ramsey, Isle of Man IM8 1JS;

“The Outnet”	means the online multi-brand store currently operated by the Group under the brand “The Outnet” (and any successor brand thereto and, where relevant, the regional version of such store);

“Third-Party Claim”	has the meaning given in paragraph 15.1, Schedule 6 (Limitations on liability);

“Trade Control Laws”	means: (a) all applicable trade, export control and import Laws of the United States of America; and (b) all applicable trade, export control and import Laws imposed or enforced by a Governmental Entity in a country in which a Group Company operates or into or from which a Group Company imports or exports;

“Trading Day”	means any day on which: (A) trading in Farfetch Shares generally occurs on the principal U.S. national securities exchange on which the Farfetch Shares are then listed or, if the Farfetch Shares are not then listed on a U.S. national securities exchange, on the principal other market on which the Farfetch Shares are then traded; and (B) there is no Market Disruption Event. If the Farfetch Shares are not so listed or traded, then “Trading Day” means a Business Day;

“Tranche 1 Consideration Shares”	means the number of Farfetch Shares to be issued and allotted in accordance with Clauses 5.2, 5.3 5.6 and 5.7;

“Tranche 2 Consideration Shares”	means the number of Farfetch Shares to be issued and allotted in accordance with Clauses 5.3, 5.4, 5.6 and 5.7;

“Tranche 3 Clearance”	means any Clearance that the Seller considers, acting reasonably and in good faith and having consulted with Farfetch in advance, necessary or advisable in connection with the allotment and issue of the Tranche 3 Consideration Shares;

“Tranche 3 Consideration Shares”	means the number of Farfetch Shares to be issued and allotted in accordance with Clauses 5.3, 5.5, 5.6 to 5.7 (inclusive) and Clause 7.4;

“Transaction Documents”	means the Confidentiality Agreements, this Agreement, the Disclosure Letter, the Completion Disclosure Letter, the Shareholders’ Agreement, the Framework Agreement for Richemont (including the Framework Agreement SoW for Cartier and any other statement of work thereunder), the Framework Agreement for YNAP (including the Framework Agreement SoWs for YNAP and any other statement of work thereunder), the Framework Agreement Guarantees, the Voting Commitment Deed, the OFS Agreements, the Marketplace Undertaking Deed, the Standstill Waiver and Lock-up Deed, the YNAP Release Undertaking, the Facility Agreement, MIP Term Sheet and any other agreements entered into or to be entered into pursuant to this Agreement (including the agreed form documents);

“Trapped Cash”	means the amount of Cash and Cash Equivalents which is restricted for legal, regulatory or taxation reasons from the transfer out of a Group Company to a shareholder of that Group Company or any other third party (including a Group Company), whether by distribution, loan, release or other payment, within three Business Days;

“U.S. Code”	means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or corresponding provisions of subsequent superseding U.S. federal tax laws;

“VAT”	means:

(a)   any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), including UK value added tax imposed under the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and

(b)   any other Tax of a similar nature to the Taxes referred to in paragraph (a) above, whether imposed in a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (a) above or imposed elsewhere (including, for the avoidance of doubt, any sales Tax (whether imposed by the United States or elsewhere) and any goods and services Tax);

“Voting Commitment Deed”	means the deed entered into on or before the date of this Agreement between José Neves, TGF Participations, Farfetch and Richemont International Holding S.A., pursuant to which, among other things, José Neves and TGF Participations irrevocably undertake to Farfetch to vote their entire Farfetch shareholding in favour of resolution(s) of Farfetch to authorise an increase to Farfetch’s authorised share capital from time to time as required for the purpose of satisfying the issuance of Farfetch Shares pursuant to the Transaction Documents;

“VWAP”	means, for any Trading Day, the volume-weighted average price per share of the Farfetch Shares as reported by Bloomberg L.P. in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time on such Trading Day;

“Warehouse”	means those warehouses listed in Part B of Schedule 10 (Material Properties);

“Warranties”	means the warranties set out in Schedule 4 (Warranties) given by the Seller and “Warranty” shall be construed accordingly;

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day;

“YNAP Consideration”	means the amount of the payment to be received by YNAP from the Seller pursuant to the OFS Consideration Agreement;

“YNAP Release Undertaking”	means the agreement entered into between the Company and the Seller on the date of this Agreement pursuant to which the Company undertakes: (A) to pay the Seller on demand an amount calculated on an after-Tax basis equal to any Losses (including any Tax liability) suffered or incurred by the Seller or any member of the Retained Group arising under any Seller Guarantee after Completion; and (B) not to enter into, and to procure that no member of the Group will enter into, any variation, extension, renewal or replacement of any agreement, or undertake or permit any action, which is likely to have the effect of varying any Seller Guarantee without the prior written consent of the Seller;

“YNAP Retention Plans”

means:

(a)   the YNAP cash retention plan, as provided at document reference 3.1.5.17.9 in the Data Room, and the Richemont long-term retention plan in respect of Company beneficiaries, as provided at document reference 3.1.5.17.8 in the Data Room (further details in respect of each are provided at document reference 3.1.5.8.4);

(b)   the Phoenix incentive arrangements entered into by the Group in relation to certain employees of the Group, a summary of which is available at document reference 3.1.5.17.10 in the Data Room; and

(c)   the incentive arrangements to be entered into by the Group in relation to certain employees of the Group (including in respect of retention of key talent, tech and the OFS Activities);

“YNAP Trade Business Plan”	means the business plan for the Business (as defined in the Shareholders’ Agreement) in the agreed form annexed to the Shareholders’ Agreement; and

“YOOX”	means the online multi-brand store currently operated by the Group under the “YOOX” brand (and any successor brand thereto and, where relevant, the regional version of such store).

1.2	In this Agreement, unless otherwise specified:

(A)	references to Clauses, paragraphs, Schedules and Attachments are to clauses, and paragraphs of, and Schedules and Attachments to, this Agreement;

(B)	references to any document in the “agreed form” means that document in a form agreed in writing by or on behalf of the Seller and Farfetch;

(C)	use of any gender includes the other genders;

(D)	defined terms denoting the singular shall include the plural and vice versa and terms used in the plural apply to the whole as well as to one or more of the relevant individual elements;

(E)

a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of the Seller under this Agreement;

(F)

references to a “party” or the “parties” are to parties to this Agreement from time to time (including any person that has duly executed a Deed of Adherence in accordance with the terms of this Agreement);

(G)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(H)

references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(I)	a company is a “subsidiary” or “subsidiary undertaking” of another company, its “holding company”, if that other company:

(i)	holds a majority of the voting rights in it;

(ii)	is a member of it and has the right to appoint or remove a majority of its board of directors (or analogous body); or

(iii)	is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it;

or if it is a subsidiary or subsidiary undertaking, as the case may be, of a company that is itself a subsidiary or subsidiary undertaking, as the case may be, of that other company;

(J)	references to “includes” and “including” mean including without limitation;

(K)

in all cases in which, under this Agreement, a party clearly and directly undertakes to cause or to procure that any other person (including a corporate body of any such person) undertakes or does or omits to do something, or to procure that any other person (including a corporate body of any such person) undertakes or does or omits to do something, such undertaking of the party shall be construed as a “promessa dell’obbligazione o del fatto del terzo” as provided by Article 1381 of the Code;

(L)

the obligation of a party to use its efforts or endeavours, whether “best”, “all reasonable”, “reasonable” or “commercial”, to accomplish an objective shall be construed as an “obbligazione di mezzi” according to the Italian Law and not as an absolute obligation to ensure that such objective is, in fact, reached (i.e. as an “obbligazione di risultato”);

(M)

without prejudice to the above, with respect to a task or obligation of a party, the obligation of a party to take: (i) “best endeavours/efforts” shall be construed as being the most strenuous, non-absolute obligation and shall require a party that has committed to this standard to take all steps and courses of action lawfully open to it which are or may be capable of producing the relevant outcome or result which a prudent, determined and reasonable party desiring to achieve that result would take; (ii) “all reasonable endeavours” shall require a party that has committed to this standard to take all (and not just some) reasonable courses of action as are required to be taken to satisfy the obligation, even if such action may require such party to sacrifice its own commercial interests; and (iii) “reasonable endeavours” shall be viewed from the perspective of a party acting in its own commercial interest;

(N)

any reference in this Agreement to a “day” or number of “days”, without the explicit qualification of Business Day(s), will be interpreted as a reference to a calendar day or number of calendar days. When calculating the period of days before which, by which or following which any act is to be done or any step is to be taken under this Agreement, the day that is the reference date in calculating such term will be excluded. If the last day of the relevant term is not a Business Day, the relevant term will end on the next following Business Day. Unless otherwise expressly provided for, any period of time expressed in months will be calculated in accordance with Article 2963, paragraphs 4 and 5 of the Code;

(O)

the language throughout this Agreement shall in all cases be construed as a whole, in accordance with fair meaning and without any presumption that the terms hereof shall be more strictly construed against one party than the other by reason of the rule that a document is to be construed more strictly against the party who has prepared it, in this respect the parties acknowledge that all parties have participated in the drafting and negotiation of this Agreement;

(P)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(Q)	unless expressly stated otherwise, references to times are to Central European Time;

(R)

references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping that person harmless on an after-Tax basis from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(S)

any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable as a result of the Payment’s being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(T)

a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this agreement) at any time;

(U)

references to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input Tax;

(V)	the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”;

(W)	references to:

(i)	“euro”, “EUR” or “€” are references to the lawful currency from time to time of the European Union; and

(ii)	“dollar”, “US dollar”, “US$” or “$” are references to the lawful currency from time to time of the United States of America;

(X)	references to writing shall include any modes of reproducing words in a legible and non-transitory form and whether sent or supplied by electronic mail;

(Y)

references to the knowledge, belief or awareness of the Seller (or similar phrases) shall be limited to the actual knowledge of Anton Rupert, Burkhart Grund, Silvia Scagnelli, Hartwig Grabbe, Axel Meyer and Massimo Di Cesare;

(Z)	headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(AA)

a reference to any Italian legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Italy be treated as a reference to any analogous term in that jurisdiction;

(BB)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(CC)

the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments.

2.	SALE AND PURCHASE

2.1

On the terms, and subject to the conditions, set out in this Agreement, the Seller shall sell, and each of the Purchasers shall purchase, the Sale Shares set out against their names in column (4) of the Purchaser Schedule, with full title guarantee free from all Encumbrances, together with all rights attached or accruing to them at Completion.

2.2	The Seller waives all rights of pre-emption over any of the Sale Shares conferred upon it by the articles of association of the Company or in any other way prior to Completion.

2.3

Pursuant to Article 1316 of the Code, the sale and purchase of the Sale Shares are conventionally deemed to be indivisible and, accordingly, the sale and purchase under this Agreement of any of the Sale Shares shall not be deemed to have been completed unless and until all Sale Shares have been transferred to the relevant Purchaser in accordance with this Agreement. In this respect, and for the avoidance of any doubt, the obligation of each Purchaser to acquire the relevant Sale Shares are undertaken on a several and not joint basis and nothing in this paragraph 2.3 shall be read and construed as a joint and several obligation among the Purchasers.

3.	CONDITIONS

3.1	Completion shall be conditional on the following Conditions having been fulfilled or (where permitted) waived in writing in accordance with the terms of this Agreement:

(A)

Farfetch having procured that the Tranche 1 Consideration Shares and Tranche 2 Consideration Shares are approved for listing on the New York Stock Exchange (to the extent Farfetch Shares are traded on the New York Stock Exchange as at Completion) and/or any other recognised stock exchange on which Farfetch Shares are traded as at Completion, subject only to official notice of issuance (or any such equivalent condition in respect of any other recognised stock exchange on which Farfetch Shares are traded as at Completion) (the “Listing Condition”);

(B)	each Regulatory Condition having been satisfied;

(C)

each Richemont Maison (except AZ Factory and Peter Millar (including G/FORE)) having executed a statement of work under the Framework Agreement for Richemont, each with an agreed target go-live date at or following Completion (the “Project David Condition”);

(D)

subject to Farfetch having offered to each Richemont Maison the Minimum Requirements (as such term is defined in the Marketplace Undertaking Deed), each Richemont Maison (except A. Lange & Söhne, Alaïa, Delvaux, Peter Millar (including G/FORE) and Purdey) having executed a partner (e-concessions) agreement of a minimum one-year duration in respect of the Farfetch Marketplace, each with an agreed target go-live date at or following Completion (the “Marketplace Condition”); and

(E)	no Competitor Event having occurred prior to or on the Completion Date (the “Competitor Condition”),

each a “Condition” and together the “Conditions”.

Listing Condition

3.2

Farfetch shall use best efforts to fulfil or procure the fulfilment of the Listing Condition as soon as possible and in any event before the Long Stop Date and will notify the Seller in writing as soon as reasonably practicable of the satisfaction of such condition.

Regulatory Conditions

3.3

Each of Farfetch and the Seller shall use all reasonable endeavours to fulfil or procure that the Regulatory Conditions are fulfilled reasonably promptly after the date of this Agreement, and in any event, no later than 5:00 p.m. on the Long Stop Date, provided that nothing in this Agreement shall require any party, or any of its concert parties, to divest or take or cause to be taken any action with respect to the divestiture of any assets, properties or businesses of that party or group, in each case in order to satisfy any Regulatory Condition.

3.4	Without prejudice to the generality of Clause 3.3, and except to the extent that to do so is prohibited by Law, FFH and the Seller shall co-operate with each other and shall:

(A)

jointly determine, at all times following reasonable consultation with each other, the strategy to be pursued for fulfilling the Regulatory Conditions and any Clearances and for responding to any other inquiry from any Governmental Entity with respect to the transactions contemplated by the Transaction Documents, including:

(i)

the timing and sequencing for: (a) contacting and corresponding with the Governmental Entities; and (b) offering to or agreeing with or accepting from the Governmental Entities any Remedies required in order to fulfil any Regulatory Condition;

(ii)	determining any Remedies to be offered in order to fulfil any Regulatory Condition; and

(iii)	communicating with and making any submissions to any Governmental Entity with respect to the transactions contemplated by this Agreement;

(B)

take (or cause to be taken) any and all steps necessary to fulfil the Regulatory Conditions as soon as possible, and in any event prior to the Long Stop Date, and in particular to avoid and eliminate each and every impediment under the applicable competition Laws that may be asserted by any Governmental Entity so as to enable the parties to consummate the sale and purchase envisaged under this Agreement as promptly as practicable, including proposing, negotiating, committing to and effecting all Remedies;

(C)

(i)

submit (separately or jointly as the case may be and in accordance with their respective legal obligations), and not withdraw without prior written consent of the other, all filings, notifications or submissions (as required) to each Governmental Entity as soon as is reasonably practicable after the date of this Agreement and in any event within any applicable mandatory time period, where it is necessary or expedient to do so to fulfil the Regulatory Conditions;

(ii)

provide each other, in a timely manner, with such cooperation, information, access and assistance as may reasonably be required in relation to any Clearances or any other inquiry from any Governmental Entity with respect to the transactions contemplated by the Transaction Documents and for the preparation of all such filings, notifications or submissions (as required) referred to in this Clause 3.4(C) and in relation to the preparation of any other submissions, material correspondence or material communications to any Governmental Entity in connection with the Regulatory Conditions;

(iii)

provide each other with draft copies of all material submissions, notifications, filings or material communications to any Governmental Entity with respect to the transactions contemplated by the Transaction Documents, and allow reasonable time for comments on such material submissions, notifications, filings or communications before they are submitted or sent and consider in good faith any such comments prior to the submission, and promptly provide each other with copies of all material submissions, notifications, filings or communications in the form submitted or sent;

(iv)

promptly notify each other with copies (or in the case of non-written communications, summaries of such communications) of any material communications received from any Governmental Entity with respect to the transactions contemplated by the Transaction Documents;

(v)

so far as possible, give reasonable notice to the other of any meeting or any material call with any representative(s) of any Governmental Entity with respect to the transactions contemplated by the Transaction Documents together with a copy of any agenda relating thereto not less than five (5) Business Days prior to such meeting or material call, or if a shorter prior notice is possible but five (5) Business Days’ notice is not, such shorter period of notice and, not more than five (5) Business Days after such meeting or call, provide the other with a copy of the minutes of that meeting or call;

(vi)

so far as permitted and subject to any Governmental Entity not objecting to such attendance, allow Representatives of each of the Seller and FFH to attend any meetings or any material calls with any representative(s) of any Governmental Entity with respect to the transactions contemplated by the Transaction Documents;

(vii)

discuss in good faith any relevant issues raised by a Governmental Entity, with respect to the transactions contemplated by the Transaction Documents with a view to resolving such issues promptly, and cooperate with and promptly provide all necessary information and assistance reasonably required by any Governmental Entity with respect to the transactions contemplated by the Transaction Documents; and

(viii)

regularly inform each other of and review with each other the progress of any relevant notifications, filings, submissions or communications with a Governmental Entity with respect to the transactions contemplated by the Transaction Documents, with a view to obtaining any required clearance or approval from any Governmental Entity at the earliest reasonable opportunity.

3.5

Each of Farfetch and the Seller undertakes that prior to Completion, it shall not, and shall procure that no member of the Farfetch Group or the Retained Group (as applicable) shall, either alone or acting in concert with others:

(A)

acquire or make a binding offer to acquire (or cause another person acting on its behalf to acquire or make a binding offer to acquire), in each case whether or not subject to any condition precedent or subsequent; or

(B)

execute definitive transaction documentation (or cause another person acting on its behalf to execute definitive transaction documentation) that, if carried into effect, would result in the acquisition of, material influence or control over a business or any other entity or organisation that competes with the business of a member of the Group in a jurisdiction in which a Clearance is being sought in connection with a Regulatory Condition, which would be reasonably likely to prejudice the satisfaction of any Regulatory Condition or to materially delay the satisfaction of any Regulatory Condition or in any event beyond the Long Stop Date.

3.6

Each Purchaser shall provide Farfetch and/or the Seller, as soon as soon as reasonably possible following a written request from Farfetch and/or the Seller, with such cooperation, information, access and assistance as may reasonably be required for the preparation of all such filings, notifications or submissions (as required) referred to in Clause 3.4(C) and in relation to the preparation of any other submissions, material correspondence or material communications to any Governmental Entity with respect to the transactions contemplated by the Transaction Documents.

Project David Condition

3.7

Each of Farfetch and the Seller shall use all reasonable endeavours to fulfil or procure the fulfilment of the Project David Condition and shall each use their respective best endeavours to agree commercially reasonable terms in respect of:

(A)	the statements of work under the Framework Agreement for Richemont relating to the Richemont Maisons (except AZ Factory and Peter Millar (including G/FORE)); and

(B)	a solution design and site build for Cartier, Net-A-Porter, Mr Porter, The Outnet and YOOX (with a targeted go-live date on or after Completion),

in each case as soon as reasonably practicable after the date of this Agreement and in any event prior to the Long Stop Date.

Marketplace Condition

3.8

Clause 3.1(D) is without prejudice to Farfetch’s and FFH’s obligations in respect of each Richemont Maison under clause 4.1 of the Marketplace Undertaking Deed, and each of Farfetch and FFH undertakes to comply with such obligations and procure that each member of the Farfetch Group shall do the same.

3.9

The Seller shall use reasonable endeavours to fulfil or procure that the Marketplace Condition is fulfilled reasonably promptly after the date of this Agreement, and in any event prior to the Long Stop Date, in accordance with the Marketplace Undertaking Deed.

Operation of the Conditions

3.10	The parties acknowledge that:

(A)

the Conditions (excluding the Competitor Condition) are provided for the benefit of FFH and the Seller and, accordingly, the Seller and FFH may jointly waive in whole or in part all or any of the Conditions (excluding the Competitor Condition) through agreement in writing and, in the event of such waiver, either FFH or the Seller may notify the other parties of such waiver; and

(B)	the Competitor Condition is provided for the benefit of the Seller and, accordingly the Seller may in its sole discretion waive in whole or in part the Competitor Condition,

and no party other than the Seller or FFH (as set out above) shall have the ability to waive in whole or in part any of the relevant Conditions.

3.11

Subject to Clause 3.12, each party undertakes to disclose in writing to the other parties anything which will or, to such party’s knowledge, is reasonably likely to prevent any of the Conditions from being satisfied on or prior to the Long Stop Date, in each case promptly after it comes to such party’s attention. Without prejudice to the generality of the foregoing, this includes disclosure of any indication that any Governmental Entity may intend to withhold its approval of, or raise an objection to, or withdraw any licence or authorisation following, or impose a condition on or following, the sale and purchase of the Sale Shares pursuant to this Agreement, in each case subject to any disclosure restrictions as have been imposed on that party by such Governmental Entity from time to time.

3.12	If a provision of this Agreement obliges the parties to disclose any information to the other:

(A)	which the disclosing party reasonably considers to be competitively sensitive;

(B)	which the disclosing party is prohibited from disclosing by Law or the terms of an existing contract; or

(C)	where such disclosure would result in the loss of privilege that subsists in relation to such information,

the disclosing party shall disclose the relevant information to the other pursuant to appropriate arrangements as may be agreed between the parties, including by way of a clean team, on an external counsel only basis or with redactions.

3.13

If any of the Regulatory Conditions is not fulfilled or waived on or before 5.00 p.m. on the Long Stop Date then either the Seller or Farfetch may, except where it has not been fulfilled due to, respectively, the Seller or FFH or Farfetch (as applicable) breaching its obligations under this Clause 3 (and for these purposes, the occurrence of a Competitor Event shall be treated as a breach by Farfetch), postpone the Long Stop Date by up to six months (the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”) and the Seller or FFH (as applicable) shall give written notice of the Postponed Long Stop Date to the other parties.

Termination of this Agreement and effect of termination

3.14	If a Competitor Event occurs prior to Completion, the Seller may terminate this Agreement by notice to the other parties.

3.15	If, in the circumstances set out in Clause 3.13, either:

(A)	the Long Stop Date is not postponed by either the Seller or Farfetch; or

(B)	any of the Conditions remain to be fulfilled or waived, by 5.00 p.m. on the Postponed Long Stop Date,

this Agreement shall automatically terminate.

3.16

If this Agreement terminates in accordance with Clause 3.14 or 3.15, and without limiting the parties’ right to claim damages, all obligations of the parties under this Agreement shall end (except for the provisions of Clause 21) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

3.17

For the avoidance of doubt, if Completion does not occur in respect of any statement of work under the Framework Agreement for Richemont, Framework Agreement for YNAP and/or any partner (e-concessions) agreement executed by a Richemont Maison pursuant to this Agreement, there shall be no obligation on that Richemont Maison or YNAP to proceed, and no obligation on the Seller to procure that a Richemont Maison or YNAP proceeds, with a go-live of the matters contemplated therein.

4.	CONDUCT OF BUSINESS BEFORE COMPLETION AND PRE-COMPLETION OBLIGATIONS

Conduct of Business

4.1	Subject to Clause 4.2, the Seller shall procure that, between the date of this Agreement and Completion:

(A)

subject to (B) below, no member of the Group will undertake any act which is outside the ordinary course of the business of such member as carried on in the 12 months prior to the date of this Agreement taking into account, where relevant, the changes in the conduct of members of the Group as a result of the COVID-19 Pandemic, without the prior written approval of a Purchaser Majority (such approval not to be unreasonably withheld or delayed). In particular, the Seller shall procure that no member of the Group will undertake any of the acts or matters listed in Part A of Schedule 8 (Conduct of business before Completion) without the prior written approval of a Purchaser Majority (such approval not to be unreasonably withheld or delayed); and

(B)

the Company will manage its working capital in the ordinary course of the business and in the manner of a prudent and responsible business owner, without making any abnormal changes to payment terms applicable to the Group’s material customers and suppliers or make abnormal changes to inventory level, without the prior approval of a Purchaser Majority (not to be unreasonably withheld or delayed).

4.2

Clause 4.1 shall not, without limitation, operate so as to restrict or prevent any of the acts or matters: (A) listed in Part B of Schedule 8 (Conduct of business before Completion); (B) reasonably required for the ordinary course operation of the OFS Activities (including the wind-down thereof); or (C) reasonably required pursuant to the terms of the OFS Tracking Agreement.

4.3

The approval of a Purchaser Majority under Clause 4.1 shall be deemed to have been given to the Seller if such approval has neither been granted nor denied by the Purchasers in accordance with Clause 20 within ten Business Days of the Seller requesting such approval from a Purchaser Majority in respect of a relevant act or matter (such request, to be in writing and accompanied by any relevant supporting information on which the Seller is basing its request).

Adoption of Articles

4.4

The Seller shall cause a shareholders’ meeting of the Company to be convened prior to Completion to consider and approve a resolution to adopt the Articles, subject to, and with effect immediately after, Completion, with such resolution to be registered in the competent Italian Companies’ Register no later than one Business Day prior to the Completion Date.

Convening of Shareholders’ Meeting

4.5

Each Purchaser and the Seller shall cause a shareholders’ meeting of the Company to be held at Completion to resolve upon the matters set out at paragraph 4 of Part B of Schedule 2 (Completion arrangements).

Release of guarantees and consents

4.6

The parties shall use reasonable endeavours to procure the absolute and unconditional release and discharge in full at Completion (or as soon as reasonably practicable thereafter) of each guarantee, indemnity, assurance, undertaking, commitment or other security obligation in effect at Completion and granted, entered into or procured (including any bank guarantee or credit support from a financial institution issued pursuant to facilities entered into by such institution and a member of the Retained Group) by the Seller or any member of the Retained Group in relation to or arising out of an obligation or liability of any member of the Group (or of their employees, agents, advisers or persons otherwise connected with them) (each a “Seller Guarantee”) including, where necessary, the procurement by the Company or a member of the Group of the entry into or procurement of replacement guarantees, indemnities, assurances, undertakings, commitments or other reasonable security obligations with effect from Completion (or as soon as reasonably practicable thereafter), in a form satisfactory to the relevant counterparty to the underlying agreement or arrangement to which the relevant Seller Guarantee relates, provided that no release or discharge shall result in the termination or material amendment of the agreement or arrangement to which the relevant Seller Guarantee relates without the consent of a Purchaser Majority.

4.7

The Seller shall use, and shall procure that each relevant Group Company uses, commercially reasonable endeavours to obtain written consent (on terms reasonably acceptable to the Purchaser Majority) from the landlord under the New York office lease at 110 Fifth Avenue New York, NY 10011 Floors: 10, 11, 12 (with YNAP Corporation LLC (Net-a-Porter division) as the tenant) for the relevant transactions contemplated under this Agreement, pursuant to such lease (including for the purposes of any change of control, deemed assignment or comparable provision), provided that neither the Seller nor YNAP shall be required to: (A) incur any costs in respect of such written consent; or (B) provide any form of guarantee in respect of such written consent or otherwise in connection with such lease.

Insurance and other actions

4.8

The Purchasers acknowledge that all insurance coverage for or in respect of the Group (and its businesses, assets and current or former employees) under policies of the Retained Group shall terminate as of Completion. Following Completion, no claims may be brought under such policies by any Group Company, any Purchaser and/or any other member of the Purchasers’ Group save, to the extent permitted by such policies, in respect of claims that occurred prior to Completion.

4.9	The Seller shall:

(A)

procure that YNAP notifies each of the Emilia Romagna Region, the Ministry of Economic Development and Invitalia S.p.A. in writing of the relevant transactions contemplated under this Agreement, and shall notify Farfetch of the proposed content of such notice and/or communications with the relevant authorities reasonably in advance of submission thereto; and

(B)

use commercially reasonable efforts to procure that YNAP obtains the relevant waivers and consents from each of the Emilia Romagna Region, the Ministry of Economic Development and Invitalia S.p.A., in each case pursuant to and for the purposes of the Public Funding Agreements.

4.10	In connection with:

(A)	the OFS Consideration Agreement, the Seller shall not, and shall procure that YNAP shall not; and

(B)	the Alabbar Share Purchase Agreement, Symphony shall not and the Seller shall procure that each of NAPG and YNAP shall not,

vary, waive, terminate, assign, surrender or novate, or issue any notice to do any of the foregoing (a “Restricted Action”), in connection with such agreement without the prior written consent of Farfetch (save for any variation to or other Restricted Action affecting the Alabbar Share Purchase Agreement which does not impose any additional material obligations or liabilities on any member of the Group that are not expressly stated to be extinguished in full upon Completion).

4.11	The Seller shall take the actions set out in Schedule 2 (Other Actions) of the Disclosure Letter.

4.12	Notwithstanding any other provision contained in this Agreement, the Seller shall procure that:

(A)

save in respect of any obligations to: (i) pay the relevant purchase price thereunder; or (ii) make any cash or other contribution thereto, the Da Vinci Share Purchase Agreement (and any agreement entered into thereunder or in connection therewith) does not contain any material obligations on or liabilities of any member of the Group that are not expressly stated to be extinguished in full upon Completion;

(B)

save to the extent limited by any duty of confidentiality in favour of Alibaba.com (Europe) Limited or its Affiliates (in which case the Seller shall use reasonable endeavours to procure the waiver of such duty necessary for the purposes of this sub-clause (B)), Farfetch is kept promptly updated (in writing, which may be by email) in respect of all material developments arising in connection with the negotiation and execution of the Da Vinci Share Purchase Agreement (and any agreement to be entered into thereunder or in connection therewith);

(C)

prior to the execution of any Da Vinci Share Purchase Agreement or any agreement to be entered into thereunder or in connection therewith by a member of the Group, Farfetch shall be provided with a full and unredacted copy of such agreement at least five Business Days prior to its execution by any member of the Group; and

(D)

in respect of any agreement provided to Farfetch pursuant to sub-clause (C), following its execution, no member of the Group shall vary, waive, terminate, assign, surrender or novate, or issue any notice to do any of the foregoing, in connection with such agreement, in each case without the prior written consent of Farfetch.

4.13

Nothing in this Agreement shall restrict the Group from entering into agreements relating to the continuation of arrangements with a counterparty to a Relevant Joint Venture or any of their Affiliates with such modifications as a member of the Group may agree subject to such modifications not imposing material new obligations or restrictions on any member of the Group.

Management related arrangements and finalisation of the Articles and Shareholders’ Agreement

4.14

As soon as reasonably practicable after the date of this Agreement (and in any event prior to Completion), the Seller and Farfetch shall use all reasonable endeavours to finalise, based on the terms of MIP Term Sheet, the Management Incentive Plan for implementation for its participants from and after Completion and any related documentation (including any service contracts with relevant participants, any applications to relevant tax authorities for formal or informal clearances, any elections for tax purposes and any other documentation referred to in the MIP Term Sheet) to be entered into by the Company, other Group Companies (if applicable) and/or participants in the Management Incentive Plan.

4.15	Each party agrees to make any amendments:

(A)	to the Shareholders’ Agreement and the Articles:

(i)	required by the Seller and Farfetch (acting reasonably and in good faith) following the date of this Agreement to reflect the terms agreed pursuant to Clause 4.14; and

(ii)	in accordance with paragraph 3.3(B) of Schedule 13 (Syndication); and

(B)	to the Articles, required by the notary.

Richemont Restricted Share Unit plans and Richemont Stock Option plans

4.16

As soon as reasonably practicable following the date of this Agreement and in any event no later than three months following Completion, the Seller shall use all reasonable endeavours to finalise and enter into documentation or take such other necessary steps to ensure that:

(A)

all awards outstanding as at Completion under the Richemont Restricted Share Unit plans in favour of Employees (including, for the avoidance of doubt, any awards issued under such plans after the date of this Agreement) have vested no later than the date falling 30 days prior to the second anniversary of Completion (the “Termination Date”); and

(B)

any options granted to Employees (the “Option holders”) under the Richemont Stock Option plans and which remain outstanding at Completion (whether or not they have vested under the rules of such plans) (the “Options”) are exercised by the Option holders, or arrangements are made or agreements are entered into that such Options must be exercised by the Option holders, no later than the Termination Date, it being agreed that such arrangements or agreement may include YNAP or another member of the Group agreeing to buy back the Options from such Option holders (or otherwise treat the Options as discharged and cancelled) in consideration for a payment to such Option holder(s) of an amount in aggregate of up to €500,000 plus the market value of their Options (calculated as the difference between the strike price of the relevant Option and the market value of the underlying Richemont shares on SIX at close of business three Business Days before the agreement with the relevant Option Holders is signed), and shall keep the Purchasers reasonably informed of the implementation of the matters set out under sub-clauses (A) and (B) above.

5.	CONSIDERATION

5.1	The total consideration for the sale of the Sale Shares shall be:

(A)	in respect and on behalf of FFH, the allotment and issue to the Seller (or such other member of the Retained Group as the Seller may direct) by Farfetch of:

(i)	at Completion, in accordance with Clause 6, the Tranche 1 Consideration Shares and the Tranche 2 Consideration Shares; and

(ii)	on the Deferred Consideration Payment Date, in accordance with Clause 7.1, the Tranche 3 Consideration Shares; and

(B)

in respect of each Purchaser (excluding FFH), the payment at Completion in accordance with Clause 6 of such amounts as set out against that Purchaser’s name in column (5) of the Purchaser Schedule (the “Cash Consideration”).

5.2	The number of Tranche 1 Consideration Shares to be issued and allotted pursuant to Clause 5.1(A)(i) shall be:

47,911,695 x Cr

where: Cr = 1, subject to adjustments from time to time as set out in Schedule 7 (Conversion rate adjustment) (the “Conversion Rate”), and provided, if any Farfetch Sale Shares are to be acquired by another person in accordance with paragraph 2.1(B) of Schedule 13 (Syndication), that the number of Tranche 1 Consideration Shares shall be reduced by an amount equal to Y × Z, where:

Y	is 41,945,107 Consideration Shares (as adjusted by Cr pursuant to the formula above); and

Z

is an amount derived from: (i) the number of Farfetch Sale Shares to be acquired by another person in accordance with paragraph 2.1(B) of Schedule 13 (Syndication); divided by (ii) the number of Farfetch Sale Shares.

5.3

The Conversion Rate shall be subject to such adjustments from time to time as set out in Schedule 7 (Conversion rate adjustment) (the “Conversion Rate Adjustment”) and any references to the Conversion Rate as of a particular date, without setting forth a particular time on such date, shall be deemed to be to the Conversion Rate immediately after the Close of Business (as defined in Schedule 7 (Conversion rate adjustment)) on such date.

5.4	The total number of Tranche 2 Consideration Shares to be issued and allotted pursuant to Clause 5.1(A)(i) shall be, rounded down to the nearest whole number:

where:

Y	is an amount, expressed in US$, equal to the Relevant Proportion of US$445,000,000; and

Z	is the Strike Price.

5.5	The total number of Tranche 3 Consideration Shares to be issued and allotted pursuant to Clause 5.1(A)(ii) shall be, rounded down to the nearest whole number:

provided that, if and to the extent the Deferred Consideration Payment Date does not fall on the same day as the Deferred Consideration Date, the total number of Tranche 3 Consideration Shares shall be subject to any Conversion Rate Adjustments from time to time occurring between the Deferred Consideration Date and the Deferred Consideration Payment Date.

5.6	Farfetch shall:

(A)

use commercially reasonable efforts to ensure that Farfetch Shares continue to be traded on either its present listing on the New York Stock Exchange or the main market premium segment of the London Stock Exchange at all times prior to the Deferred Consideration Payment Date;

(B)	procure that:

(i)	the Consideration Shares shall be issued free from Encumbrances on, over, or affecting them or other third party rights or claims of any nature whatsoever; and

(ii)

any rights of pre-emption or other restrictions on the issue of any of the Consideration Shares conferred on any person by the Farfetch Articles or otherwise are waived by such person no later than the date of allotment and issue required under this Agreement of such Consideration Shares; and

(C)

issue the Consideration Shares, each credited as fully paid, with the same rights and ranking pari passu in all respects with the Farfetch Shares including the right to receive all dividends, distributions or any return of capital declared, paid or made by Farfetch on or after the date of allotment and issue required under this Agreement of such Consideration Shares.

5.7	Any payment made by any party under this Agreement shall (so far as possible) be treated as an adjustment to the consideration for the Sale Shares to the extent of the payment.

6.	COMPLETION

6.1

Completion shall take place on the Completion Date at the Milan office of Latham & Watkins before a notary public of Studio Notarile Marchetti or any other Italian notary public agreed in writing between Farfetch and the Seller at least five Business Days prior to the Completion Date, except for such actions which, due to their nature, shall be carried out remotely or in a different place.

6.2

At Completion the Seller shall do those things listed in Part A of Schedule 2 (Completion arrangements) and each of the Purchasers and Farfetch shall do those things listed in Part B of Schedule 2 (Completion arrangements). Completion shall take place in accordance with Part C of Schedule 2 (Completion arrangements).

6.3	No party shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

6.4

(A)	Payment by or on behalf of each Purchaser (excluding FFH) for the amount stated in Clause 5; and

(B)

in respect and on behalf of FFH: (i) the issue by Farfetch of the Tranche 1 Consideration Shares and Tranche 2 Consideration Shares in accordance with paragraph 1(A) of Part B of Schedule 2 (Completion arrangements); and (ii) the issue by Farfetch of the Tranche 3 Consideration Shares in accordance with paragraph 1(A) of Schedule 3 (Deferred Consideration Payment Date arrangements), shall, in each case, constitute payment of the consideration for the Sale Shares by that Purchaser and shall discharge the obligations of each such Purchaser and Farfetch respectively under Clause 2.

7.	DEFERRED CONSIDERATION PAYMENT DATE

7.1	Farfetch shall do those things listed in Schedule 3 (Deferred Consideration Payment Date arrangements) on or prior to the Deferred Consideration Payment Date.

7.2

Each of Farfetch and the Seller shall cooperate and use reasonable endeavours to obtain any Tranche 3 Clearance reasonably promptly prior to the Deferred Consideration Date, provided that nothing in this Agreement shall require any party, or any of its Affiliates or concert parties, to divest or take or cause to be taken any action with respect to the divestiture of any assets, properties or businesses of that party or group, in each case in order to satisfy any Tranche 3 Clearance.

7.3

If any Tranche 3 Clearance is not obtained on or before 5.00 p.m. on the day falling ten Business Days prior to the Deferred Consideration Date, the Seller, acting reasonably and in good faith, may, following reasonable consultation with Farfetch, postpone the Deferred Consideration Payment Date by up to twelve months.

7.4	If:

(A)	without prejudice to Farfetch’s obligations pursuant to Clause 5.6, the Deferred Consideration Payment Date occurs at any time when Farfetch Shares are not traded on any recognised stock exchange; or

(B)

any Tranche 3 Clearance remains to be obtained by 5.00 p.m. on the day falling forty-five (45) Business Days prior to the Deferred Consideration Payment Date (including to the extent postponed pursuant to Clause 7.3), then, in the case of Clause 7.4(B) only, Farfetch and the Seller shall discuss in good faith alternative consideration mechanisms to settle the consideration to be paid under Clause 5.1(A)(ii). In the event of Clause 7.4(A) or, in respect of Clause 7.4(B), to the extent no such alternative consideration mechanism is agreed between Farfetch and the Seller, on or prior to the date falling ten (10) Business Days prior to the date set forth in Clause 7.4(B), the consideration to be paid under Clause 5.1(A)(ii) shall be settled entirely in cash as follows:

(i)	that consideration shall be paid entirely in US dollars, and not Farfetch Shares (or the securities of any other person);

(ii)	the relevant consideration payable shall be US$250,000,000; and

(iii)	Farfetch shall procure that such payment shall be made on behalf of FFH in full:

(a)	in the case of Clause 7.4(A), on the Deferred Consideration Payment Date; or

(b)	in the case of Clause 7.4(B), by the date falling 12 months from the Deferred Consideration Payment Date.

8.	COMPLETION AND POST-COMPLETION ARRANGEMENTS

8.1	The parties shall comply, and shall procure YNAP complies, with the Completion Steps Plan and the Seller shall procure that, at Completion, the Group has:

(A)	no Financial Indebtedness; and

(B)	an amount of Cash equal to:

(i)	US$445,000,000, which shall include the YNAP Consideration paid or payable and any amounts of Cash held by the Group;

minus

(ii)	an amount, not to exceed €155,000,000 in aggregate, equal to:

(a)	any amount paid (or deemed to have been paid) at or prior to Completion under a Da Vinci Share Purchase Agreement and/or the Alabbar Share Purchase Agreement; and

(b)

if the acquisition of shares in Da Vinci Holdings Limited under a Da Vinci Share Purchase Agreement becomes effective on or prior to Completion, the aggregate amount equal to the sum of: (x) any cash; (y) cash contributions; or (z) the fair market value (as determined by the Company, acting reasonably and in good faith) of any non-cash contributions made by the Group into Feng Mao following completion of a sale under a Da Vinci Share Purchase Agreement;

plus

(iii)	the amount by which the aggregate of the following exceeds €155,000,000:

(a)

the amount paid (or deemed to have been paid) by NAPG under the Alabbar Share Purchase Agreement and the amount (if any) paid (or deemed to have been paid) by a member of the Group under a Da Vinci Share Purchase Agreement;

(b)

if a Da Vinci Share Purchase Agreement has been entered into or has become binding but the purchase of shares under such agreement has not completed prior to Completion, the amount which will become payable under such agreement following Completion; and

(c)

to the extent not captured by sub-clause (b) above, an amount equal to any stamp duty, stamp duty reserve tax or other transfer Taxes or registration duties arising in respect of the consummation of any of the transactions contemplated by, or to be executed in connection with a Da Vinci Share Purchase Agreement,

(the “Completion Cash”).

8.2

Four (4) Business Days prior to Completion, the Seller shall prepare, and deliver to the Purchasers, the Financial Statement confirming: (A) the Financial Indebtedness and Cash (which shall include the YNAP Consideration payable) of the Group at 4.00 p.m. on the fifth Business Day prior to Completion (with such Cash amount to be shown in euro and US dollars based on the Exchange Rate); and (B) the amount of the consideration payable at Completion by the Group under the Alabbar Share Purchase Agreement and, to the extent applicable, the amount of any consideration payable at or after Completion under any Da Vinci Share Purchase Agreement.

8.3	Without prejudice to Clause 4.1, the Seller and/or the Purchasers (as the case may be) undertake to procure that, within fifteen (15) Business Days of Completion:

(A)	if and to the extent that, immediately following Completion, the Financial Indebtedness is greater than US$0:

(i)	the Group applies any Excess Cash (if any and without prejudice to Clause 8.1(B)) to repay any Financial Indebtedness; and

(ii)	to the extent Financial Indebtedness is not repaid pursuant to Clause 8.3(A)(i) above:

(a)

in respect of any Financial Indebtedness owed to the Seller, the Seller shall waive (or cause to be waived), in accordance with all relevant requirements, any right to repayment of such amounts and discharge (or cause to be discharged) the relevant member(s) of the Group from any obligation relating to the same and shall pay to the Company (on an after-Tax basis) an amount equal to any Tax incurred by the Group in relation to such waiver; and

(b)

in respect of any other Financial Indebtedness (including, for the avoidance of doubt, Financial Indebtedness owed to the Retained Group other than debts referred to under Clause 8.3(A)(ii)(a) above): (a) the Seller makes a cash capital contribution without issuance of shares (versamento in conto capitale) to the Company in an amount equal to the outstanding Financial Indebtedness; and (b) the Group applies such amount to repay any such Financial Indebtedness; and

(B)

if and to the extent, immediately following Completion (but prior to the payment of the consideration under the Alabbar Share Purchase Agreement and, to the extent applicable, any amounts specified in Clauses 8.1(B)(iii)(b) or 8.1(B)(iii)(c) which may become payable following Completion), the Cash (such amount to include the YNAP Consideration and non-US dollar amounts of Cash translated at the Exchange Rate) is:

(i)

less than an amount equal to the Completion Cash (the difference being the “Shortfall”), the Seller makes a cash capital contribution without issuance of shares (versamento in conto capitale) to the Company for an amount equal to the Shortfall; or

(ii)

greater than an amount equal to the Completion Cash (the difference being the “Excess Cash”), the Company takes all necessary steps to pay a dividend to or pay out to the Seller an amount of cash equal to the Excess Cash less: (i) any amount of the Excess Cash applied in accordance with Clause 8.3(A)(i) (if any); and (ii) any Tax charges or liabilities payable by the Company and arising in respect of any dividend to, or payment out to, the Seller in accordance with this Clause 8.3(B)(ii).

8.4	For the purposes of this Clause 8:

(A)

any amounts in a currency other than US dollars (including references in sub-Clause 8.1(B) to “€155,000,000” and any amounts of cash, cash contributions, non-cash contributions, Financial Indebtedness, Cash, Shortfall or Excess Cash or other amounts made or paid or which may be made or become payable) shall be deemed to be an amount in US dollars translated at the Exchange Rate; and

(B)

once calculated in accordance with Clause 8 (including Clause 8.4(A) above), the amount of the Shortfall or, as applicable, Excess Cash shall be paid or contributed by the Seller or, as applicable, by the Company in Euros (translated at the London 4:00 p.m. Closing Spot Rate of exchange for US dollars into Euro on the fifth Business Day prior to Completion as published by Reuters or, where no such rate is published in respect of US dollar for such date by Reuters, at the fixing rate quoted by the European Central Bank around 4.00 p.m.).

8.5

Within ten (10) Business Days of the end of the calendar month in which Completion occurs, the Seller shall deliver to the Purchasers (and the Seller and each of the Purchasers shall procure that the Company does all such things as may be required to assist the Seller with such delivery) a final Financial Statement confirming the amounts of Financial Indebtedness and Cash immediately prior to Completion (with such Cash amount to be shown in euro and US dollars based on the Exchange Rate).

8.6

The sole remedy for the parties if: (A) the Financial Indebtedness is greater than US$0; and/or (B) the Cash is less than an amount equal to the Completion Cash, shall be the adjustment thereof in accordance with Clause 8.3.

8.7

Each of the parties shall co-operate and take all steps reasonably required (including exercising their voting rights in the Company and any rights under the Shareholders’ Agreement) so as to give effect to the matters set out in this Clause 8.

9.	SELLER’S WARRANTIES

9.1

Subject to Clause 10, the Seller warrants to each Purchaser that each of the Warranties is true and correct in all respects at the date of this Agreement and that the Fundamental Warranties and the Selected Business Warranties are true and correct in all respects at Completion (in which case, any reference to “at the date of this Agreement” stated therein shall be deemed substituted with “at Completion”). Each Purchaser acknowledges that the Warranties are the only warranties given by the Seller and that the Warranties are given in lieu of all other representations and warranties however provided under any applicable provisions of Law.

9.2

Except in the case of fraud, each Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties and acknowledges that none of the Seller, any member of the Retained Group, any member of the Group or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

9.3	Each of the Warranties shall:

(A)

be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty; and

(B)

subject to Clause 9.4, exclude any matter or fact to the extent relating, directly or indirectly, to the OFS Activities, other than as provided pursuant to paragraph 18 of Schedule 4 (Warranties) and in the OFS Warranties.

9.4

Nothing in Clause 9.3(B) shall prevent the Purchasers from bringing a claim for breach of the Warranties at paragraph 4 of Schedule 4 (Warranties) as a result of financial information in relation to the Group’s trade business being inaccurate (including where such inaccuracy is caused by any inaccuracy in the information relating to the OFS Activities included in the Statutory Accounts, Group Accounts or Pro Forma Trade Accounts).

10.	PURCHASERS’ REMEDIES AND LIMITATIONS ON LIABILITY

10.1

No Purchaser shall be entitled to claim that any fact, matter or circumstance causes any of the Warranties (other than the Fundamental Warranties) to be breached if and to the extent that it has been Fairly Disclosed in the Disclosure Letter or in the documents or files in the Data Room or, in respect of the Selected Business Warranties repeated at Completion, in the Completion Disclosure Letter.

10.2

Subject to Completion having occurred and subject to the procedure, conditions and limitations set forth in this Clause 10 and Schedule 6 (Limitations on liability), the Seller hereby agrees to indemnify and hold harmless:

(A)

the Purchasers for any Loss (and for 100% of such Loss) suffered or incurred by the Purchasers, which would have not been suffered or incurred had the Fundamental Warranties been true and correct as at the date of this Agreement and as at Completion; and

(B)

the Company and/or any Subsidiary for any Loss (and for 100% of such Loss) suffered or incurred by the Company or that Subsidiary (as applicable) which would not have been suffered or incurred had the Warranties been true and correct as at the date of this Agreement and (in respect of the Selected Business Warranties only), as at Completion, provided that no liability shall attach to the Seller under Clause 10.2(A) or 10.2(B) by reason of any Loss suffered or incurred by: (i) any Purchaser to the extent that the same Loss has been recovered by the Company or any Subsidiary; or (ii) the Company or any Subsidiary to the extent that the same Loss has been recovered by any Purchaser, and accordingly the Purchasers, the Company and any Subsidiary may only recover once in respect of the same Loss. The Seller may satisfy its obligation under Clause 10.2(B) by making a cash capital contribution without issuance of shares (versamento in conto capitale) to the Company for an amount equal to 100% of the Loss (for the avoidance of doubt, calculated on an after-Tax basis) suffered or incurred by the Company or the relevant Subsidiary.

10.3

Subject to paragraph 2 of Schedule 1 (Indemnities) of the Disclosure Letter, no liability shall attach to the Seller in respect of any Seller Indemnification Obligation if and to the extent that the limitations set out in Schedule 6 (Limitations on liability) apply.

10.4

It is understood that, in relation to any Loss incurred by the Subsidiaries, only the portion of such losses corresponding to the percentage of the participation held, directly or indirectly, by the Company in such Subsidiaries as at the time such loss is alleged to have occurred shall be considered for the purposes of determining the amount the Seller is required to pay in connection with a Seller Indemnification Obligation.

10.5

The Seller Indemnification Obligations are the sole remedy available to the Purchasers in relation to the breach by the Seller of the Warranties and the Specific Indemnities and, therefore, it shall exclude any other right, action, remedy, defence, exception, claim or means of protection – provided by any applicable Law or otherwise – however available in relation to the breach by the Seller of any of the Warranties or in respect of the Specific Indemnities. In particular, but without limitation to the generality of the foregoing, no breach of any Warranty or Specific Indemnities will give rise to any right on the part of the Purchasers to rescind or terminate this Agreement in any manner whatsoever (including under Article 1467 of the Code, in which regard the parties agree and acknowledge that the remedies provided for therein shall not apply to this Agreement).

10.6

The parties hereby acknowledge and agree that the Warranties, Specific Indemnities and the Seller Indemnification Obligations are autonomous obligations and any right or remedy arising under this Agreement in connection with any inaccuracy, misrepresentation or breach of any Warranty, Specific Indemnities and/or the Seller Indemnification Obligations shall not be subject to the statute of limitation periods and forfeiture restrictions provided under Article 1495 of the Code.

11.	PURCHASER AND FARFETCH WARRANTIES

11.1	Subject to:

(A)	Clause 12, each Purchaser severally warrants in respect of itself only to the Seller and to each other Purchaser that, at the date of this Agreement and at Completion; and

(B)	Clause 13, Farfetch warrants in respect of itself only to the Seller that, at the date of this Agreement, at Completion and at the Deferred Consideration Payment Date,

each of the following warranties is true and accurate in all respects:

(i)	it is validly incorporated, in existence and duly registered under the Laws of its country of incorporation;

(ii)

it has obtained all necessary consents and has all requisite power and authority to enter into and perform this Agreement, the other Transaction Documents to which it is a party and any other agreement or arrangement required to be entered into by it pursuant to the Transaction Documents in accordance with their terms;

(iii)	this Agreement and the other Transaction Documents to which it is a party constitute (or shall constitute when executed) valid, legal and binding obligations on it in accordance with their terms;

(iv)

the execution and delivery of this Agreement and the other Transaction Documents to which it is a party by it and the performance of and compliance with their terms will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of it, any agreement or instrument to which it is a party or by which it is bound, or any Law, order or judgment that applies to or binds it or any of its property;

(v)

save in respect of the Regulatory Conditions, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Governmental Entity is required to be obtained, or made, by it to authorise the execution or performance of this Agreement and/or other Transaction Documents to which it is a party by it;

(vi)	no order has been made, no petition has been presented, no notice has been given, no meeting has been convened to consider a resolution and no resolution has been passed for its winding-up;

(vii)	no statutory moratorium is in force nor has any step been taken or procedure commenced with a view to entering into such moratorium in respect of it; and

(viii)	it is not unable to pay its debts as they fall due.

11.2	Subject to:

(A)	Clause 12, each Purchaser severally warrants in respect of itself only to the Seller and each other Purchaser that; and

(B)	Clause 13, Farfetch warrants in respect of itself only to the Seller that,

in each case, at the date of this Agreement:

(i)	neither it nor any of its Affiliates:

(a)

so far as it is aware, is, nor are any of their respective directors, employees, agents, representatives or any other person acting on its behalf, engaged (in such capacity) in any conduct, activity or omission which would constitute material non-compliance with, or an offence under, any Anti-Corruption Laws;

(b)

has: (i) made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any matter relating to non-compliance with or an offence under any Anti-Corruption Laws; or (ii) received written notice from any Governmental Entity in respect of such proceedings or investigations and, so far as it is aware, no such proceedings or investigations have been threatened in writing and there are no circumstances likely to give rise to any such proceedings or investigation;

(ii)	each of it and its Affiliates:

(a)

has maintained procedures which are designed to ensure compliance with Anti-Corruption Laws by each member of the Purchaser Group or the Farfetch Group (as applicable) and any of their respective directors, officers, employees, agents, representatives or any other person acting on their behalf; and

(b)	has for the past four (4) years:

I.	complied in all material respects with applicable Trade Control Laws and Sanctions;

II.	maintained in place and implemented controls and systems designed to ensure compliance with applicable Trade Control Laws and Sanctions;

III.	not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person; and

IV.

not been the whole or partial subject of investigations or enforcement actions by any Governmental Entity with respect to any actual or alleged violations of Trade Control Laws or Sanctions, and has not been notified in writing of any such pending or threatened actions.

(iii)	neither it nor any of its Affiliates is, nor, so far as it is aware, any shareholder, director, officer, or employee or agent of a Purchaser Group or the Farfetch Group (as applicable) is:

(a)	a Sanctioned Person; or

(b)	subject to debarment or any list-based designations under any Trade Control Laws; or

(c)

engaged in transactions, dealings, or activities that might reasonably be expected to cause such person or any member of the Purchaser Group or the Farfetch Group (as applicable) to become a Sanctioned Person.

11.3	Subject to Clause 12, each Purchaser (excluding FFH):

(A)

severally warrants in respect of itself only to the Seller and each other Purchaser that at the date of this Agreement and as at Completion that it has or will have (as applicable) immediately available funds on an unconditional basis to meet its obligations under the Transaction Documents; and

(B)

severally undertakes to the Seller that it will perform all obligations, and exercise all rights available to it, to ensure that the funds available to, or intended to be made available to, the Seller pursuant to this Agreement:

(i)

are made available and advanced to the Seller promptly in the manner contemplated by this Agreement, in cleared funds, and (in any event) in such time as to enable it to comply with its payment obligations under this Agreement; and

(ii)	shall continue to be available to the Purchaser until its payment obligations under this Agreement have been discharged in full.

11.4

Subject to Clause 13, Farfetch warrants to the Seller that each of the Farfetch Warranties is true and correct in all respects at the date of this Agreement and that the Fundamental Farfetch Warranties are true and correct in all respects as at the date of Completion and as at the Deferred Consideration Payment Date.

11.5

The Seller and each Purchaser acknowledges that the Purchaser Warranties and the Farfetch Warranties are the only warranties given by each other Purchaser (in respect of itself only) and Farfetch respectively and that the Purchaser Warranties and the Farfetch Warranties are given in lieu of all other representations and warranties however provided under any applicable provisions of Law.

11.6

Except in the case of fraud, the Seller and each Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Purchaser Warranties and the Farfetch Warranties and acknowledges that none of the Purchasers, Farfetch, any member of the Purchaser Group or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

11.7

Each of the Purchaser Warranties and Farfetch Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Purchaser Warranty or Farfetch Warranty (as applicable).

12.	SELLER’S REMEDIES AND LIMITATIONS ON LIABILITY – PURCHASER WARRANTIES

12.1

Neither the Seller nor any Purchaser shall be entitled to claim that any fact, matter or circumstance causes any of the Purchaser Warranties (other than the Purchaser Fundamental Warranties) to be breached in respect of that Purchaser if and to the extent that it has been Fairly Disclosed in the Purchaser Disclosure Letter of that Purchaser, to the extent relating to matters occurring on or prior to the date of this Agreement.

12.2

Subject to Completion having occurred and subject to the procedure, conditions and limitations set forth in Schedule 6 (Limitations on liability) and the provisions of this Clause 12, each Purchaser hereby severally agrees to, indemnify and hold the Seller and each other Purchaser harmless for any Loss (and for 100% of such Loss) in respect of a claim pursuant Clauses 11.1 to 11.3 suffered or incurred by the Seller or any such other Purchaser respectively which would have not been otherwise suffered or incurred had the warranties in respect of such Purchaser in Clauses 11.1 to 11.3 been true and correct as at the date of this Agreement (and, in respect of the Fundamental Purchaser Warranties only, as at the date of Completion) (in respect of each Purchaser, the “Purchaser Indemnification Obligations”).

12.3

No liability shall attach to a Purchaser in respect of any Purchaser Indemnification Obligation if and to the extent that the limitations set out in Schedule 6 (Limitations on liability) apply to that Purchaser.

12.4

The Purchaser Indemnification Obligations are the sole remedy available to the Seller and each Purchaser in relation to the breach by any other Purchaser of the Purchaser Warranties (excluding the Warranties at Clause 11.3) and, therefore, it shall exclude any other right, action, remedy, defence, exception, claim or means of protection – provided by any applicable Law or otherwise – however available in relation to the breach by such other Purchaser of any of the Purchaser Warranties in respect of it. In particular, but without limitation to the generality of the foregoing, no breach of any such Purchaser Warranty will give rise to any right on the part of the Seller or any Purchaser to rescind or terminate this Agreement in any manner whatsoever (including under Article 1467 of the Code, in which regard the parties agree and acknowledge that the remedies provided for therein shall not apply to this Agreement).

12.5

The parties hereby acknowledge and agree that the Purchaser Warranties and the Purchaser Indemnification Obligations are autonomous obligations and any right or remedy arising under this Agreement in connection with any inaccuracy, misrepresentation or breach of any Purchaser Warranty and/or the Purchaser Indemnification Obligations shall not be subject to the statute of limitation periods and forfeiture restrictions provided under Article 1495 of the Code.

13.	SELLER’S REMEDIES AND LIMITATIONS ON LIABILITY – FARFETCH WARRANTIES

13.1

The Seller shall not be entitled to claim that any fact, matter or circumstance causes any of the Farfetch Warranties (other than the Fundamental Farfetch Warranties) to be breached if and to the extent that it has been Fairly Disclosed in the Farfetch Disclosure Letter, to the extent relating to matters occurring on or prior to the date of this Agreement.

13.2

Subject to Completion having occurred and subject to the procedure, conditions and limitations set forth in Schedule 6 (Limitations on liability) and the provisions of this Clause 13, Farfetch hereby agrees to, indemnify and hold the Seller harmless for any Loss (and for 100% of such Loss) suffered or incurred by the Seller which would have not been otherwise suffered or incurred had the Farfetch Warranties been true and correct as at the date of this Agreement (and, in respect of the Fundamental Farfetch Warranties only, as at the date of Completion and as at the Deferred Consideration Payment Date) (the “Farfetch Indemnification Obligations”).

13.3	No liability shall attach to Farfetch in respect of claims under the Farfetch Warranties if and to the extent that the limitations set out in Schedule 6 (Limitations on liability) apply.

13.4

The Farfetch Indemnification Obligations are the sole remedy available to the Seller in relation to the breach by Farfetch of the Farfetch Warranties and, therefore, it shall exclude any other right, action, remedy, defence, exception, claim or means of protection – provided by any applicable Law or otherwise – however available in relation to the breach by Farfetch of any of the Farfetch Warranties. In particular, but without limitation to the generality of the foregoing, no breach of any Farfetch Warranty will give rise to any right on the part of the Seller to rescind or terminate this Agreement in any manner whatsoever (including under Article 1467 of the Code, in which regard the parties agree and acknowledge that the remedies provided for therein shall not apply to this Agreement).

13.5

The parties hereby acknowledge and agree that the Farfetch Warranties and the Farfetch Indemnification Obligations are autonomous obligations and any right or remedy arising under this Agreement in connection with any inaccuracy, misrepresentation or breach of any Farfetch Warranty and/or the Farfetch Indemnification Obligations shall not be subject to the statute of limitation periods and forfeiture restrictions provided under Article 1495 of the Code.

14.	INDEMNITIES

14.1

Subject to Completion having occurred and to the terms of Clauses 10.3, 10.5 and 10.6 and Schedule 1 (Indemnities) of the Disclosure Letter, the Seller undertakes to indemnify the Company in respect of the Specific Indemnities on the basis set out in Schedule 1 (Indemnities) of the Disclosure Letter. The Seller may satisfy its obligation under this Clause 14 by making a cash capital contribution without issuance of shares (versamento in conto capitale) to the Company for the amount(s) to be indemnified in respect of the Specific Indemnities (for the avoidance of doubt, calculated on an after-Tax basis).

14.2

The parties agree that the obligations of the Seller under this Clause 14 shall be valid and enforceable against the Seller irrespective of any element or circumstance that any Purchaser or any of its Representatives may have become aware of from the negotiations of this Agreement and/or from the documents or files in the Data Room and/or from the Disclosure Letter and/or from any communication by, or discussion with, the Seller or any of its Representatives (including, for the avoidance of doubt, irrespective of any element or circumstance Fairly Disclosed in the Disclosure Letter or in this Agreement).

15.	EFFECT OF COMPLETION

Subject to Clause 21, and without prejudice to paragraph 2 of Part C of Schedule 2 (Completion arrangements), any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion or the Deferred Consideration Payment Date (as applicable) and all Warranties, Purchaser Warranties and Farfetch Warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion or the Deferred Consideration Payment Date (as applicable).

16.	REMEDIES AND WAIVERS

16.1

Except as provided in Schedule 6 (Limitations on liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

16.2

Except as provided in Schedule 6 (Limitations on liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

17.	ASSIGNMENT AND SUBSTITUTION

17.1

Subject to Clauses 17.2 and 17.3, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

17.2

The Seller may at any time assign and/or transfer all or any part of the benefit of, or its rights or benefits under, the Farfetch Warranties and the Purchaser Warranties (together with any causes of action arising in connection with any of them) to any other member of the Retained Group, provided that the liability of the Farfetch Group and each Purchaser under this Agreement shall be limited to the amount for which the Farfetch Group or the relevant Purchaser (as the case may be) would have been liable under this Agreement had no such assignment and/or transfer occurred.

17.3

Each Purchaser may at any time assign and/or transfer all or any part of the benefit of, or their respective rights or benefits under, the Warranties and the Specific Indemnities (together with any causes of action arising in connection with any of them) to its Affiliates, provided that the liability of the Seller under this Agreement shall be limited to the amount for which the Seller would have been liable under this Agreement had no such assignment and/or transfer occurred.

17.4

The parties agree that, at any time from the date of this Agreement until the earlier of the date falling: (i) 12 months from the date of this Agreement; and (ii) 10 Business Days prior to Completion, Symphony may elect pursuant to article 1401 of the Italian Civil Code (by giving notice in writing to the Seller with a copy to Farfetch) to appoint an Affiliate of Symphony to act as Purchaser in place of Symphony (the “Symphony Nominee” and the “Substitution”). Symphony may only exercise its rights under this Clause 17.4 once.

17.5

In the event of an election being made under Clause 17.4, Symphony shall procure that the Symphony Nominee enters into, and delivers to the Seller, a Deed of Adherence which shall include the following definitions: (A) “Confidentiality Agreement” shall have the details set out in this Agreement in respect of Northeastern Investment Limited; (B) “Purchaser Group” shall set out the name of the Symphony Nominee; and (C) for the purpose of the actual knowledge of the Symphony Nominee, shall state those individuals named in respect of Symphony in this Agreement at paragraph 6.2(A)(ii) of Schedule 6 (Limitations on liability).

17.6	Each party agrees that, upon execution by a Symphony Nominee of a Deed of Adherence for the purpose of this Clause and delivery thereof to the Seller:

(A)	Symphony shall have no further rights and obligations under this Agreement (without prejudice to accrued rights and obligations prior to the date of execution and delivery);

(B)

this Agreement shall be deemed to incorporate the revised definitions of Confidentiality Agreement, Purchaser Group and Purchaser Disclosure Letter in accordance with the terms of the Deed of Adherence;

(C)

the Symphony Nominee shall have the rights and obligations under this Agreement as if it were “Symphony” in its capacity as a Purchaser (and thereby a “party” hereto), save that the Symphony Nominee shall have no rights under Clause 17.4;

(D)	the Symphony Nominee shall be deemed to give the Purchaser Warranties in respect of itself as at the date of the Deed of Adherence executed by it; and

(E)

the benefit of this Agreement (including the Seller Indemnification Obligations and Purchaser Indemnification Obligations) shall extend to the Symphony Nominee from the date of this Agreement as if such Symphony Nominee had entered into the Agreement as a “Purchaser” on the date hereof.

17.7	Each party agrees to:

(A)	execute any amendments to this Agreement as are reasonably required to give effect to the provisions of this Clause and any Substitution hereunder;

(B)

as soon as reasonably practicable after the date of a duly executed Deed of Adherence for the purpose of Substitution (and in any event prior to Completion), make such amendments to the Shareholders’ Agreement and the Articles as are reasonably required to reflect the outcome of any Substitution; and

(C)	execute a Deed of Adherence with any Symphony Nominee for the purposes of acknowledging the provisions therein.

17.8	This Agreement shall be binding on and ensure for the benefit of the successors and permitted assignees of each of the parties.

18.	FURTHER ASSURANCE

Insofar as it is able to do so after Completion:

(A)

the Seller shall, on being required to do so by the Purchasers, do or procure the doing of all acts and/or execute or procure the execution of all documents as the Purchasers may reasonably consider necessary for vesting the Sale Shares in the Purchasers in accordance with the terms of this Agreement; and

(B)

Farfetch shall, on being required to do so by the Seller, do or procure the doing of all acts and/or execute or procure the execution of all documents as the Seller may reasonably consider necessary for vesting the Consideration Shares in the Seller (or such other member of the Retained Group as the Seller may direct) in accordance with the terms of this Agreement.

19.	ENTIRE AGREEMENT

19.1

The Transaction Documents and any duly executed Deeds of Adherence constitute the whole and only agreement between the parties relating to the sale and purchase of the Sale Shares, to the extent applicable to each party. The parties hereby acknowledge that this Agreement is a wagering agreement (contratto aleatorio) for the purposes of Article 1469 of the Code and, accordingly, each party hereby acknowledges and agrees that the remedy provided for by Articles 1448 and 1467 of the Code is hereby expressly excluded and shall not apply to this Agreement.

19.2	Each party acknowledges and agrees that:

(A)	in entering into the Transaction Documents or a Deed of Adherence it is not relying upon any pre-contractual statement which is not expressly repeated in this Agreement and the Transaction Documents;

(B)

it shall have no right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is expressly repeated in this Agreement or any other Transaction Document;

(C)	except as otherwise expressly provided for in the Transaction Documents:

(i)	it will not be entitled to terminate or rescind this Agreement (whether before or after Completion); and

(ii)

its only right or remedy: (a) whether before or after Completion, in respect of a breach of Warranty; or (b) on or after Completion, in connection with any other provision of the Transaction Documents, shall be to seek damages to the exclusion of all other rights and remedies (including, for the avoidance of doubt, any right to rescind or terminate this Agreement in any manner whatsoever); and

(D)	nothing in this Clause 19.2 shall exclude or limit any liability for fraud.

19.3

For the purposes of this Clause 19, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents made or given by any person at any time prior to the date of this Agreement.

19.4

If there is any conflict between the terms of this Agreement and any other Transaction Documents (including, for the avoidance of doubt, the Completion Steps Plan), this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Retained Group on the one hand and any members of each Purchaser Group on the other).

19.5

Subject to Schedule 13 (Syndication), this Agreement may only be varied in writing signed by each of the parties. For this purpose, a variation to this Agreement shall include any addition, deletion, supplement or replacement, howsoever effected.

20.	NOTICES

20.1	Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided:

(A)	be in writing in the English language;

(B)	addressed as provided in Clause 20.2; and

(C)

be effective upon receipt by the addressee (either by hand-delivery, delivery by a postal service or an agent of an internationally recognised courier service or, in the case of notice by e-mail, on the day on which such e-mail is despatched subject to confirmation of delivery by a delivery receipt (provided that any notice by email despatched outside Working Hours shall be deemed given at the start of the next period of Working Hours)).

20.2

Notices under this Agreement shall be sent for the attention of the person and to the address, or e-mail address, subject to Clause 20.3, as set out: (A) in respect of the Seller and Farfetch, below; and (B) in respect of each Purchaser, as set out in column (7) of the Purchaser Schedule:

For the Seller:

Name:	Richemont Italia Holding S.p.A

For the attention of:	Group CFO and Group General Counsel

Address:	Chemin de la Chênaie 50, 1293 Bellevue; Switzerland

E-mail address:	[***]

with a copy (which shall not constitute notice) to:

Name:	Slaughter and May

For the attention of:	[***]

Address:	Slaughter and May, One Bunhill Row, London, EC1Y 8YY, United Kingdom

E-mail address:	[***]

For Farfetch:

Name:	Farfetch Limited

For the attention of:	[***]

Address:	The Bower, 4th Floor, 211 Old Street, London, EC1V, United Kingdom
E-mail address:	[***]

with a copy (which shall not constitute notice) to:

Name:	Latham & Watkins (London) LLP

For the attention of:	[***]

Address:	99 Bishopsgate, London, EC2M 3XF, United Kingdom

E-mail address:	[***]

20.3

Any party to this Agreement may notify the other parties of any change to its address or other details specified in Clause 20.2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

21.	ANNOUNCEMENTS AND CONFIDENTIALITY

21.1

No announcement concerning the sale or acquisition of the Sale Shares or any ancillary matter shall be made by any party without the prior written approval of the Seller and the Purchasers to which the information relates, such approval not to be unreasonably withheld or delayed. This Clause 21.1 does not apply in the circumstances described in Clause 21.2.

21.2

A party may, after consultation with the other parties, make an announcement concerning the sale or acquisition of the Sale Shares or any ancillary matter if required by applicable law or any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject, wherever situated, whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of the announcement with the other party before making the announcement.

21.3	Subject to Clauses 21.1, 21.2 and 21.4:

(A)	each party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into or performing the Transaction Documents which relates to:

(i)	the provisions of the Transaction Documents; or

(ii)	the negotiations relating to the Transaction Documents;

(B)

each Purchaser shall treat, and shall procure that each member of that Purchaser Group shall treat, as confidential and not disclose or use any information concerning any member of the Retained Group (including, prior to Completion, the Group) obtained or received as a result of the negotiation and entering into of the Transaction Documents; and

(C)

the Seller shall treat, and shall procure that each member of the Retained Group shall treat, as confidential and not disclose or use any information obtained or received concerning any member of the Purchaser Groups as a result of the negotiation and entering into of the Transaction Documents.

21.4

Notwithstanding the provisions of Clause 21.3, a party may disclose any such confidential information to its Affiliates or to a potential Permitted Purchaser (provided such Permitted Purchaser has first entered into a confidentiality agreement on customary terms in favour of each of the Retained Group and the Farfetch Group) for the purpose of Schedule 13 (Syndication), or may disclose or use any such confidential information if and to the extent:

(A)	required by applicable law of any relevant jurisdiction or for the purposes of any judicial proceedings;

(B)

required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject wherever situated, whether or not the requirement for information has the force of law;

(C)	such disclosure is made by sharing such information on a confidential basis with a Tax Authority in the course of dealing with its Tax affairs or the Tax affairs of any member of its group;

(D)	required to vest the full benefit of any Transaction Document in that party (and, in respect of the MIP Term Sheet, in the participants in the Management Incentive Plan);

(E)	the disclosure is made to the professional advisers, auditors and bankers of that party on a need to know basis and provided they have a duty to keep such information confidential;

(F)	the information has come into the public domain through no fault of that party; or

(G)	the other parties has given prior written consent to the disclosure.

Provided that any such information disclosed pursuant to Clause 21.4(A), (B) or (C) shall be disclosed (where not otherwise prohibited by applicable law or regulation) only after notice has been given to the other parties of such requirement with a view to providing the other parties with the opportunity to contest such disclosure or use or otherwise agreeing the content and timing of such disclosure.

21.5

The Confidentiality Agreements shall continue in full force and effect notwithstanding execution of this Agreement and shall terminate on Completion without prejudice to any accrued rights and liabilities.

21.6	The restrictions contained in this Clause 21 shall continue to apply after Completion or the termination of this Agreement without limit in time.

22.	COSTS AND EXPENSES, VAT AND STAMP TAXES

22.1

Except as otherwise stated in this Agreement or the other Transaction Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Sale Shares and the preparation, execution and carrying into effect of this Agreement, the other Transaction Documents and all other documents referred to in this Agreement.

22.2

If anything done under this Agreement constitutes a supply of goods or services by a party (or a member of its group for VAT purposes) (the “Supplier”) to another party (the “Recipient”) in respect of which the Supplier (or a member of its group for VAT purposes) is liable to account for VAT to any Tax Authority, the Recipient shall pay to such Supplier (in addition to any other amounts payable under this Agreement) an amount equal to any VAT for which such Supplier (or a member of its group for VAT purposes) is liable to account to such Tax Authority on the supply against delivery by the Supplier to the Recipient of a valid VAT invoice or equivalent documentation required for a respective Tax in line with that country’s local requirements.

22.3

Each Purchaser shall bear: (A) each themselves, any stamp duty, stamp duty reserve tax or other transfer Taxes or registration duties arising in respect of the transfer of the Sale Shares to such Purchaser (including on, or in relation to, any instruments effecting such transfer or any agreement to such transfer); and (B) in their Relevant Percentage the amount of any such Taxes insofar as they arise in relation to any other matters contemplated or effected by the Transaction Documents, and each Purchaser shall indemnify and hold harmless the Seller and any member of the Retained Group accordingly. For the avoidance of doubt, a transfer Tax does not include any Tax assessable on the Seller by reference to any profit or gain made by it on the disposal of the Sale Shares.

22.4

Farfetch shall bear any stamp duty, stamp duty reserve tax or registration duty (or similar Tax) arising in respect of the issue and allotment of the Tranche 1 Consideration Shares, the Tranche 2 Consideration Shares and the Tranche 3 Consideration Shares to the Seller and Farfetch shall indemnify and hold harmless the Seller and any member of the Retained Group accordingly.

23.	COUNTERPARTS

23.1	This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts.

23.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

23.3	Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

24.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

25.	CHOICE OF GOVERNING LAW

This Agreement is to be governed by and construed in accordance with Italian Law. Any matter, claim or dispute arising out of or in connection with this Agreement is to be governed by and determined in accordance with Italian Law.

26.	ARBITRATION

26.1

Any dispute arising out of or in connection with this Agreement between all or any of the parties hereto, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally settled exclusively by arbitration. The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be Milan. The arbitral tribunal may hold hearings and meetings by any means it considers expedient or appropriate and at any location it considers convenient or appropriate. The arbitration shall be conducted in the English language.

26.2	The arbitral tribunal shall consist of three arbitrators, appointed in accordance with the above mentioned Rules of Arbitration of the ICC.

26.3	The arbitration shall be rituale and the arbitrators shall decide in accordance with the Law (secondo diritto).

26.4

The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards or procedural orders) shall not be disclosed beyond the arbitral tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any quotation system or stock exchange on which the disclosing party’s shares are listed or applicable Laws.

26.5

All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in euro (€) and free from any deduction or withholding for, or on account of Taxes, unless such deduction or withholding is required by Law. If any such deduction or withholding is so required, the payor shall pay to the recipient such sum as will, after the deduction or withholding has been made, leave the recipient with the same amount as the recipient would have received had no deduction or withholding been made. To the extent that the recipient is entitled to any credit or repayment in respect of any Taxes so deducted or withheld, it shall (if so requested by the payor) use all reasonable endeavours to obtain such credit or repayment and shall account to the payor for the lesser of: (i) the amount of the cash benefit yielded by such credit or repayment (net of any costs of obtaining or receiving the same); and (ii) an amount equal to that by which the payment was increased by virtue of the preceding sentence.

26.6

Notwithstanding this Clause 26, the parties hereby submit to the exclusive jurisdiction of the court of Milan (Italy) any legal suit, action or proceeding in connection with this Agreement which may not be settled or resolved by arbitration.

27.	LANGUAGE

27.1	Each notice, demand, request, statement, instrument, certificate, or other communication under or in connection with this Agreement shall be:

(A)	in English; or

(B)	if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

27.2	The receiving party or its agent (as appropriate) shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to Clause 27.1(B).

***

Should you agree with the above Proposal, please send back a copy of this Share Purchase Agreement duly signed by you, along with a complete set of its Schedules and Attachments, as unconditional and full acceptance of all terms and provisions provided therein.

Yours faithfully,

SIGNED by STEFANO CORRADO and	)	/s/ Stefano Corrado
)
CÉDRIC BOSSERT acting for and on behalf	)	(Authorised signatory)
of RICHEMONT ITALIA HOLDING S.P.A.	)	/s/ Cédric Bossert
)
	)	(Authorised signatory)
)

For acceptance.

Yours faithfully,

SIGNED by ELLIOT JORDAN for and on	)	/s/ Elliot Jordan
behalf of FARFETCH HOLDINGS PLC	)
	)	(Authorised signatory)
SIGNED by JOSÉ NEVES for and on	)	/s/ José Neves
behalf of FARFETCH LIMITED	)
	)	(Authorised signatory)
SIGNED by MR. MOHAMED ALABBAR for	)	/s/ Mr. Mohamed Alabbar
and on behalf of SYMPHONY GLOBAL	)	(Authorised signatory)
LLC	)

Schedule 1

(Purchaser Schedule)

(1) Purchaser	(2) Percentage of Company Share capital	(3) Percentage of Sale Shares (the Relevant Percentage)	(4) Number of Shares	(5) Cash Consideration (US$)	(6) Class of share in the Company to be converted into at Completion (each as defined in the Articles)	(7) Notice details
FFH	47.500%	93.772%	65,749,852	n/a	B Share

Name: Farfetch Holdings Plc

For the attention of: [***]

Address: The Bower, 4th Floor, 211 Old

Street, London, EC1V, United Kingdom

E-mail address: [***]

with a copy (which shall not constitute notice) to:

Name: Latham & Watkins (London) LLP

For the attention of: [***]

Address:99 Bishopsgate, London, EC2M 3XF,

United Kingdom

E-mail address: [***]

(1) Purchaser	(2) Percentage of Company Share capital	(3) Percentage of Sale Shares (the Relevant Percentage)	(4) Number of Shares	(5) Cash Consideration (US$)	(6) Class of share in the Company to be converted into at Completion (each as defined in the Articles)	(7) Notice details
Symphony	3.155%	6.228%	4,367,174	An amount in USD equal to the consideration payable under the Alabbar Share Purchase Agreement	C Share	Name: Symphony Global LLC For the attention of: [***] Address: Warehouse Number 011 owned by Dubai Properties Establishment Al Quoz Industrial III, Dubai, UAE PO Box 9421 E-mail address: [***]
Total	100 (including the Seller’s Shares)%	50.655%	70,117,026 (excluding the Seller’s Shares) 138,420,741 (including the Seller’s Shares)	An amount in USD equal to the consideration payable under the Alabbar Share Purchase Agreement plus, to the extent a Permitted Purchaser adheres to this Agreement, the Cash Consideration of such Purchaser(s)	n/a	n/a

Schedule 2

(Completion arrangements)

Part A

(The Seller’s obligations)

Prior to or at Completion, the Seller shall:

1.

execute and deliver to each Purchaser any document and instrument as may be necessary under Article 2355 of the Italian Civil Code and other provisions of applicable Laws to transfer to each Purchaser good and marketable title to the Sale Shares set out against that Purchaser’s name in column (4) of the Purchaser Schedule free from any Encumbrance;

2.	deliver to each Purchaser:

(A)	a copy of the Shareholders’ Agreement duly executed by the Seller and the Company; and

(B)	a copy of the Facility Agreement duly executed by the Seller and the Company;

3.	make available to each Purchaser at the registered office of the Company or relevant member of the Group:

(A)	the statutory books (which shall be written up to but not including the Completion Date) of each member of the Group; and

(B)

a copy of the minutes of a duly held meeting of the directors of the Seller authorising the execution by the Seller of each of the Transaction Documents and any other documents referred to in this Agreement to which it is a party;

4.	deliver to Farfetch a copy of the Demand Rights Registration Agreement duly executed by it;

5.	cause each director of the Company (the “Resigning Directors”) and use reasonable endeavours to cause the statutory auditors (the “Resigning Statutory Auditors”) to:

(A)	tender their resignation from their respective office, in each case with effect from the close of the shareholders’ meeting at Part B paragraph 4 of this Schedule 2 (Completion arrangements) below;

(B)

deliver to the relevant member of the Group an acknowledgement that, except for any unpaid compensation due up to the Completion Date, each Resigning Director and Resigning Statutory Auditor has no claim against any member of the Group for breach of contract, unpaid compensation, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever; and

(C)	participate in the shareholders’ meeting at Part B paragraph 4 of this Schedule 2 (Completion arrangements) below.

Part B

(Purchasers’ and Farfetch’s obligations)

Farfetch’s obligations

1.	Farfetch shall:

(A)	at Completion:

(i)

allot and issue, on behalf of FFH and in discharge of its payment obligations, the Tranche 1 Consideration Shares and the Tranche 2 Consideration Shares to the Seller (or such other member of the Retained Group as the Seller may direct under Clause 5.1(A)), each credited as fully paid, with the same rights and ranking pari passu in all respects with the existing Farfetch Shares including the right to receive all dividends, distributions or any return of capital declared, paid or made by Farfetch on or after Completion;

(ii)

deliver to the Seller a copy of a written instruction letter as, and in the form, required by the transfer agent from Farfetch to Farfetch’s transfer agent directing the transfer agent to record the legal and beneficial ownership of the Tranche 1 Consideration Shares and Tranche 2 Consideration Shares issued hereunder by Farfetch in the name of the Seller (or such person as the Seller may direct under Clause 5.1(A)) in the register of members; and

(iii)

for and on behalf of FFH, pay or cause to be paid any stamp, transfer, notarial or similar duties, registration fees, registration charges and Taxes, including any financial transaction tax, however due for the transfer to FFH of the relevant Sale Shares acquired by it; and

(B)	prior to or at Completion deliver to the Seller:

(i)

such waivers or consents as the Seller may require to enable the Seller or its nominees to be registered as the legal and beneficial holder of the Tranche 1 Consideration Shares and Tranche 2 Consideration Shares at Completion;

(ii)

a copy of either written resolutions or resolutions of a duly held meeting of the directors of Farfetch authorising the issue and allotment to the Seller (or such other member of the Retained Group as the Seller may direct under Clause 5.1(A)) of the Tranche 1 Consideration Shares and Tranche 2 Consideration Shares, and the entry of the name of the Seller or its nominees in the register of members of Farfetch as the holder of the Tranche 1 Consideration Shares and Tranche 2 Consideration Shares at Completion and authorising the execution by Farfetch of each of the Transaction Documents and any other documents referred to in this Agreement to which it is a party;

(iii)	a copy of the Demand Rights Registration Agreement duly executed by Farfetch; and

(iv)	a copy of the Shareholders’ Agreement duly executed by Farfetch.

Purchasers’ obligations

2.	At Completion:

(A)	each Purchaser shall deliver to the Seller:

(i)

a copy of the resolution of the directors of that Purchaser authorising the execution by that Purchaser of each of the Transaction Documents and any other documents referred to in this Agreement to which it is a party; and

(ii)	a copy of the Shareholders’ Agreement duly executed by that Purchaser; and

(B)	each Purchaser (excluding FFH) shall pay:

(i)	its respective portion of the Cash Consideration by electronic funds transfer to the Seller Bank Account; and

(ii)

(or cause to be paid) any stamp, transfer, notarial or similar duties, registration fees, registration charges and Taxes, including any financial transaction tax, however due for the transfer to such Purchaser of the relevant Sale Shares acquired by such Purchaser.

3.	Prior to or at Completion, each Purchaser shall:

(A)

execute and deliver to the Seller any document and instrument as may be necessary under Article 2355 of the Italian Civil Code and other provisions of applicable Laws to transfer to that Purchaser good and marketable title to the Sale Shares set out against that Purchaser’s name in column (4) of the Purchaser Schedule free from any Encumbrance; and

(B)

deliver to the Seller a written undertaking to the Resigning Directors and Resigning Statutory Auditors: (i) not to, and exercise its respective rights as shareholder so that the Company and the Subsidiaries after Completion do not, make or bring any claim, action, suit or litigation (including, as applicable, under Articles 2393, 2393-bis, 2395, 2476 and/or 2407 of the Italian Civil Code or any other similar provision of applicable foreign Law) against the Resigning Directors or Resigning Statutory Auditors in connection with the Resigning Directors or Resigning Statutory Auditors office and activities as directors or statutory auditors of the Company until the Completion Date; and (ii) to indemnify and hold harmless (pro-rata based on its respective shareholding in the Company) each of the

Resigning Directors and Resigning Statutory Auditors against any liabilities incurred in connection with any claim, action or suit advanced or made by the relevant Purchaser and its Affiliates or a member of the Purchaser Group or the Company and its Subsidiaries (to the extent such claim, action or suit is approved by the relevant Purchaser or its Affiliates including in its capacity as shareholder of the Company) in connection with such Resigning Directors or Resigning Statutory Auditors office and activities as directors or statutory auditors of the Company until the Completion Date, in all cases except for fraud (“dolo”) (the “Resignation Undertaking”).

Other Obligations

4.

Each Purchaser and the Seller shall cause a shareholders’ meeting of the Company to be validly held with the Seller and each Purchaser present (in person or by proxy) and a majority of the Resigning Directors and Statutory Auditors present (in person) to:

(A)

acknowledge the occurrence of the Completion and, therefore, the entry into force of the Articles and approve the conversion of the Shares into, in respect of the Seller, A Shares (as defined in the Articles) and, in respect of each Purchaser, the classes of shares in the Company set out against that Purchaser’s name in column (6) of the Purchaser Schedule (and any other classes of shares in the Company as shall be required to give effect to the Management Incentive Plan in accordance with Clause 4.14);

(B)	appoint new directors and statutory auditors of the Company in accordance with the Shareholders’ Agreement;

(C)	approve the entry by the Company into the Shareholders’ Agreement;

(D)

approve a resolution not to, and to cause the Company and the Subsidiaries after Completion not to, make or bring any claim, action, suit or litigation (including, as applicable, under Article 2393 of the Italian Civil Code) against the Resigning Directors and Resigning Statutory Auditors in relation to any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors of the Company up to the Completion Date, except in case of fraud (“dolo”); and

(E)

give effect to and implement the Management Incentive Plan and any related actions (including the issue and allotment of any shares thereunder) and documentation (including any service contracts) to be entered into between the Company and participants in the Management Incentive Plan, to the extent agreed between Farfetch and the Seller to take effect at Completion under Clause 4.14.

5.	Each party shall procure the actions set out in Clause 8 and in the Completion Steps Plan to occur.

6.

Each Purchaser and the Seller shall cause a board of directors’ meeting of the Company to be validly held (with the attendance of all directors and statutory auditors respectively appointed by the same under the Shareholders’ Agreement) in order to approve the execution by the Company of the Transaction Documents to which the Company is a party to and to be entered into on Completion pursuant to this Agreement.

Part C

(General)

1.	One transaction

(A)

All actions and transactions set forth in this Schedule 2 (Completion arrangements) shall be regarded as one and a single transaction so that such actions and transactions shall be deemed to occur simultaneously, and no such action or transaction shall be deemed to have been consummated until all such transactions have been consummated.

(B)

If any action or transaction provided for by this Schedule 2 (Completion arrangements) is not fulfilled in full compliance with this Schedule 2 (Completion arrangements), at the option of the party having interest to the fulfilment or proper execution of such action or transaction:

(i)

such party shall be entitled to refuse to fulfil its obligations unless and until all the other actions and transactions under this Schedule 2 (Completion arrangements) shall have taken place as provided in this Agreement; and

(ii)

to the maximum extent possible, any and all the other actions and transactions performed in the context of the Completion shall be unwound and reversed back so as to reconstitute the original status quo.

2.	Absence of amendments

The performance of the actions under this Schedule 2 (Completion arrangements) shall constitute mere performance of this Agreement and shall not affect, be deemed a waiver of or to and/or amend the provisions of this Agreement and/or any rights and obligations of the parties under this Agreement, which shall remain effective as stated herein also after the Completion without any requirement for the parties to reiterate or otherwise confirm their commitment with respect thereto.

Schedule 3

(Deferred Consideration Payment Date arrangements)

1.	Farfetch shall:

(A)	prior to the Deferred Consideration Payment Date:

(i)

procure that the Tranche 3 Consideration Shares are approved for listing on the New York Stock Exchange (to the extent Farfetch Shares are traded on the New York Stock Exchange as at the Deferred Consideration Payment Date) and/or any other recognised stock exchange on which Farfetch Shares are traded as at the Deferred Consideration Payment Date, subject only to official notice of issuance (or any such equivalent condition in respect of any other recognised stock exchange on which Farfetch Shares are traded as at the Deferred Consideration Payment Date); and

(ii)	deliver to the Seller:

(a)

such waivers or consents as the Seller may require to enable the Seller or its nominees to be registered as the legal and beneficial holder of the Tranche 3 Consideration Shares at the Deferred Consideration Payment Date; and

(b)

a copy of either written resolutions or resolutions of a duly held meeting of the directors of Farfetch authorising the issue and allotment to the Seller (or such other member of the Retained Group as the Seller may direct under Clause 5.1(A)(ii)) of the Tranche 3 Consideration Shares, and the entry of the name of the Seller or its nominees in the register of members of Farfetch as the holder of the Tranche 3 Consideration Shares at the Deferred Consideration Payment Date.

(B)	at the Deferred Consideration Payment Date:

(i)

(a)

allot and issue, on behalf of FFH and in discharge of its payment obligations, the Tranche 3 Consideration Shares to the Seller (or such other member of the Retained Group as the Seller may direct under Clause 5.1(A)(ii)), each credited as fully paid, with the same rights and ranking pari passu in all respects with the existing Farfetch Shares including the right to receive all dividends, distributions or any return of capital declared, paid or made by Farfetch on or after the Deferred Consideration Payment Date; and

(b)

deliver to the Seller a copy of a written instruction letter as, and in the form, required by the transfer agent from Farfetch to Farfetch’s transfer agent directing the transfer agent to record the legal and beneficial ownership of the Tranche 3 Consideration Shares issued hereunder by Farfetch in the name of the Seller (or such person as the Seller may direct under Clause 5.1(A)) in the register of members; or

(ii)

if, pursuant to Clause 7.4, the Seller is to receive the consideration to be paid under Clause 5.1(A)(ii) entirely in cash, Farfetch shall procure, on behalf of FFH, the payment of US$250,000,000 to the Seller (or such other member of the Retained Group as the Seller may direct under Clause 5.1(A)(ii)) in immediately available funds by bankers’ draft for value (or in such other manner as may be agreed in writing by Farfetch and the Seller):

(a)	in the case of Clause 7.4(A), on the Deferred Consideration Payment Date; or

(b)	in the case of Clause 7.4(B), by the date falling 12 months from the Deferred Consideration Payment Date.

Schedule 4

(Warranties)

In this Schedule, in addition to the definitions set out in Clause 1.1:

“Accounts Date”	means 31 March 2022;

“Benefit Plan”	means any incentive, bonus, deferred or variable remuneration, commission, pension, sick pay, health, medical, disability, retention, termination, redundancy, severance, change in control, equity-based compensation and other written plan, policy, agreement or arrangement providing compensation or benefits to any Employee or former Employee (or to any dependent or beneficiary thereof), including the YNAP Retention Plans, but excluding, for the avoidance of doubt, any Labour Agreement;

“Contractor”	means any person who is not an Employee but who provides services to any member of the Group as a self-employed consultant or an independent contractor or indirectly through a personal service company;

“Data Protection Law”	means any Law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument governing data privacy, data protection and/or the Processing of Personal Data, in each case to the extent applicable, from time to time, to any Group Company including the EU GDPR, the UK GDPR, the DPA, the national laws of any EU member state and of the UK which implement the provisions of the e-Privacy Directive 2002/58/EC, including the Privacy and Electronic Communications Regulations 2003, the Hong Kong Personal Data (Privacy) Ordinance, the PRC Cybersecurity Law and the PRC Personal Information Protection Law (in each case as amended, consolidated, re-enacted or replaced from time to time);

“Domain Names”	means those domain names listed in document references 3.1.10.6.64 and 3.1.10.6.69 in the Data Room;

“DPA”	means the UK Data Protection Act 2018 as amended from time to time;

“EHS Consents”	means any permit, licence, consent, registration, allowance, approval, exemption, or other authorisation relating to EHS Matters and required by or under any EHS Laws for the operation of the Group’s business (including, for the avoidance of doubt, the use by a Group Company of any real property);

“EHS Laws”	means all applicable Laws, statutory guidance notes, by-laws, codes of practice, and any final and binding court, tribunal or other official decision of any Governmental Entity, that is binding on a party, insofar as they relate or apply to EHS Matters from time to time;

“EHS Matters”	means matters relating to: (a) human health, safety and welfare; (b) the protection of the Environment arising out of (i) the use or exploitation of any environmental or natural resources and/or any Hazardous Substances, (ii) matters concerning the use, re-use, recycling and availability of raw materials for the activities of the Group (including any conflict minerals) and (iii) the activities of marketing, selling and distributing products (including any restriction on the use of certain substances in such products, any take back schemes that apply to the Group and its products) and (c) any modern slavery and child labour matters that are applicable to the Group’s supply chain, in each case as carried out by the Group as at the date of this Agreement;

“Environment”	means all or any of the following media (alone or in combination): air (including the air within buildings or other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); land (including buildings); and any living organisms supported by such media;

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”	means each entity that is treated as a single employer with the Company for purposes of U.S. Code §414;

“EU GDPR”	means the General Data Protection Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016;

“EY Carve Out Report”	means the “Project Phoenix – Carve-out Report” prepared by Ernst & Young Ltd at document reference 1.1.4.1.1 of the Data Room;

“FRS 101”	means the Financial Reporting Standard 101 issued by the Financial Reporting Council, applicable Abstracts issued by the Financial Reporting Council, the requirements of applicable law, and applicable pronouncements by the Conduct Committee of the Financial Reporting Council;

“Group Accounts”	means the unaudited consolidated accounts of the Group (including Feng Mao) comprising the balance sheet, profit and loss account, equity statement, the cash flow statement and notes, as at and for the financial years ended 31 March 2021 as set out in document reference 1.1.2.1 of the Data Room and 31 March 2022 as set out in document reference 1.1.2.2 of the Data Room;

“Hazardous Substances”	means any wastes, pollutants, contaminants (including asbestos, PCB, PCT, CFC), or other hazardous or toxic natural or artificial substances (whether in the form of a solid, liquid, gas or otherwise and whether alone or in combination with any other material or substance) which are used or discharged in the operations of the Group and which are capable of causing harm or damage to the Environment;

“IFRS”	means International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the International Financial Reporting Interpretations Committee and their predecessor bodies, each as and to the extent from time to time adopted by the European Union in accordance with EC Regulation No. 1606/2002;

“Information Technology”	means all software, hardware, firmware, networks, switches, endpoints, platforms, servers, storage, interfaces, applications, websites and related information technology systems, and all electronic connections between and among them;

“Insurance Policies”	has the meaning given in paragraph 16.1 of this Schedule 4 (Warranties);

“Intellectual Property Rights”	means all intellectual property rights of any nature, including rights in patents, inventions (whether patentable or not), utility models, trade marks, service marks, logos, getup, trade names, domain names, copyright (including rights in computer software), registered designs, design rights, the benefit of contractual waivers of moral rights, databases and collections of data, topography rights, confidential information and knowledge (including Know-how), and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and applications for or registrations of any of the foregoing rights which subsist or will subsist now or in the future;

“Know-how”	means formulae, discoveries, improvements, processes, trade secrets, techniques, specifications, technical information, market information, methods, tests, reports, component lists, manuals, instructions, drawings and information relating to customers and suppliers, in each case used by the Group and relating to the Group’s business;

“Labour Agreement”	means any consultation, recognition, wage bargaining or other collective bargaining or similar labour agreement, arrangement or understanding between any member of the Group and any trade union, staff association or other employee representative body;

“Leases”	means the leases, service agreements or other occupational licences or agreements relating to the Properties, as provided in folder references 3.1.6.1, 3.1.6.2, 3.1.6.5, 3.2.6.2 and 3.2.6.3 of the Data Room (and “Lease” means any one of such documents set out therein);

“Material Contracts”

means the contracts, agreements and licences with:

(i)  suppliers of services or goods to any Group Company (excluding product suppliers):

a.    for the supply of services or goods which are necessary to the operation of the business of the Group substantially in the manner carried on at the date of this Agreement and to which any Group Company is a party; or

b.   with an annual cost of sales or technology or other cost (based on FY21 figures) of €5,000,000 or greater and is listed in document reference 3.1.3.2.1.2 of the Data Room; and

(ii)  the product suppliers for YNAP Luxury and YNAP Fashion (excluding Richemont Maisons) as identified in document reference 3.1.3.1.2.9 of the Data Room, in each case based on standard terms and the bespoke terms listed in document reference 3.1.3.1.2.9 of the Data Room (the “Product Supply Contracts”),

but in all cases shall not include any contracts, agreements, licences and other contractual arrangements which relate to Intellectual Property Rights (excluding any licences or contractual arrangements, in each case relating to Information Technology or the Systems), Leases or Occupational Interests, Benefit Plans, Insurance Policies and/or to the OFS Activities;

“Occupational Interests”	means those third party occupational leases and licences or other third party occupational interests in the Properties;

“Personal Data”	has the meaning given to it in the UK GDPR;

“Privacy Commitments”	has the meaning given in paragraph 8.1 of this Schedule 4 (Warranties);

“Pro Forma Trade Accounts”	means the unaudited consolidated pro forma accounts for the Group showing: (a) the Group (including Feng Mao and excluding the OFS Activities); and (b) the OFS Activities, comprising the balance sheet, cash flow statement and profit and loss account, in each case as at and for the financial years ended 31 March 2021 and 31 March 2022, as set out at document reference 1.1.4.2.1 of the Data Room;

“Processing”	has the meaning given to it in the UK GDPR, and “Process” and “Processed” shall be construed accordingly;

“Properties”	means the land and buildings, particulars of which are set out in document reference 3.1.6.1.17 of the Data Room (and “Property” means any one of them);

“Registered Intellectual Property Rights”	means, with regard to an Intellectual Property Right, where: (a) an application for registration of that right is pending with or (b) that right has been registered or filed with or issued under the authority of, in each case, a relevant Governmental Entity;

“Senior Employee”	has the meaning given in paragraph 10.1 of this Schedule 4 (Warranties);

“Source Code”	means, in relation to any computer software or application, a human-readable version of that software or application in the language in which it was programmed together with such technical information and documentation necessary to enable a reasonably skilled programmer to understand, modify, correct, maintain and support the software or application;

“Statutory Accounts”	means the audited financial statements of each of the Company and The Net-A-Porter Group Ltd, in each case as at and for the financial year ended on 31 March 2021 and comprising (as applicable) the statement of comprehensive income, income statement, balance sheet, statement of changes in equity, the directors’ report, independent auditors’ report and the notes thereto;

“Systems”	means the Information Technology owned, operated or used by the Retained Group or the Group as at the date of this Agreement and which are material to the operation of the business of the Group;

“Tax Return”	means any tax returns, reports, notice, computations, statements, assessments (including self-assessment) that have, or should have, been submitted by a Group Company to any Tax Authority;

“Technical and Organisational Measures”	means the technical and organisational measures, including the maintenance of appropriate data protection policies and procedures, to protect Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and which provide a level of security appropriate to the risk represented by the Processing and the nature of the Personal Data to be protected as required by applicable Data Protection Law;

“UK GDPR”	means the EU GDPR in such form as incorporated into the Law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and any regulations thereunder;

“WARN Act”	has the meaning given in paragraph 10.9 of this Schedule 4 (Warranties);

“YNAP Fashion”	means YOOX and The Outnet;

“YNAP IP”	means the Intellectual Property Rights used in connection with the operation of the business of the Group; and

“YNAP Luxury”	means Mr Porter and Net-A-Porter.

1.	Fundamental Warranties

1.1	The Seller is validly incorporated, in existence and duly registered under the Laws of its country of incorporation.

1.2

The Seller has obtained all necessary consents and has all requisite power and authority to enter into and perform this Agreement, the other Transaction Documents to which it is a party and any other agreement or arrangement required to be entered into by it pursuant to the Transaction Documents in accordance with their terms.

1.3

This Agreement and the other Transaction Documents to which it is a party constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in accordance with their terms.

1.4

The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Seller and the performance of and compliance with their terms will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of the Seller, any agreement or instrument to which the Seller is a party or by which it is bound, or any Law, order or judgment that applies to or binds it or any of its property.

1.5

Save in respect of the Regulatory Conditions, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Governmental Entity is required to be obtained, or made, by the Seller to authorise the execution or performance of this Agreement and/or other Transaction Documents by the Seller.

2.	Sale Shares

2.1	The Seller is the sole legal and beneficial owner of the Sale Shares and is entitled to transfer the full legal title in the Sale Shares.

2.2	The Sale Shares are fully paid and free from all Encumbrances.

2.3

Save for as set out in this Agreement or the other Transaction Documents, no options, warrants or other rights to create, allot, issue, sell, transfer, redeem, repay or subscribe for Shares have been granted or agreed to and no dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid thereon.

2.4

Save as affected by the transactions contemplated under this Agreement, permitted by the interim covenants set out in this Agreement or otherwise pursuant to an undertaking or obligation existing as at the date of this Agreement, the details of the Company set out at Attachment 1 and the Subsidiaries set out at Appendix 3 of the Disclosure Letter are true and correct in all respects.

2.5

Save for Feng Mao and YNAP Middle East Holding Ltd and E-Lux Middle East Holding Ltd (including as contemplated by the transactions under the Alabbar Share Purchase Agreement), the Company or a Subsidiary is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries and all such shares have been fully paid up and are free from all Encumbrances.

2.6

Save in respect of the Transaction Documents and as permitted by the interim covenants set out in this Agreement, or otherwise pursuant to an undertaking or obligation existing as at the date of this Agreement:

(A)

the Company does not have and has not agreed to acquire any interest in any subsidiaries or subsidiary undertakings or any other body corporate, undertaking, association or joint venture other than the Subsidiaries;

(B)

there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any of the Subsidiaries (including an option or right of pre-emption or conversion); and

(C)

no Group Company has any interest in, or has agreed to acquire, any shares or stock in the capital of, nor has any beneficial or other interest in, any other company or business organisation (wherever incorporated) other than the Subsidiaries.

3.	Constitutional and corporate documents

3.1

Each copy of the articles of association (or equivalent) of each Group Company which is included in the Data Room is true, accurate and complete in all material respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by Law are annexed or incorporated and, to the extent required by Law, sets out in full the rights and restrictions attaching to the share capital of each Group Company (save for the Articles).

3.2

All statutory books (including all minute books and registers) of each Group Company (as applicable) have been properly kept and are in its possession or control and contain a materially complete and accurate record of the matters which are required in accordance with the Laws of such Group Company’s jurisdiction. No written notice has been received by, or allegation made in writing to, a Group Company that any of its books or registers are incorrect.

4.	Accounts

4.1	The Statutory Accounts:

(A)	of the Company have been prepared in accordance with IFRS and applicable Laws; and

(B)

of The Net-A-Porter Group Ltd have been prepared in accordance with United Kingdom Generally Accepted Accounting Principles (United Kingdom Accounting Standards, comprising FRS 101 “Reduced Disclosure Framework”) and applicable Laws, and, in each case:

(i)	have been prepared on a basis consistent with the statutory accounts of the relevant Group Company for the two financial years preceding the financial year ended on 31 March 2021; and

(ii)	show a true and fair view of the state of affairs of the relevant Group Company at 31 March 2021 and of the profit and losses of such Group Company for the financial year ended on 31 March 2021.

4.2	The Group Accounts:

(A)	have been prepared in good faith with reasonable care and attention and in accordance with IFRS, on the basis described in the disclosure notes set out therein; and

(B)

do not materially misstate: (i) the assets and liabilities of the Group as a whole at the Accounts Date and at 31 March 2021 (as applicable); (ii) the cash flows of the Group as a whole for the financial year ended on the Accounts Date and the financial year ended 31 March 2021 (as applicable); and (iii) the profit and losses of the Group as a whole for the financial year ended on the Accounts Date and the financial year ended 31 March 2021 (as applicable).

4.3	The Pro Forma Trade Accounts:

(A)

have been prepared in good faith with reasonable care and attention and in accordance with IFRS, with accounting policies, principles, practices, rules, procedures and estimation techniques applied in the preparation of the consolidated financial statements of YNAP as well as in accordance with the carve-out methodologies set out in the EY Carve Out Report; and

(B)

present with reasonable accuracy the assets and liabilities of the Group (excluding the OFS Activities) as at 31 March 2021 and 31 March 2022 and of the cash flows, profits and losses of the Group (excluding the OFS Activities) for the financial years ended on 31 March 2021 and 31 March 2022, in each case, having regard to the purpose for which the Pro Forma Trade Accounts have been prepared.

4.4	Since the Accounts Date:

(A)	there has been no material adverse change in the financial position of the Group as a whole; and

(B)	the business of the Group as a whole has been carried on, in all material respects, in the ordinary and usual course and in the same manner (including nature and scope) without any interruption; and

(C)	no Group Company:

(i)

has made, or agreed to make, capital expenditure exceeding in total €50,000,000 or incurred, or agreed to incur, a commitment (or series of connected commitments) involving capital expenditure exceeding in total €50,000,000;

(ii)	has declared, made or paid any distribution of capital or income;

(iii)	has repaid or redeemed any share or loan capital or agreed to any such repayment or redemption; and

(iv)	has changed its accounting reference date.

4.5

Since 1 January 2021, no Group Company has participated in, or incurred any material liability pursuant to, any support scheme or programme made available by any Governmental Entity in connection with the COVID-19 Pandemic.

4.6	No debt owed to the Group in relation to the business of the Group has been realised for less than full face value or has been released (in whole or in part).

4.7

No Group Company shall be liable to pay for professional adviser fees in connection with the preparation, negotiation and entry into of this Agreement and the Transaction Documents and the sale and purchase of the Sale Shares.

5.	Contracts

5.1

Copies of all Material Contracts (excluding Product Supply Contracts) have been disclosed in the Data Room (the Data Room references for such Material Contracts are provided in the document at 3.1.3.2.1.2 of the Data Room) and such copies are complete and accurate in all material respects.

5.2	No Product Supply Contract:

(A)	is liable to be terminated by the third party counterparty as a result of the transactions contemplated by this Agreement;

(B)	is incapable of termination in accordance with its terms by the relevant member of the Group on ninety (90) days’ notice or less;

(C)	is expressed to be of three years or greater duration; or

(D)

materially limits or excludes the ability of the Group to carry on its business in any area of the world in such manner as it may think fit or, so far as the Seller is aware, materially limits or excludes the ability of the Group to compete in any field with any person

5.3	No Material Contract:

(A)	relates to matters not within the ordinary and usual course of business;

(B)	is unable to be readily fulfilled or performed by the Group in accordance with its terms without undue or unusual expenditure or effort;

(C)	is an agreement which any member of the Retained Group (or any director of such member of the Retained Group) is interested or from which any such person takes benefit (directly or indirectly); or

(D)	is entered into otherwise than on an arm’s length basis.

5.4	In relation to each of the Material Contracts, so far as the Seller is aware:

(A)	each such Material Contract is valid and binding on the parties to it and lawful at the date of this Agreement;

(B)

there are no existing grounds for its invalidity, termination (other than for convenience), avoidance, rescission or repudiation or, as a result of the transactions contemplated under this Agreement, for a material change to the terms of the relevant Material Contract;

(C)

no party to a Material Contract has given written notice in the last two years to terminate it nor has sought to rescind, repudiate or disclaim it nor has any party sought to suspend its performance (for whatever reason);

(D)

there are and in the last two years have been no written notices sent or received by any Group Company of any material breach, disputes or proceedings arising out of in connection with any Material Contract; and

(E)	no party to a Material Contract is in material breach of it and there are no circumstances likely to give rise to any Group Company being in material breach of it.

5.5

No Group Company will be liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets (including shares) under the terms of any contract, agreement, licence or other contractual arrangement with Da Vinci Holdings Ltd or, save for the terms of the Alabbar Share Purchase Agreement, YNAP Middle East Holding Ltd, in each case, as a result of the transactions contemplated by the Transaction Documents or the execution or performance of any of the Transaction Documents.

6.	Insolvency

6.1

No order has been made, no petition has been presented, no notice has been given, no meeting has been convened to consider a resolution and no resolution has been passed for the winding-up of any Group Company.

6.2	No statutory moratorium is in force nor has any step been taken or procedure commenced with a view to entering into such moratorium in respect of any Group Company.

6.3	No Group Company is unable to pay its debts as they fall due.

7.	Intellectual property

7.1

So far as the Seller is aware, the Group either wholly owns legally and beneficially free from Encumbrances, or has a licence to use, all the YNAP IP. Nothing in this warranty 7.1 is, or shall be construed as, a representation or warranty regarding non-infringement, non-misappropriation or other non-violation of Intellectual Property Rights.

7.2

All Registered Intellectual Property Rights owned or applied for by a Group Company, have been disclosed in the Data Room and all renewal, application and other official registry fees due to date have been paid in full in respect of such Registered Intellectual Property Rights.

7.3

In respect of the material licences granted to or by any Group Company in respect of any YNAP IP (but excluding any contracts, agreements, licences and other contractual arrangements which relate to Information Technology):

(A)	all such licences are disclosed in the Data Room;

(B)	no Group Company has received or served, during the last twenty-four (24) months, a written notice of any disputes or proceedings alleging that the terms of such licences have been breached;

(C)	no written notice of termination has been received or served by a Group Company in respect of such licences during the last twenty-four (24) months;

(D)	no such licence is liable to be terminated by the third party counterparty as a result of the transactions contemplated by this Agreement; and

(E)	so far as the Seller is aware:

(i)	each such licence is valid, binding on the parties to it and lawful; and

(ii)	there are no grounds on which such licences might be terminated.

7.4	Save for any new domain names registered by a Group Company after the date of this Agreement (and which are owned by a Group Company free from Encumbrances):

(A)

the Domain Names are the domain names used in connection with the business of the Group (but not including the domain names of the Richemont Maisons and the domain names used in the context of the OFS Activities);

(B)	no member of the Group owns any other domain names used in connection with the business of the Group;

(C)	a member of the Group is the registrant of the Domain Names;

(D)	the Domain Names are not subject to any Encumbrances or any agreement that restricts their use, disclosure, licensing or transfer; and

(E)	all renewal, application and other official registry fees and steps required for the maintenance of the Domain Names have been paid or taken on a timely basis.

7.5	So far as the Seller is aware:

(A)	no Group Company has infringed or misappropriated the Intellectual Property Rights of any third party during the last twenty-four (24) months;

(B)

the use by the Group of the YNAP IP in relation to the Group’s business has not infringed or misappropriated the Intellectual Property Rights of any third party during the last twenty-four (24) months; and

(C)

no YNAP IP has been infringed or misappropriated by a third party during the last twenty-four (24) months, in each case, which has had, is having, or is reasonably likely to have, a material adverse effect on the business of the Group.

7.6	In the last twenty-four (24) months:

(A)

no notice of formal proceedings or material allegation in writing has been received by any Group Company that the Group’s operation of the business of the Group is, or may be, infringing, misusing or misappropriating any third party Intellectual Property Rights or which otherwise challenges the validity, ownership or rights to use any of the YNAP IP in the operation of the business of the Group; and

(B)

other than routine notice and take-down requests, no member of the Group has notified formal proceedings to any third party or, so far as the Seller is aware, otherwise alleged in writing that the third party is, or may be, infringing or misappropriating any YNAP IP.

7.7

The YNAP IP constitutes all registered Intellectual Property Rights, material unregistered Intellectual Property Rights and, so far as the Seller is aware, other unregistered Intellectual Property Rights necessary for the carrying on of the business of the Group in substantially the same manner in which it is carried on as at the date of this Agreement. Nothing in this paragraph 7.7 is, or shall be construed as, a representation or warranty regarding non-infringement, non-misappropriation or other non-violation of Intellectual Property Rights.

7.8	So far as the Seller is aware, the Group has not disclosed to any person any confidential information relating to the business of the Group:

(A)	whereby such disclosure has had (or is having, or is reasonably likely to have) a material adverse effect on any Group Company; and

(B)

where such disclosure was made other than: (i) subject to an agreement under which the recipient is subject to an obligation of confidentiality; and (ii) in the ordinary course of business of the Group.

8.	Privacy and data protection

8.1

The Group and, so far as the Seller is aware, each third party Processing Personal Data on behalf of the Group in respect of that Personal Data only, has in the past three years complied in all material respects with: (i) all Data Protection Laws; (ii) all existing and current written contractual commitments related to the Processing of Personal Data; and (iii) all privacy notices provided to data subjects (together, the “Privacy Commitments”).

8.2

The Group has not in the past three years, in the operation of the business of the Group, used or disclosed Personal Data in material violation of the Privacy Commitments (for the avoidance of doubt, violation of the Privacy Commitments shall not include where such use or disclosure was in compliance with Data Protection Laws, or was in response to a request or an order by a Governmental Entity in compliance with Data Protection Laws).

8.3	The Group has not in the past three years:

(A)	received any written notice, claim or other written communication from any person; or

(B)	been required to pay any fine or compensation to any person,

regarding any actual or alleged material violation of, or failure to comply with, the Privacy Commitments.

8.4

In relation to the business of the Group, in the past three years, no member of the Group has: (i) suffered any Personal Data breach that required a notification or communication to a Governmental Entity and/or data subject under Data Protection Laws; or (ii) received any written communication, request, notice of investigation or enforcement action from, nor been the subject of an order or judgement by, a Governmental Entity in respect of an actual or alleged breach of Data Protection Laws.

8.5

The Group has taken commercially reasonable measures to protect the confidentiality, integrity, security and availability of all Personal Data used in the business of the Group, including by implementing appropriate Technical and Organisational Measures and, within the past three years, there have been no material breaches of the confidentiality, integrity, security and availability of all Personal Data used in the business of the Group, or unauthorised access to or uses of the same.

9.	Information technology

9.1	The Group either owns legally and beneficially free from Encumbrances or has a valid licence to use all of the Systems (excluding any Intellectual Property Rights subsisting in such Systems).

9.2	The Systems have sufficient capacity for, and perform to a standard sufficient to meet, the existing needs of the business of the Group and are in satisfactory working order.

9.3	In the twenty-four (24) months prior to the date of this Agreement:

(A)	in order to operate the Systems, the Group has (or has access to) technically competent personnel in the field; and

(B)	the Systems:

(i)	have been properly maintained by technically competent personnel;

(ii)	have not suffered any material failure; and

(iii)	have not been subject to any security breaches or any unauthorised disclosures of or access to data (excluding Personal Data),

which, in either of (B)(ii) or (B)(iii), have had (or are having) a material adverse effect on the Systems as a whole, on any Group or on the business of the Group.

9.4

All proprietary Source Code and other software which are material to the operation of the business of the Group have not (in whole or in part) triggered the terms of any open source (or similar) licence or any contractual obligation that would require the Group to divulge to any person such Source Code or software (or any part thereof).

9.5

No Systems owned by the Group contain any program routine, device, or other undisclosed feature, including a time bomb, virus, software lock, back door, drop-dead device, termination logic, malicious logic, worm, Trojan horse, bug, error, defect, ransomware or trap door, that:

(A)	has had (or are having) a material adverse effect on the Systems as a whole, or on the business of the Group; and

(B)	so far as the Seller is aware, is capable of:

(i)	(i) deleting, (ii) disabling, (iii) deactivating, (iv) interfering with, or (v) otherwise harming such Systems; or

(ii)	producing modifications not authorised by the Retained Group or Group.

9.6

In the last twenty-four (24) months, the Group has provided to all Employees and to all persons who are permitted to access the Systems: (i) security training for ensuring the security and integrity of the Systems; and (ii) information security policies, each in accordance with good industry practice (including in relation to off-site working where applicable).

9.7

The Group has practices in place to enable the business of the Group to respond to and redress any disaster, intrusion, failure or other disruption which may have a material adverse effect on the Systems as a whole or on the business of the Group. Details of such practices are included in the Data Room.

10.	Personnel

10.1

Since the Accounts Date, no material change has been made, announced or proposed to the emoluments, benefits or other terms of engagement of any Employee who is entitled to emoluments at an average annual rate over the last three financial years in excess of €300,000 per annum (each a “Senior Employee”), and no such material change is due after the date of this Agreement, and the employing company is under no obligation to make such a change (with or without retrospective operation), save in relation to changes: (A) agreed by the relevant employing company before the Accounts Date; or (B) required by applicable Law or Labour Agreements. The Senior Employees are employed by the Group and work exclusively for the Group and, to the Seller’s knowledge, no Senior Employee has been given or received notice of termination, resignation or dismissal. No offer of employment has been made and remains outstanding to any individual who if employed would be a Senior Employee.

10.2	The Data Room contains materially correct and complete:

(A)	copies of the standard terms and conditions of employment applicable to Employees;

(B)	details of any material measures any member of the Group has taken in relation to Employees or Contractors in connection with the COVID-19 Pandemic;

(C)	a list of all Benefit Plans; and

(D)

details of each material Benefit Plan including, as applicable, copies of: (i) the most recent annual report and actuarial report, (ii) most recent annual report on Form 5500 required to be filed with the U.S. Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401 of the U.S. Code, (iii) the most recent determination or opinion letter received from the U.S. Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401 of the U.S. Code, and (iv) the governing documentation or summary plan description.

10.3

Each Benefit Plan (and each related trust, insurance contract or fund) has been materially maintained, funded and administered in accordance with the terms of such Benefit Plan and, so far as the Seller is aware, complies in form and in operation in all material respects with the applicable requirements of Laws.

10.4

No member of the Group has or, to the Seller’s knowledge, could have any material liability with respect to misclassification of any former or current Contractor as an independent contractor, consultant or equivalent rather than as an employee or worker or of any current or former exempt Employee rather than as non-exempt.

10.5

The execution, delivery and performance of or consummation of the transactions contemplated by this Agreement, either alone or in combination with any related event or transaction, will not: (i) entitle any current or former Employee or Contractor, or dependant or beneficiary thereof to any compensation or benefit; (ii) accelerate the time of payment or vesting of any compensation or benefits; (iii) increase any payments, benefits or other rights to any current or former Employee or Contractor, or dependant or beneficiary thereof; or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the U.S. Code).

10.6

All compensation due to Employees or Contractors as at the date of this Agreement has been paid by the relevant Group Companies. There are no sums owing to or from any former or current Employee or Contractor.

10.7

There is no Labour Agreement in force, proposed or requested. No member of the Group is bound by or negotiating or under a legal obligation to negotiate a Labour Agreement. No member of the Group has at any time in the past two (2) years been involved in any strike, work stoppage, slowdown or other industrial or trade dispute or negotiation with a trade union, staff association or other employee representative body and there is nothing to give rise to such a claim. There are and have been no material union organization efforts by or of Group employees. The execution of this Agreement and the consummation of the transactions contemplated hereby are not expected to trigger notice, consent, or consultation obligations with respect to any labour or trade union, staff association, works council, or other employee representative body.

10.8

No Employee transferred into employment in the past two (2) years with a member of the Group pursuant to the Acquired Rights Directive 2001/23/EC or similar local legislation (a “Relevant Transfer”) and so far as the Seller is aware, no Employee or former Employee based in the UK has previously transferred to any Group Company pursuant to a Relevant Transfer at any time who, prior to the Relevant Transfer, was a member of a defined benefit pension scheme arrangement.

10.9

In the period of 12 months prior to the date of this Agreement: (A) no member of the Group has made any plant closings, mass layoffs, or other collective redundancies within the meaning of such terms in the relevant jurisdiction (including the Worker Adjustment and Retraining Notification Act of 1988 of the United States and similar U.S. state Laws, the “WARN Act”); (B) no member of the Group has in the prior six (6) months carried out any furloughs, material reductions in hours, or layoffs, which, if continued in the aggregate would trigger notice obligations under the WARN Act; and (C) so far as the Seller is aware, no member of the Group has any plans to undertake any such plant closings, mass layoffs or other redundancies that would trigger notice obligations under the WARN Act.

10.10

No member of the Group has ever operated, sponsored or participated in a defined benefit pension plan or has, in the six years prior to the date of this Agreement, been “connected with” or an “associate of” (as those terms are used in the Pensions Act 2004 of the United Kingdom) a defined benefit pension plan established for UK-based employees.

10.11

Each Benefit Plan intended to be tax qualified in the relevant jurisdiction is so qualified and, so far as the Seller is aware, no circumstances have occurred that would reasonably be expected to result in the loss of tax qualified status of the Benefit Plan.

10.12

So far as the Seller is aware, all benefits, contributions, obligations and premiums relating to each Benefit Plan that were due prior to the date of this Agreement have been paid in accordance with the terms of such Benefit Plan and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, applicable accounting principles, the terms of such Benefit Plan and applicable Law.

10.13

No Benefit Plan is, and neither Seller nor any of its ERISA Affiliates has at any time sponsored, maintained or contributed to (or been obligated to contribute to) or had any liability with respect to: (i) an employee benefit plan subject to Title IV of ERISA or Section 412 or 430 of the U.S. Code or Part 3 of Subtitle B of Title I of ERISA, or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employee benefit association” within the meaning of Section 501(a)(9) of the U.S. Code.

10.14

No Benefit Plan provides health or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the U.S. Code or equivalent provision under any other applicable Laws), and no circumstances exist that could result in the Group becoming obligated to provide any such benefits.

10.15

Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the U.S. Code is currently materially operated and maintained in operational and documentary compliance with Section 409A of the U.S. Code and all U.S. Internal Revenue Service guidance promulgated thereunder.

11.	Real estate

11.1	No Group Company owns any Property, and the Properties comprise all of the land and buildings leased, used or occupied by a Group Company for the operation of the business of the Group.

11.2

Each Lease is in good standing and is valid, binding and enforceable in accordance with its respective terms, and the relevant Group Company under each Lease is solely legally and beneficially entitled to, and is in exclusive occupation and possession of each Property (subject to any Occupational Interests) and has good and marketable title to each of the relevant Lease.

11.3	So far as the Seller is aware:

(A)

no Group Company has any liability (whether actual or contingent) as tenant, guarantor, covenantor or otherwise arising from or relating to any estate, interest or right in any real property other than the Properties;

(B)

no Group Company has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase or lease, or any other legal or equitable right, estate or interest in any real properties other than the Properties;

(C)	the Leases are free from any Encumbrance;

(D)

no outgoings other than business rates, water rates or utilities (all of which have been paid as and when they became due) and no material item of expenditure have been incurred in the past 12 months or, so far as the Seller is aware, are planned to be incurred in the next 12 months in relation to any Property by any Group Company, or, so far as the Seller is aware, by the landlord under any Leases, which in each case is recoverable from or payable by a Group Company; and

(E)

no Group Company has received written notice of any matter which would prevent the relevant Group Company from carrying on its existing business from the relevant Property in materially the same manner and at materially the same cost as at present.

11.4	The current use in respect of each of the Properties is the permitted lawful use under the applicable Law.

11.5	In relation to each of the Leases and each of the Occupational Interests:

(A)	all rents, licence fees, insurance, service charge and other monies due and payable under them have been paid;

(B)

no Group Company has failed to observe and perform in all material respects any covenants, restrictions, stipulations and other Encumbrances, and no written notices of breach have been received by or served on a Group Company in respect of the same;

(C)	there are no rent reviews outstanding materially beyond their due date under the relevant Lease, or otherwise in progress or deferred;

(D)	no collateral assurances, waivers, undertakings or concessions have been made or entered into by a Group Company, other than in the ordinary course of business;

(E)

in the past two years, no Group Company has failed to observe and perform in all material respects any covenants contained in the Leases and Occupational Interests and no Group Company has served a notice of material breach on a counterparty of any Leases or Occupational Interests in respect of a counterparty’s covenants in the same; and

(F)	all consents required for the grant of each of the Leases and Occupational Interests have been obtained by a Group Company.

11.6	All title deeds and documents which are necessary to prove a Group Company’s title to each of the Properties are in the possession or under the control of a Group Company.

12.	Transactions with the Retained Group

12.1

There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between a Group Company and the Retained Group or any of its Representatives (save for ordinary course cash pooling, tax consolidation arrangements, product and services supply or trade debts).

12.2

Neither the Seller nor any other member of the Retained Group has assigned to any person the benefit of a claim against any of the Group Companies to which the Seller or another member of the Retained Group would otherwise be entitled.

13.	Litigation and compliance with Law

13.1

No Group Company is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is material in the context of the business of the Group taken as a whole (including in respect of the OFS Activities) (other than as claimant in the collection of debts arising in the ordinary course of the business) and has a claim value of at least €500,000.

13.2

So far as the Seller is aware, no material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against any member of the Group (including in respect of the OFS Activities) is pending or threatened which has a claim value of at least €500,000.

13.3

So far as the Seller is aware, no Group Company nor any of their respective directors, employees, agents, representatives or any other person acting on a Group Company’s behalf is engaged (in such capacity) in any conduct, activity or omission (including relating to the OFS Activities) which would constitute material non-compliance with, or an offence under, any Anti-Corruption Laws.

13.4

No Group Company has: (A) made a voluntary, directed or involuntary disclosure to any Governmental Entity with respect to any matter relating to non-compliance with or an offence under any Anti-Corruption Laws; or (B) received written notice from any Governmental Entity in respect of such proceedings or investigations and, so far as the Seller is aware, no such proceedings or investigations have been threatened in writing and there are no circumstances likely to give rise to any such proceedings or investigation (in each case including relating to the OFS Activities).

13.5

Each Group Company has maintained procedures which are designed to ensure compliance with Anti-Corruption Laws by each Group Company and any of their respective directors, officers, employees, agents, representatives or any other person acting on a Group Company’s behalf (including relating to the OFS Activities).

13.6

The Group has at all times maintained complete and accurate books and records required by Law, including records of payments to any agents, consultants, representatives, third parties, and Government Officials in accordance with generally accepted accounting principles (including relating to the OFS Activities).

13.7	Each Group Company has, for the past four (4) years:

(A)	complied in all material respects with applicable Trade Control Laws and Sanctions;

(B)	maintained in place and implemented controls and systems designed to ensure compliance with applicable Trade Control Laws and Sanctions;

(C)	not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person; and

(D)

not been the whole or partial subject of investigations or enforcement actions by any Governmental Entity with respect to any actual or alleged violations of Trade Control Laws or Sanctions, and has not been notified in writing of any such pending or threatened actions, in each case including relating to the OFS Activities.

13.8	No Group Company nor, so far as the Seller is aware, any shareholder, director, officer, or employee or agent of a Group Company is:

(A)	a Sanctioned Person; or

(B)	subject to debarment or any list-based designations under any Trade Control Laws; or

(C)

engaged in transactions, dealings, or activities that might reasonably be expected to cause such person or any Group Company to become a Sanctioned Person, in each case, including relating to the OFS Activities.

14.	CFIUS

The information set out in column I of the sheet entitled “CFIUS” in the questions and responses in the spreadsheet at document reference 3.5.1.1 of the Data Room (for the avoidance of doubt, such information to exclude any documents or other materials referred to therein) is, so far as the Seller is aware, true and accurate in all material respects.

15.	Environment, Health & Safety

15.1

Each Group Company has obtained, and in the past three (3) years has been materially in compliance with, all EHS Consents. All EHS Consents are in full force and effect and, so far as the Seller is aware, there are no facts, matters or circumstances (including the transaction contemplated under this Agreement) that are reasonably likely to lead to the revocation, suspension, material variation or non-renewal of any EHS Consent.

15.2	So far as the Seller is aware, as at the date of this Agreement, in respect of the Group, no material expenditure is:

(A)	required to comply with EHS Laws;

(B)	required to comply with the EHS Consents; or

(C)	proposed in relation to any EHS Matters,

and, so far as the Seller is aware, there are no circumstances reasonably likely to give rise to such material expenditure.

15.3

So far as the Seller is aware, no Group Company has any material liability under EHS Laws in relation to any real property former owned, occupied, or used by any Group Company or in connection with the Group’s business.

15.4

So far as the Seller is aware, all material reports and audits commissioned in the last three years by, or in relation to, a Group Company relating to EHS Matters and arising out of the Group’s activities or in relation to any real property currently owned, occupied or used by the Group are included in the Data Room.

16.	Insurance

16.1	A summary of all material insurance policies maintained by the Group are contained in the Data Room (the “Insurance Policies”).

16.2	All premiums due and payable on each Insurance Policy have been paid.

17.	Tax

17.1

All Tax obligations and all Tax Returns that were required by Law to have been fulfilled or filed with a Tax Authority by any Group Company in the last four (4) years have been timely and duly fulfilled or filed in accordance with applicable Laws, and all such Tax Returns were and remain true, accurate and complete in all respects pursuant to and in accordance with the applicable Laws.

17.2

No claim for assessment, injunction or request for payment of or with respect to Tax or notice of assessment or other written notices or enquiries in relation to Tax has been asserted against any Group Company in the last four (4) years, nor is the Seller aware (having made reasonable enquiries) of any Tax investigation, audit, examination, claim, dispute, enquiry or visit by any Tax Authority or other similar proceeding pending or threatened with respect to any Taxes (or from which a Tax assessment, injunction or request for payment of Tax may arise), in each case that is likely to result in the assessment of any amount of Tax or withdrawal of any Relief.

17.3

All Tax for which each Group Company has been liable to pay or is liable to account (whether or not shown to be due on any Tax Returns) has been duly and timely paid (insofar as such Tax ought to have been paid) in accordance with applicable Law. All Taxes which are not yet due and payable but which relate to periods ending on or before the date of this Agreement have been provided for in the books and records of the Group in compliance with the applicable Law.

17.4	No Group Company is, or has in the last four (4) years been, liable to pay any penalty, interest, fine, surcharge or other similar payment in connection with any Tax.

17.5

The Group Accounts make full provision or reserve in accordance with generally accepted accounting practice in respect of any period ended on or before the Accounts Date for all Tax assessed on any Group Company, or for which any Group Company is accountable at that date, whether or not such Group Company has (or may have) any right of reimbursement against any other person. Provision has been made and shown in the Group Accounts for the financial year ending on the Accounts Date for deferred Tax in accordance with generally accepted accounting practice as at the Accounts Date.

17.6

All Taxation has, so far as has been required by law to be deducted, withheld or retained, been deducted, withheld or retained from all payments made (or treated as made) by each Group Company and all amounts so deducted or withheld have been properly accounted for and paid, within applicable time limits, to the relevant Tax Authority.

17.7

Each Group Company has, for the last four (4) years, been resident in its jurisdiction of incorporation for Tax purposes and has not, at any time in the last four (4) years been treated as resident in any other jurisdiction for any Tax purposes. No Group Company has, or has had in the last four (4) years, a permanent establishment, nor is it or has it otherwise been subject to Tax, outside its jurisdiction of incorporation.

17.8

Each Group Company has, for the last four (4) years, complied in all respects with all statutory provisions, rules, regulations, orders and directions in relation to the business of the Group concerning VAT and any payroll Taxes and social security contributions including the making on time of accurate and complete returns and payments and the proper maintenance and preservation of records, and no Group Company has, in the last four (4) years, been given any penalty, notice or warning in respect of the same.

17.9

Each Group Company that is required to be registered for VAT is so registered and is a taxable person for the purposes of the VAT legislation applicable to it and it is entitled to fully recover input VAT attributable to the business of the Group or the single entity, in accordance with its VAT profile.

17.10	So far as the Seller is aware, no Group Company is liable for any Tax which is the primary liability of any person other than a Group Company.

17.11

All agreements, arrangements or transactions entered into by each Group Company are on arm’s length terms, and the relevant Group Company retains full records, contemporaneous documents and other evidence sufficient to satisfy any requirement to demonstrate that the relevant agreement, arrangement or transaction to which it was a party was entered into on arm’s length terms and which are required to be retained by any relevant Law.

17.12	The Group maintains complete and accurate records, invoices and other information in relation to Tax that meet all legal requirements.

17.13	All Reliefs utilized by each Group Company to offset the payment of Taxes were properly utilized in accordance with applicable Laws.

18.	OFS Activities

18.1

In this paragraph 18, “material” shall: (A) be construed in the context of the Group, taken as a whole; and (B) in relation to any fact, matter or circumstances (or series of the same), be construed as meaning that the relevant fact, matter or circumstance (or series of the same) has had or is expected to have a financial impact on the Group of at least €500,000.

18.2	In respect of the OFS Activities:

(A)

no Group Company is at present or, in the twenty four (24) months prior to the date of this Agreement, has been party to any material dispute or litigation and no such dispute or litigation, so far as the Seller is aware, is threatened or pending;

(B)	no Group Company is subject to any material non-routine investigation by any Governmental Entity; and

(C)

no Group Company is at present or, in the twenty four (24) months prior to the date of this Agreement, has been, party to any material dispute with any Tax Authority and no Group Company has been notified that it is the subject of any non-routine investigation, enquiry or audit by any Tax Authority.

Schedule 5

(Farfetch Warranties)

1.	Consideration Shares

1.1

The Consideration Shares will, upon allotment and issuance, be duly and validly issued, credited as fully paid and non-assessable free from any Encumbrance (other than: (a) restrictions on transfer under the Transaction Documents and under applicable Laws; and (b) any Encumbrances that are created or imposed by the Seller (or such other member of the Retained Group as the Seller may direct under Clause 5.1(A)(i))) and will have the same rights as and rank pari passu in all respects with the Farfetch Shares and will rank in full for all dividends and other distributions declared, made or paid on the ordinary shares of Farfetch after the date of issue.

1.2

Farfetch is not in default in the performance or observance of (and the issue of the Consideration Shares will not constitute a breach of) any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except for such defaults that would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. As used in this paragraph, “Material Adverse Effect” shall mean any event, occurrence, fact, circumstance, condition, change or development, individually or together with other events, occurrences, facts, circumstances, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the business or operations of Farfetch and its controlled Affiliates (taken as a whole) as presently conducted, or the condition (financial or otherwise), affairs, properties, liabilities, assets or results of operation of Farfetch and its controlled affiliates taken as a whole, or (b) the ability of Farfetch to consummate the transactions contemplated by this Agreement and to timely perform its material obligations hereunder.

1.3

All corporate action on the part of Farfetch necessary for the authorisation, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of Farfetch thereunder, and the allotment and issuance of: (a) the Tranche 1 Consideration Shares and Tranche 2 Consideration Shares, has been taken or will be taken prior to Completion; and (b) the Tranche 3 Consideration Shares has been taken or will be taken prior to the Deferred Consideration Payment Date, and the Transaction Documents constitute valid and legally binding obligations of Farfetch, enforceable in accordance with their terms, except: (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; and (y) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

1.4	The allotment and issue of the Consideration Shares will comply with all applicable Laws and the Farfetch Articles.

2.	General

2.1

The Farfetch Shares are registered pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the New York Stock Exchange under the symbol “FTCH”. No member of the Farfetch Group has taken any action in an attempt to terminate the registration of the Farfetch Shares under the Exchange Act. No delisting, suspension of trading or cease trade or other order or restriction with respect to the Farfetch Shares is pending, in effect, or to the best of the knowledge, information and belief of Farfetch (having made all reasonable enquiries), has been threatened or is expected to be implemented or undertaken.

2.2

The audited accounts of the Farfetch Group as at and for the financial period ended 31 December 2021, as included in the Annual Report on Form 20-F filed with the SEC on 4 March 2022 (the “Farfetch Report and Accounts”) present fairly, in all material respects, the Farfetch Group’s financial position as of 31 December 2021, and the related consolidated statements of operations, comprehensive (loss) / income, changes in equity / (deficit) and cash flows for the financial year ended on 31 December 2021 and have been prepared in accordance with International Financial Reporting Standards as issued by the IFRS as issued by the International Accounting Standards Board as at 31 December 2021.

2.3

The published interim and unaudited results of the Farfetch Group for each of the financial quarters ended 31 March 2021, 30 June 2021, 30 September 2021 and 31 March 2022, included within the applicable Farfetch Group Quarterly Earnings Press Release (the “Farfetch Group Interim Accounts”) are not misleading, and do not materially misstate the Farfetch Group’s financial position as at 31 March 2021, 30 June 2021, 30 September 2021 and 31 March 2022, and the related statements of operations, comprehensive (loss) / income, changes in equity / (deficit) and cash flows for each the financial quarters ended 31 March 2021, 30 June 2021, 30 September 2021 and 31 March 2022, and have been prepared in accordance with IFRS as at 31 March 2021, 30 June 2021, 30 September 2021 and 31 March 2022 respectively.

2.4

Each of the Farfetch Group Interim Accounts have been prepared in accordance with the accounting policies used in the preparation of the Farfetch Report and Accounts for each respective period, applied on a consistent basis, to the extent required, by IFRS.

2.5

With respect to the Farfetch Report and Accounts, any quarterly reports furnished by Farfetch to the U.S. Securities and Exchange Commission and each announcement made by or on behalf of Farfetch to a regulatory information service since the date of publication of the Farfetch Report and Accounts (“previous reports”), at the date the Farfetch Report and Accounts were published or, as the case may be, at the date and time such periodic reports were furnished to the U.S. Securities and Exchange Commission, all statements contained therein (other than expressions of opinion, intention or expectation of the directors of Farfetch) were true and accurate in all material respects and not misleading in any material respect and all expressions of opinion, intention or expectation of the directors of Farfetch contained therein were made on reasonable grounds and were truly and honestly held by the directors of Farfetch and were fairly based and there were no other facts known to the directors of Farfetch the omission of which would make any such statement or expression in any of the previous reports misleading in any material respect and all previous reports complied with applicable Law in all material respects.

2.6

With the exception of the transactions and arrangements contemplated by the Transaction Documents, there is no material fact or circumstance known to Farfetch which Farfetch deems material non-public information or which, if disclosed, would be reasonably likely to have a material effect on the price of Farfetch Shares.

Schedule 6

(Limitations on liability)

1.	Financial limits on Indemnification Obligations

Seller Warranties

1.1

The aggregate liability of the Seller in respect of all Seller Indemnification Obligations (other than in respect of Fundamental Warranties) (including any costs, expenses and other liabilities (and any irrevocable VAT thereon) in connection with the same) shall not exceed US$175,000,000.

1.2	The aggregate liability of the Seller in respect of the OFS Warranties shall not exceed US$1.

1.3

The aggregate liability of the Seller in respect of all Seller Indemnification Obligations (including any costs, expenses and other liabilities (and any irrevocable VAT thereon) in connection with such Seller Indemnification Obligations) shall not exceed US$3,400,000,000.

1.4

The Seller shall not be liable in respect of any single claim under the Seller Indemnification Obligations (other than in respect of a Fundamental Warranty) and such claim shall be disregarded for all purposes, unless the amount of liability of the Seller pursuant to that claim (or series of claims arising from the same or related matters) would (but for this paragraph 1.4) exceeds US$3,500,000.

1.5

The Seller shall not be liable pursuant to any Seller Indemnification Obligation (other than in respect of a Fundamental Warranty) unless the aggregate liability of the Seller for all claims under the Seller Indemnification Obligations (other than in respect of Fundamental Warranties), disregarding claims excluded under paragraph 1.4 above, would exceed US$17,500,000, in which case the Seller shall be liable for the entire amount, and not the excess only.

Farfetch Warranties

1.6

The aggregate liability of Farfetch in respect of all Farfetch Indemnification Obligations (other than in respect of Fundamental Farfetch Warranties) (including any costs, expenses and other liabilities (and any irrevocable VAT thereon) in connection with the same) shall not exceed US$138,500,000.

1.7

The aggregate liability of the Farfetch Group in respect of all Farfetch Indemnification Obligations and Purchaser Indemnification Obligations (including any costs, expenses and other liabilities (and any irrecoverable VAT thereon) in connection with such Farfetch Indemnification Obligations and Purchaser Indemnification Obligations) shall not exceed US$1,600,000,000.

1.8

Farfetch shall not be liable in respect of any single claim under the Farfetch Indemnification Obligations (other than in respect of a Fundamental Farfetch Warranty) and such claim shall be disregarded for all purposes, unless the amount of liability of Farfetch pursuant to that claim (or series of claims arising from the same or related matters) would (but for this paragraph 1.8) exceeds US$1,750,000.

1.9

Farfetch shall not be liable pursuant to any Farfetch Indemnification Obligation (other than in respect of a Fundamental Farfetch Warranty) unless the aggregate liability of Farfetch for all claims under the Farfetch Indemnification Obligations (other than in respect of Fundamental Farfetch Warranties), disregarding claims excluded under paragraph 1.8 above, would exceed US$13,500,000, in which case Farfetch shall be liable for the entire amount, and not the excess only.

Purchaser Warranties

In paragraphs 1.10 to 1.13, “Applicable Consideration” means:

(A)	in respect of FFH, the value of the Consideration Shares based on the VWAP for the sixty (60) Trading Day period ending on the date of this Agreement; and

(B)	in respect of each Purchaser (excluding FFH), the Cash Consideration paid by or on behalf of that Purchaser.

1.10

The aggregate liability of each Purchaser in respect of its Purchaser Indemnification Obligations (other than in respect of Fundamental Purchaser Warranties in respect of itself only) (including any costs, expenses and other liabilities (and any irrevocable VAT thereon) in connection with the same) shall not exceed an amount equal to ten per cent. (10%) of the Applicable Consideration.

1.11

Subject, in the case of FFH, to paragraph 1.7, the aggregate liability of each Purchaser in respect of its Purchaser Indemnification Obligations (including any costs, expenses and other liabilities (and any irrecoverable VAT thereon) in connection with such Purchaser Indemnification Obligations) shall not exceed an amount equal to the Applicable Consideration.

1.12

No Purchaser shall be liable in respect of any single claim under its Purchaser Indemnification Obligations (other than in respect of a Fundamental Purchaser Warranty in respect of itself only) and such claim shall be disregarded for all purposes, unless the amount of liability of such Purchaser pursuant to that claim (or series of claims arising from the same or related matters) would (but for this paragraph 1.12) exceeds US$5,000,000.

1.13

No Purchaser shall be liable pursuant to any of its Purchaser Indemnification Obligation (other than in respect of a Fundamental Purchaser Warranty in respect of itself only) unless the aggregate liability of such Purchaser for all claims under its Purchaser Indemnification Obligations (other than in respect of Fundamental Purchaser Warranties in respect of itself), disregarding claims excluded under paragraph 1.12 above, would exceed an amount equal to one per cent. (1%) of the Applicable Consideration, in which case such Purchaser shall be liable for the entire amount, and not the excess only.

General

1.14	In this Schedule, in addition to the definitions set out in Clause 1.1:

“Relevant Claim”	has the meaning given in paragraph 3.1 of this Schedule 6 (Limitations on liability);

“Relevant Claimant”	has the meaning given in paragraph 3.1 of this Schedule 6 (Limitations on liability);

“Relevant Claimant Group”	means, where the Relevant Claimant is: (a) the Seller, the Retained Group; (b) a Purchaser, the relevant Purchaser Group; and (c) Farfetch, the Farfetch Group; and

“Relevant Indemnifier”

means, where the Relevant Claim is:

(a)   for a Purchaser Indemnification Obligation, the Purchaser against which the claim is made by the Relevant Claimant;

(b)   for a Seller Indemnification Obligation, the Seller; and

(c)   for a Farfetch Indemnification Obligation, Farfetch.

1.15

For the purposes of this paragraph 1, the liability of each Relevant Indemnifier in respect of an Indemnification Obligation shall mean the amount in respect of the Indemnification Obligation for which such Relevant Indemnifier:

(A)	admits liability in writing;

(B)	enters into a settlement agreement with the Relevant Claimant providing for the obligation to pay the relevant Loss; or

(C)	is found to be liable pursuant to Clause 26 of this Agreement.

2.	Time limits on Indemnification Obligations

2.1

No Relevant Indemnifier shall be liable in respect of any claim for an Indemnification Obligation (other than: (A) in the case of the Seller, a claim in respect of a Tax Warranty or a Fundamental Warranty; (B) in the case of a Purchaser, a claim in respect of a Fundamental Purchaser Warranty in respect of itself only; or (C) in the case of Farfetch, a claim in respect of a Fundamental Farfetch Warranty) and any such claim pursuant to an Indemnification Obligation shall be wholly barred and unenforceable unless the Relevant Claimant has given notice in writing of such Indemnification Obligation to the Relevant Indemnifier within the period of eighteen (18) months from the Completion Date.

2.2

No Relevant Indemnifier shall be liable in respect of any claim pursuant to an Indemnification Obligation that is: (A) in the case of the Seller, a claim in respect of a Tax Warranty or a Fundamental Warranty; (B) in the case of a Purchaser, a claim in respect of a Fundamental Purchaser Warranty in respect of itself only; or (C) in the case of Farfetch, a claim in respect of a Fundamental Farfetch Warranty (and, in each case, any such claim pursuant to an Indemnification Obligation shall be wholly barred and unenforceable), unless the Relevant Claimant has given notice in writing of such claim to the Relevant Indemnifier within the period of six (6) years from Completion.

2.3

No claim shall be brought against a Relevant Indemnifier, unless the Relevant Claimant has given notice in writing of such claim to the Relevant Indemnifier as soon as reasonably practicable and, under penalty of forfeiture, no later than forty-five (45) Business Days of becoming aware both of the facts, matters or circumstances giving rise to such claim for Indemnification Obligation and that such facts, matters or circumstances give rise to (or are reasonably likely to give rise to) such Indemnification Obligation (the “Notice of Claim”). The Notice of Claim shall specify whether or not the Indemnification Obligation arises as a result of a Third-Party Claim (as defined in paragraph 15 below) and shall also include such detail as is reasonably available to the Relevant Claimant at the time of the relevant facts and circumstances giving rise to such claim for Indemnification Obligation, its bona fide estimate of any alleged Loss suffered and the specific Warranties, Specific Indemnities, Purchaser Warranties or Farfetch Warranties (as applicable) or other provisions of this Agreement which are alleged to have been breached.

2.4

If and to the extent that the fact, matter, event or circumstance giving rise to an Indemnification Obligation is capable of remedy, the Relevant Indemnifier shall not be liable for such Indemnification Obligation if it is remedied to the reasonable satisfaction of the Relevant Claimant within thirty (30) Business Days of the date of the notice referred to in paragraph 2.1.

2.5

No Relevant Indemnifier shall be liable in respect of an Indemnification Obligation and any liability of a Relevant Indemnifier in respect of that Indemnification Obligation shall absolutely determine and cease ( if and to the extent not previously satisfied, withdrawn or settled), unless legal proceedings in respect of such Indemnification Obligation: (A) have been issued and served on the Relevant Indemnifier; and (B) have not been withdrawn or terminated and are continuing to be pursued with reasonable diligence by the Relevant Claimant, in each case within six (6) months after the date of the Notice of Claim is given in accordance with paragraph 2.1 or, in the case of a contingent liability, six (6) months after such liability becomes an actual liability.

3.	Basis of claims for Indemnification Obligations

3.1	A claim for:

(A)	a Seller Indemnification Obligation:

(i)

(other than in respect of a Fundamental Warranty) in relation to Losses suffered or incurred by the Company or any Subsidiary may only be made by a Purchaser with the prior written consent of a Purchaser Majority; and

(ii)	(in respect of a Fundamental Warranty only) in relation to Losses suffered or incurred by a Purchaser may only be made by the relevant Purchaser;

(B)	a Purchaser Indemnification Obligation, may only be made by the Seller or a Purchaser (other than the Purchaser against which the Purchaser Indemnification Obligation is being claimed); and

(C)	a Farfetch Indemnification Obligation, may only be made by the Seller,

any such claim being a “Relevant Claim” and the party bringing a Relevant Claim in accordance with this paragraph 3.1 being the “Relevant Claimant”.

3.2	Any amount agreed or determined to be payable by:

(A)

the Seller in relation to any Seller Indemnification Obligations (other than in respect of a Fundamental Warranty): (i) for a Warranty, in accordance with paragraph 1.15; or (ii) for a Specific Indemnity, in accordance with the terms of such Specific Indemnity, in each case, shall be paid to the Company in the case of any Group Company suffering or incurring the relevant Loss; and

(B)

(i) the Seller in relation to any Seller Indemnification Obligations in respect of a Fundamental Warranty; (ii) a Purchaser in relation to any Purchaser Indemnification Obligations; or (iii) Farfetch in relation to any Farfetch Indemnification Obligations, in each case in accordance with paragraph 1.15 above, shall be paid to the Relevant Claimant.

4.	Consequential loss

No Relevant Indemnifier shall be liable for any consequential or indirect, punitive loss, whether actual or prospective, in respect of any Indemnification Obligation.

5.	Disclosure

5.1

The Seller shall not be liable for the Seller Indemnification Obligations (other than a claim in respect of a Fundamental Warranty) if and to the extent that the fact, matter, event or circumstance giving rise to such Seller Indemnification Obligation is Fairly Disclosed in, as applicable:

(A)	the Disclosure Letter;

(B)	in respect of the Selected Business Warranties only, the Completion Disclosure Letter; or

(C)	the Data Room.

5.2

No Purchaser shall be liable for its Purchaser Indemnification Obligations (other than a claim in respect of a Fundamental Purchaser Warranty in respect of itself only) if and to the extent that the fact, matter, event or circumstance giving rise to such Purchaser Indemnification Obligation is Fairly Disclosed in the Purchaser Disclosure Letter.

5.3

Farfetch shall not be liable for the Farfetch Indemnification Obligations (other than a claim in respect of a Fundamental Farfetch Warranty) if and to the extent that the fact, matter, event or circumstance giving rise to such Farfetch Indemnification Obligation is Fairly Disclosed in the Farfetch Disclosure Letter.

5.4

Any fact, matter or circumstance which is considered Fairly Disclosed to a Purchaser or Farfetch shall be considered Fairly Disclosed to each other Purchaser (regardless of whether such Purchaser carried out any Due Diligence), provided (subject to the final sentence of this paragraph 5.4) that such fact matter or circumstance has actually been disclosed by or on behalf of the Seller to each Purchaser (which shall include, for the avoidance of doubt, such documents being made available in the Data Room on the basis set out in the Disclosure Letter), save that any fact, matter or circumstance Fairly Disclosed to (or otherwise known by) a Purchaser solely by virtue of it (or its Affiliates) being a party to a Relevant Joint Venture shall not be deemed Fairly Disclosed to the other Purchasers as a consequence of such Purchaser’s knowledge of it. Any matter Fairly Disclosed to Farfetch shall be deemed to have been fairly disclosed to all Purchasers.

6.	Knowledge and exclusions

6.1

No Relevant Claimant shall be entitled to bring or participate in a claim under any Indemnification Obligation (other than in respect of a Fundamental Warranty, Fundamental Purchaser Warranty or Fundamental Farfetch Warranty (as applicable)) if:

(A)

in respect of a claim for a Seller Indemnification Obligation, Purchasers comprising a Purchaser Majority have actual knowledge, as at the date of this Agreement, of the fact, matter, event or circumstance which is the subject matter of that claim and which may give rise to a breach of any Warranty;

(B)

in respect of a claim for a Purchaser Indemnification Obligation, the Relevant Claimant has actual knowledge, as at the date of this Agreement, of the fact, matter, event or circumstance which is the subject matter of that claim and which may give rise to a breach of any Purchaser Warranty; and

(C)

in respect of a claim for a Farfetch Indemnification Obligation, the Seller has actual knowledge, as at the date of this Agreement, of the fact, matter, event or circumstance which is the subject matter of that claim and which may give rise to a breach of any Farfetch Warranty.

6.2	For the purposes of:

(A)	a Seller Indemnification Obligation under paragraph 6.1(A), actual knowledge of a Purchaser shall mean:

(i)	in respect of FFH, the actual knowledge of any of José Neves, Martin Avetisyan, Ahmed Kaiser, Lucy Tyrrell, Kevin Runciman, Elliot Jordan, James Maynard, Holly Dickson and Michelle Devine;

(ii)	in respect of Symphony, the actual knowledge of any of Rashid Alabbar and Amit Mehta; and

(iii)	in respect of any other Purchaser, the actual knowledge of any of the persons set forth in the Deed of Adherence executed by such Purchaser,

in each case as at the date of this Agreement and, in respect of the Completion Disclosure Letter, as at the Completion Date;

(B)	a Purchaser Indemnification Obligation under paragraph 6.1(B), actual knowledge of a Relevant Claimant shall mean:

(i)	in respect of each Purchaser, the actual knowledge, as at the date of this Agreement, of any of the individuals set out against the relevant Purchaser’s name in paragraph 6.2(A)(i) and 6.2(A)(ii); and

(ii)	in respect of the Seller, the actual knowledge, as at the date of this Agreement, of those individuals set out in Clause 1.2(Y); and

(C)

a Farfetch Indemnification Obligation under paragraph 6.1(C), actual knowledge of the Seller shall mean, the actual knowledge, as at the date of this Agreement, of those individuals set out in Clause 1.2(Y).

6.3

No Relevant Joint Venture Party shall be entitled to bring or participate in a claim under any Indemnification Obligation in respect of a matter, circumstance or event which relates, directly or indirectly, to a Relevant Joint Venture to which it (or its Affiliate) is a party.

6.4	No claim for an Indemnification Obligations may be brought by any Relevant Claimant (alone or jointly) from the date on which that Relevant Claimant ceases to hold Shares.

7.	Contingent liabilities

No Relevant Indemnifier shall be obliged to pay any amount in respect of a claim under any Indemnification Obligations which arises by reason of any contingent liability unless and until such contingent liability becomes an actual liability and is due and payable by the Relevant Indemnifier.

8.	Insurance

No Relevant Indemnifier shall be liable to pay any amount in respect of any claim under any Indemnification Obligation to the extent that the Relevant Claimant is covered by any insurance policy in respect of the fact, matter, event or circumstance giving rise to such claim and the Relevant Claimant actually receives insurance monies pursuant to such insurance policy.

9.	Alternative and subsequent recovery

9.1

No Relevant Indemnifier shall be liable to pay any amount in respect of any claim under any Indemnification Obligation if the Loss to which the relevant claim relates has otherwise been made good in full or has otherwise been compensated for in full without loss to the Relevant Claimant or its Relevant Claimant Group.

9.2

The Seller shall not be liable in respect of any Seller Indemnification Obligation if and to the extent that the Loss suffered or incurred is recoverable by the Company under the OFS Tracking Agreement.

9.3

If the Relevant Indemnifier pays a Relevant Claimant or a member of its Relevant Claimant Group (or, in the case of the Seller, pays the Company under the Seller Indemnification Obligations (other than in respect of a Fundamental Warranty)) any amount pursuant to a claim under any Indemnification Obligation and that Relevant Claimant or a member of its Relevant Claimant Group (or, where applicable, the Group) subsequently becomes entitled to recover from a third party (not being any member of its Relevant Claimant Group or, where applicable, the Group) a sum which is referable to that claim (including any discount, Relief or credit), the relevant member of the Relevant Claimant Group (or, where applicable, the Group) shall give prompt notice to the Relevant Indemnifier, and shall procure that any relevant member of the Relevant Claimant Group (or, where applicable, the Group) use commercially reasonable endeavours to recover from such third party provided that the Relevant Indemnifier shall first indemnify the Relevant Claimant and the members of its Relevant Claimant Group (or, where applicable, the Group), as applicable, to its reasonable satisfaction against all losses, reasonable costs, damages and reasonable expenses, including additional Tax, which may be incurred thereby. If any amount is actually recovered from such third party, then such amount (up to the amount actually paid by the Relevant Indemnifier to the Relevant Claimant or a member of its Relevant Claimant Group, as the case may be) shall promptly be repaid by the Relevant Claimant or member of its Relevant Claimant Group (or, where applicable, the relevant Group Company), as applicable, to the Relevant Indemnifier less any Tax chargeable on the Relevant Claimant or a member of its Relevant Claimant Group (or, where applicable, Group Company), as applicable, thereon and any costs of recovery to the extent that such costs have not previously been reimbursed to the Relevant Claimant or a member of its Relevant Claimant Group (or, where applicable, the Group) by the Relevant Indemnifier. For the purpose of this paragraph 9.3 the two Relevant Joint Venture Parties to a Relevant Joint Venture shall be together treated as “the Relevant Indemnifier” and the “Relevant Claimant” in respect of any Indemnification Obligation in connection with the Relevant Joint Venture and shall: (A) be jointly and severally liable in respect of such obligations; and (B) as Relevant Claimant, shall act together in respect of the matters set out in this paragraph 9.3 (including giving any indemnity in respect of a Relevant Claimant where the two Relevant Joint Venture Parties are deemed to be the Relevant Indemnifier).

9.4

Each Relevant Claimant agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make, and shall procure that no member of its Relevant Claimant Group or Group Company makes, any claim against any employee, director, agent, officer or adviser of the Relevant Indemnifier or any member of the Retained Group, the Group, the Purchaser Group or the Farfetch Group (as applicable) or any employee of the foregoing on whom it may have relied before agreeing to any term of this Agreement and any other agreement or document entered into pursuant to this Agreement or entering into this Agreement or any such other agreement.

10.	No duplication of recovery

No Relevant Claimant shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity, or require such payment, reimbursement restitution or indemnity be made or paid to any member of its Relevant Claimant Group and/or the Group more than once in respect of the same Loss, regardless in each case of whether more than one Indemnification Obligation (or claim arising thereunder) arises in respect of such Loss, and for this purpose recovery by a Relevant Claimant or any of its Affiliates (which shall, for the avoidance of doubt, include recovery by the Company in respect of a Seller Indemnification Obligations (other than in respect of a Fundamental Warranty)) shall be deemed to be a recovery by such Relevant Claimant.

11.	Future changes

No Relevant Indemnifier shall be liable in respect of any Indemnification Obligation if such Indemnification Obligation would not have arisen but for, or is increased directly or indirectly as a result of:

(A)

any alteration to or enactment of any Law, rule, regulation, treaty, or other legislative action which was announced and enacted after the date of this Agreement (whether relating to Taxation, rates of Taxation or otherwise);

(B)

any change after the date of this Agreement of any interpretation formally expressed by any Governmental Entity or application of any of the foregoing to the extent they relate to Tax by any Governmental Entity or in the enforcement policy or practice of the relevant authorities;

(C)

any voluntary act or omission of a Relevant Claimant, any member of its Relevant Claimant Group or any member of the Group taken at the written request or with the written consent of the Purchaser Majority or the Seller (as applicable);

(D)

any change in accounting principles introduced by any applicable Law after the date of this Agreement or by a Relevant Claimant, any member of its Relevant Claimant Group or any member of the Group after the Completion Date and any change in the accounting, internal, regulatory or Tax policies or practices introduced by a Relevant Claimant, any member of its Relevant Claimant Group or any member of the Group after the Completion Date except where such change is made in order to comply with any applicable Law as at Completion;

(E)

the withdrawal or amendment of or change to any published practice or published extra statutory concession of, or arrangement currently granted by or made with any Tax Authority which was announced and enacted after the date of this Agreement; or

(F)

any change of Control or ownership of any member of the Group that occurs or is treated as occurring (including the exercise of the P2 Option(s)) or an IPO (each as defined in the Shareholders’ Agreement), or any voluntary action or omission made by any member of the Group following such change where such action or omission is otherwise than in the ordinary course of business of such member as carried on prior to such change.

12.	Duty to mitigate

Nothing in this Agreement shall relieve any party of its duty to mitigate its loss.

13.	Accounts and other information

13.1

No matter shall be the subject of a claim for: (A) a Seller Indemnification Obligation to the extent of any allowance, provision or reserve in respect of such matter made in the Statutory Accounts, the Group Accounts or the Pro Forma Trade Accounts; or (B) a Farfetch Indemnification Obligation or the Purchaser Indemnification Obligation with respect to FFH, to the extent of any allowance, provision or reserve in respect of such matter made in the Farfetch Report and Accounts and Farfetch Group Interim Accounts, provided that, in each case, this paragraph shall only limit the liability of the Seller and FFH (respectively) to the extent any allowance, provision or reserve is expressly stated in such accounts or financial information.

13.2

Without prejudice to Clause 19, each Relevant Claimant acknowledges and agrees that each Relevant Indemnifier does not give or make any warranty, undertaking, representation, promise or other statement as to the accuracy of the financial projections, forecasts, estimates, projections, budgets, management analysis, estimations, future profitability and financial performance of any member of the Group, the Retained Group, the Purchaser Group or the Farfetch Group (as applicable), statements of intent or statements of expressed opinion provided to any Relevant Claimant or its Representatives (however so provided including if disclosed by the Relevant Indemnifier, or its Representatives, to a Relevant Claimant or its Representatives, prior to or on the Completion Date), including in the presentation given by Representatives of each of the Seller and Farfetch on 30 June 2022 including all written and oral material provided during the presentation or specifically in connection therewith, YNAP Trade Business Plan, the Disclosure Letter, the Completion Disclosure Letter, the Purchaser Disclosure Letter, the Farfetch Disclosure Letter or any other information supplied to or made available to a Relevant Claimant (including, in the case of the Purchasers, in the Data Room).

14.	Fraud (dolo)

The provisions of this Schedule 6 (Limitations on liability) shall not apply in respect of an Indemnification Obligation if it is (or the delay in the discovery of which is) the consequence of fraud (dolo) by a Relevant Indemnifier or, in each case, any of their directors, officers or employees.

15.	Third party claims and conduct of litigation

15.1

Upon a Relevant Claimant or any member of its Relevant Claimant Group becoming aware of any claim, action or demand or any other matter likely to give rise to any claim under the Indemnification Obligations, in each case, as a result of or in connection with a claim by a party not party to this Agreement (a “Third-Party Claim”), that Relevant Claimant shall and shall procure that the relevant member of its Relevant Claimant Group (and, in respect of a Seller Indemnification Obligation, the Relevant Claimant shall procure that members of the Group) shall:

(A)

promptly and in any event within twenty (20) Business Days of becoming aware of such Third-Party Claim, notify the Relevant Indemnifier by written notice including such reasonable detail as is reasonably available to the Relevant Claimant at that time of the relevant facts and circumstances giving rise to such Third-Party Claim;

(B)

subject to the Relevant Indemnifier agreeing to indemnify that Relevant Claimant or the relevant member of its Relevant Claimant Group (or, where applicable, the Company or any Subsidiary) in a form reasonably satisfactory to the Relevant Claimant against any: (i) liability; (ii) reasonable cost; (iii) damage; (iv) amount due pursuant to any provisionally executive title or order (provvedimenti provvisoriamente esecutivi), including, without limitation, those according to, among others, Art. 68 of the Legislative Decree December 31, 1992, no. 546, art. 14 and 15 of the Presidential Decree September 29, 1973 no. 602, art. 19 of the Leg. Decree December 18, 1997, no. 472, art. 54, 55 and 56 of the Presidential Decree April 26, 1986, no. 131, art. 1, par. 163-171 of the Law no. 296/2006; or (v) or reasonable expense which may be properly incurred or, as the case may be, properly increased, thereby (but without thereby implying any admission of liability on the part of the Relevant Indemnifier), promptly take such action and give such information and access to personnel, premises, books, records and documents (including in electronic form) (which the Relevant Claimant shall procure are preserved) to the Relevant Indemnifier or other relevant member of the Retained Group, Purchaser Group or Farfetch Group (as applicable), and their professional advisers as the Relevant Indemnifier or such other relevant member of the Retained Group, Purchaser Group or Farfetch Group (as applicable) may reasonably request and the Relevant Indemnifier shall be entitled to require any relevant member of the Relevant Claimant Group to take such reasonable action and give such reasonable information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim, action or demand in respect thereof or adjudication with respect thereto;

(C)

at the request of the Relevant Indemnifier, subject as provided in paragraph (B) above, allow the Relevant Indemnifier to take the sole conduct of such claims, actions or demands as the Relevant Indemnifier may deem appropriate and acting diligently in the name of the Relevant Claimant or any relevant member of its Relevant Claimant Group and/or the relevant Group Company and in connection the Relevant Claimant shall give or cause to be given to the Relevant Indemnifier all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, action or demand and shall instruct such professional advisers as the Relevant Indemnifier or such other member of the Retained Group, Purchaser Group or Farfetch Group (as applicable) may nominate to act on behalf of the Relevant Claimant or any relevant member of its Relevant Claimant Group and/or the relevant Group Company, as appropriate, but to act solely in accordance with the instructions of the Relevant Indemnifier or other member of the Retained Group, Purchaser Group or Farfetch Group (as applicable);

(D)

make no admission of liability, agreement, settlement or compromise with any third party (including any Governmental Entity) in relation to any such claim, action or demand or adjudication without the prior written consent of the Relevant Indemnifier (which shall, if given, not imply any admission of liability on the part of the Relevant Indemnifier); and

(E)

take or procure that there is taken all reasonable action to mitigate any Loss suffered or incurred by it or any member of the Relevant Claimant Group in respect of which a claim could be made under the Warranties, Purchaser Warranties or Farfetch Warranties (as applicable).

15.2

The Relevant Indemnifier shall keep the applicable Relevant Claimants duly and timely informed of the status of and material developments in relation to any Third-Party Claim and shall use reasonable endeavours to: (A) consult with the applicable Relevant Claimants (and their professional advisers) in respect of the Third-Party Claim; and (B) allow the relevant Purchasers (and their professional advisers) the opportunity to make representations and recommendations in respect of the matter giving rise to the Third-Party Claim before any material action in relation thereto is taken. For the purpose of this paragraph 15.2, “applicable Relevant Claimants” means those Relevant Claimants that notified the Relevant Indemnifier of the Third-Party Claim under paragraph 15.1.

15.3

The Relevant Indemnifier shall be entitled at any stage and at its absolute discretion to settle any such third party assessment or claim without admission of any wrongdoing and without prejudice to the limitations in this Schedule 6 (Limitations on liability).

15.4

Any failure by a Relevant Claimant or any member of a Relevant Claimant Group to comply with the provisions of this paragraph 15 shall not prevent a claim under any Indemnification Obligation by such Relevant Claimant or extinguish any liability of the Relevant Indemnifier under the relevant Warranty, Purchaser Warranty or Farfetch Warranty (as applicable) but may be taken into account in calculating any such liability of the Relevant Indemnifier to the extent that the Relevant Indemnifier establishes that such liability is increased by such failure.

Schedule 7

(Conversion rate adjustment)

For the purposes of this Schedule 7 (Conversion rate adjustment), in addition to the definitions set out in Clause 1.1, the following terms shall have the meaning set out below:

“Board of Directors”	means the board of directors of Farfetch or a committee of such board duly authorised to act on behalf of such board;

“Capital Stock”	means, in respect of any person, any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity;

“Close of Business”	means 4.00 p.m., New York City time;

“Ex-Dividend Date”	means, with respect to an issuance, dividend or distribution on the Farfetch Shares, the first date on which the Farfetch Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Farfetch Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose;

“Execution Date”	means the date of this Agreement;

“Expiration Date”	has the meaning given in paragraph (A)(v) of this Schedule 7 (Conversion rate adjustment);

“Expiration Time”	has the meaning given in paragraph (A)(v) of this Schedule 7 (Conversion rate adjustment);

“Last Reported Sale Price”	means, of the Farfetch Shares for any Trading Day, the closing sale price per Farfetch Share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per Farfetch Share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per Farfetch Share) on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Farfetch Shares are then listed;

“Open of Business”	means 9.00 a.m., New York City time;

“Spin-Off”	has the meaning given in paragraph (A)(iii) of this Schedule 7 (Conversion rate adjustment);

“Spin-Off Valuation Period”	has the meaning given in paragraph (A)(iii) of this Schedule 7 (Conversion rate adjustment);

“Tender/Exchange Offer Valuation Period”	has the meaning given in paragraph (A)(iv) of this Schedule 7 (Conversion rate adjustment); and

“Trigger Event”	has the meaning given in paragraph (A)(iii)(a) of this Schedule 7 (Conversion rate adjustment).

Conversion Rate Adjustment

(A)	Events requiring an adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(i)

Share dividends, splits and combinations. If Farfetch issues solely Farfetch Shares as a dividend or distribution on all or substantially all Farfetch Shares, or if Farfetch effects a share split or a share combination of the Farfetch Shares then the Conversion Rate will be adjusted based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such share split or share combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0 =	the number of Farfetch Shares outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of Farfetch Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

If any dividend or distribution of the type described in this paragraph (A)(i) is declared, but not so paid, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect had such dividend or distribution not been declared.

(ii)

Rights, options and warrants. If Farfetch distributes, to all or substantially all holders of Farfetch Shares, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a shareholder rights plan, as to which the provisions set forth in paragraph (A)(iii)(a) and (b) will apply) entitling such holders to subscribe for or purchase Farfetch Shares at a price per share that is less than the average of the Last Reported Sale Prices per Farfetch Shares for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS =	the number of Farfetch Shares outstanding immediately before the Open of Business on such Ex-Dividend Date;

X =	the total number of Farfetch Shares issuable pursuant to such rights, options or warrants; and

Y =	a number of Farfetch Shares obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per Farfetch Shares for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent that Farfetch Shares are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of Farfetch Shares actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this paragraph (A)(ii), in determining whether any rights, options or warrants entitle holders of Farfetch Shares to subscribe for or purchase Farfetch Shares at a price per share that is less than the average of the Last Reported Sale Prices per Farfetch Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date of the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration Farfetch receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined in good faith by Farfetch.

(iii)	Spin-Offs and other distributed property.

(1)

Distributions other than Spin-Offs. If Farfetch distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of Farfetch, or rights, options or warrants to acquire Capital Stock of Farfetch or other securities, to all or substantially all holders of the Farfetch Shares, excluding:

(a)	dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to paragraph (A)(i) or paragraph (A)(ii);

(b)	dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to paragraph (A)(iv);

(c)	rights issued or otherwise distributed pursuant to a shareholder rights plan, except to the extent provided in paragraph (B);

(d)	Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to paragraph (A)(iii)(b); and

(e)	a distribution solely pursuant to a tender offer or exchange offer for Farfetch Shares, as to which paragraph (A)(v) will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP =	the average of the Last Reported Sale Prices per Farfetch Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV =	the fair market value (as determined by Farfetch in good faith), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per Farfetch Shares pursuant to such distribution.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

For purposes of this paragraph (A)(iii)(a) (and subject to paragraph (B)), rights, options or warrants distributed by Farfetch to all holders of Farfetch Shares entitling them to subscribe for or purchase shares of Farfetch’s Capital Stock, including Farfetch Shares (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (x) are deemed to be transferred with such Farfetch Shares; (y) are not exercisable; and (z) are also issued in respect of future issuances of Farfetch Shares, will be deemed not to have been distributed for purposes of this paragraph (A)(iii)(a) (and no adjustment to the Conversion Rate under this paragraph (A)(iii)(a) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants will be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate will be made pursuant to this paragraph (A)(iii)(a). If any such right, option or warrant are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event will be deemed to be the date of distribution and an Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case, the existing rights, options or warrants will be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate pursuant to this paragraph (A)(iii)(a) was made, (x) in the case of any such rights, options or warrants that have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (I) the Conversion Rate will be readjusted as if such rights, options or warrants had not been issued; and (II) the Conversion Rate will then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Farfetch Shares with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Farfetch Shares as of the date of such redemption or purchase; and (y) in the case of such rights, options or warrants that have expired or been terminated without exercise by any holders thereof, the Conversion Rate will be readjusted as if such rights, options and warrants had not been issued.

(2)

Spin-Offs. If Farfetch distributes or dividends shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a subsidiary or other business unit of Farfetch to all or substantially all holders of Farfetch Shares, and such Capital Stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;

CR1 =	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV =	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Spin-Off (such average to be determined as if references to Farfetch Shares in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per Farfetch Share in such Spin-Off; and

SP =	the average of the Last Reported Sale Prices per Farfetch Shares for each Trading Day in the Spin-Off Valuation Period.

To the extent that the completion of the issue of any Tranche 1 Consideration Shares falls within the Spin-Off Valuation Period, such completion shall be delayed to allow the calculation of the appropriate number of Tranche 1 Consideration Shares.

To the extent any dividend or distribution of the type set forth in this paragraph (A)(iii)(b) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)

Cash dividends or distributions. If any cash dividend or distribution is made to all or substantially all holders of Farfetch Shares, then the Conversion Rate will be increased based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP =	the Last Reported Sale Price per Farfetch Shares on the Trading Day immediately before such Ex-Dividend Date; and

D =	the cash amount distributed per Farfetch Shares in such dividend or distribution,

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, the Seller will receive, for each Tranche 1 Consideration Share the Seller would be entitled to on the record date for such dividend or distribution, at the same time and on the same terms as holders of Farfetch Shares, the amount of cash that the Seller would have received if the Seller had owned, on such record date, a number of Farfetch Shares equal to the Tranche 1 Consideration Shares.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v)

Tender offers or exchange offers. If Farfetch or any of its subsidiaries receives a payment in respect of a tender offer for Farfetch Shares or exchange offer for Farfetch Shares (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by Farfetch in good faith) of the cash and other consideration paid per Farfetch Shares in such tender or exchange offer exceeds the Last Reported Sale Price per Farfetch Share on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

CR1 =	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;

AC =	the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by Farfetch in good faith) of all cash and other consideration paid for Farfetch Shares purchased in such tender or exchange offer;

OS0 =	the number of Farfetch Shares outstanding immediately before the Expiration Time (before giving effect to the purchase of all Farfetch Shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of Farfetch Shares outstanding immediately after the Expiration Time (excluding all Farfetch Shares accepted for purchase or exchange in such tender or exchange offer); and

SP =	the average of the Last Reported Sale Prices per Farfetch Share over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this paragraph (A)(v) and, to the extent that the completion of the issue of any Tranche 1 Consideration Shares falls within the Tender/Exchange Offer Valuation Period, such completion shall be delayed to allow the calculation of the appropriate number of Tranche 1 Consideration Shares.

To the extent such tender or exchange offer is announced but not consummated (including as a result of Farfetch being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of Farfetch Shares in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of Farfetch Shares, if any, actually made, and not rescinded, in such tender or exchange offer.

(B)

Shareholder rights plans. If Farfetch has a shareholder rights plan, relating to the Farfetch Shares, in effect upon the issue of any Tranche 1 Consideration Shares, then the Seller will receive, in addition to those Farfetch Shares, the rights under that shareholder rights plan; provided, however, that, if, prior to any conversion, the rights have separated from the Farfetch Shares in accordance with the provisions of the applicable shareholder rights plan, then the Conversion Rate will be adjusted at the time of separation as if Farfetch distributed, to all or substantially all holders of the Farfetch Shares, shares of Farfetch’s Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants as described in paragraph (A)(iii)(a), subject to readjustment in accordance with such paragraph.

(C)

Certain Events. Farfetch will not be required to adjust the Conversion Rate except as provided in this Schedule 7 (Conversion rate adjustment). Without limiting the foregoing, Farfetch will not be obligated to adjust the Conversion Rate on account of:

(i)	except as otherwise provided in this Schedule, the sale of Farfetch Shares for a purchase price that is less than the market price per Farfetch Share;

(ii)

the issuance of any Farfetch Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Farfetch’s securities and the investment of additional optional amounts in Farfetch Shares under any such plan;

(iii)

the issuance of any Farfetch Shares or options or rights to purchase Farfetch Shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, Farfetch or any of its subsidiaries;

(iv)	the issuance of any Farfetch Shares pursuant to any option, warrant, right or convertible or exchangeable security of Farfetch outstanding as of the Execution Date; and

(v)	solely a change in the par value of the Farfetch Shares.

(D)

Adjustment Deferral. If an adjustment to the Conversion Rate otherwise required by this Schedule 7 (Conversion rate adjustment) would result in a change of less than 1% to the Conversion Rate, then, notwithstanding anything to the contrary in this Schedule 7 (Conversion rate adjustment), Farfetch may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would result in a change of at least 1% to the Conversion Rate; and (ii) the issue of any Tranche 1 Consideration Shares.

(E)

Equitable Adjustments to Prices. Whenever any provision of this Agreement requires Farfetch to calculate the Last Reported Sale Prices over a span of multiple days, Farfetch will, acting in good faith and in a commercially reasonable manner, make appropriate adjustments, if any, to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, effective date or Expiration Date of the event occurs, at any time during the period when the Last Reported Sale Prices are to be calculated.

(F)

Calculation of Number of Outstanding Ordinary Shares. For purposes of this Schedule 7 (Conversion rate adjustment), the number of Farfetch Shares outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of Farfetch Shares; and (ii) exclude Farfetch Shares held in Farfetch’s treasury (unless Farfetch pays any dividend or makes any distribution on Farfetch Shares held in its treasury).

(G)	Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a Farfetch Share (with 5/100,000ths rounded upward).

(H)

Change to Listing. To the extent that Farfetch Shares cease to be listed on the New York Stock Exchange and are listed on another recognized exchange, the parties shall, in good faith, discuss such adjustments to this Schedule 7 as may be required to give effect to the provisions hereof.

(I)

Conversion event in 60-Day VWAP. In the event: (a) a conversion event under this Schedule 7 occurs during the sixty (60) Trading Day period ending three (3) Trading Days prior to Completion or the Deferred Consideration Payment Date (as applicable); and (b) the price per Farfetch Share to be used to calculate the 60-Day VWAP for such period does not reflect the impact of the intervening event, each Last Reported Sale Price for the sixty (60) Trading Day period shall be adjusted in accordance with the relevant Conversion Rate Adjustments in this Schedule 7 for such event (such adjustments to multiply or divide the price per Farfetch Share, as applicable) to give effect to the impact of the conversion event on the price per Farfetch Share based on equivalent price data series, and the 60-Day VWAP for the relevant period shall be calculated based on such adjusted Last Reported Sale Prices.

Schedule 8

(Conduct of business before Completion)

Part A

(Restricted matters)

The acts and matters for the purposes of Clause 4.1(A) are as follows:

(A)

the issue or allotment of any share capital in the Company (excluding any Z Shares (as defined in the Shareholders’ Agreement) but including, for the avoidance of doubt, the issue of Further Funding Shares (as defined in the Shareholders’ Agreement));

(B)

the creation of any option right or issuance of any other instrument that gives a right to subscribe for or acquire or that is convertible into shares (of whatever class and denomination) in the capital of the Company;

(C)	any amendment to the articles of association of the Company (for the avoidance of doubt, excluding, the causing of entry into force of the Articles immediately after Completion);

(D)	the relocation of the registered office of the Company abroad and/or in Italy outside the Municipality of Milan;

(E)

any reduction of the share capital of the Company other than: (i) in the cases provided for by articles 2446 and 2447 of the Code; and (ii) the capital reductions resolved for the purpose of creating distributable reserves;

(F)	the purchase or redemption of any share capital of the Company;

(G)

any resolution to voluntarily wind up the Company as well as any resolution concerning the appointment of the liquidators, to merge and/or demerge and or to transform the Company (save in respect of matters contemplated by the OFS Agreements);

(H)

the declaration or payment of any dividend by the Company or the declaration or making of any other distribution by the Company (other than any dividend, distribution or other return of capital pursuant to the OFS Agreements) or following the disposal by the Company of all or substantially all of its assets;

(I)	the listing of any shares or other securities of the Company on any stock exchange or for permission for dealings in any shares or other securities of the Company in any securities market;

(J)

in respect of any Group Company (other than the Company), the issue or allotment of any share capital or the creation of any option right or issuance of any other instrument that gives a right to subscribe for or acquire or that is convertible into shares to any person other than a Group Company, except pursuant to the issue of shares to joint venture partners (including, without limitation, pursuant to the Relevant Joint Ventures);

(K)

the variation, waiver, termination, service of notice to terminate, assignment, subletting, surrender or acceptance of the surrender of, or otherwise disposing of, any lease pursuant to which a Warehouse or Material Office is held or is subject (excluding: (a) in connection with the release of any Seller Guarantees in respect of a Warehouse or Material Office in accordance with the terms of this Agreement; or (b) any consolidation of Material Offices in the United Kingdom for the purpose of optimising the Group’s office capacity and usage, which may involve any of the foregoing actions, provided that the Group does not incur costs in excess of US$ 3,000,000 (the “Cap”) in connection with such consolidation (it being acknowledged that any costs incurred by the Group and settled prior to Completion shall be disregarded for the purposes of assessing whether the Cap has been exceeded));

(L)	the purchase or redemption of any share capital of the Company;

(M)

any material change in the nature or scope of the business of the Group, including the introduction of any material new field of activity or discontinuance of any material field of activity, but excluding: (i) the OFS Activities and any preparation reasonably necessary for the fulfilment of the Project David Condition (including in respect of any of the agreements and the solution design and build related thereto); and (ii) any change in the sales model of an existing Group Company customer (including the change from a buy-sell arrangement between the relevant Group Company and the customer to an e-concession arrangement (or vice versa));

(N)

the adoption or amendment of any business plan or budget of the Group, save in respect of the business plan and budget of the Group for the 2023 financial year (the adoption or amendment of which, for the avoidance of doubt, shall be for the determination of YNAP only without Purchaser Majority consent, save in respect of any information rights agreed between the Seller and Farfetch following the date of this Agreement);

(O)	any change to the accounting policies of the Group save for any changes required by the International Accounting Standards Board;

(P)

the acquisition or disposal of any corporate entity or assets constituting a business (which shall, for the avoidance of doubt, exclude the OFS Activities and, subject to the Seller’s compliance in all material respects with Clause 4.12, the transactions contemplated by a Da Vinci Share Purchase Agreement);

(Q)

the disposal or the grant of any option or right of pre-emption in respect of, any asset for a consideration which exceeds €50,000,000 or a disposal or grant where such transaction is not on an arm’s length basis, except pursuant to the transfer of shares to joint venture partners in accordance with the terms of the arrangements with respect to the Relevant Joint Ventures existing as at the date of this Agreement;

(R)

the removal from office of and/or amendment of the powers granted to any general managers (Direttori Generali) of the Company from time to time or the chief financial officer of the Company including the termination of (or any material amendment to the functions allocated to any of the foregoing under) the agreements pursuant to which any of the general managers (Direttori Generali) of the Company or the chief financial officer of the Company serve the Company;

(S)

the entering into, variation or termination of any agreement or arrangement (excluding ordinary course product supply or e-concession agreements entered into by a Group Company) pursuant to which there is proposed to be an aggregate expenditure on the part of the Group Company which exceeds €20,000,000 or an annual expenditure which exceeds €10,000,000;

(T)

the commencement or settlement in any jurisdiction of legal or arbitration proceedings other than routine debt collection which involve or might involve an amount (including related costs) in excess of €5,000,000;

(U)

the raising of any material indebtedness other than by way of trade credit on normal commercial terms or in the ordinary course of the business of the Group, or the variation or termination of any agreement for the raising of any such indebtedness (including without limitation early repayment); and

(V)

except in relation to any indebtedness by way of trade credit on normal commercial terms or in the ordinary course of the business of the Group, the creation or redemption of any mortgage, debenture, pledge, lien or other encumbrance or security interest over any of the assets, property, undertaking or uncalled capital of the Group.

Part B

(Permitted matters)

The acts and matters for the purposes of Clause 4.2 are as follows:

(A)	any member of the Group entering into or amending any contract, commitment or arrangement:

(i)	in the ordinary course of business which:

(a)	is terminable in accordance with its terms by written notice of six months or less;

(b)	is not material in relation to the Group; or

(c)	is with a brand counterparty with, or supplier to, a member of the Group provided that such new or amended contract or commitment is for the benefit of that member of the Group;

(ii)

as part of ordinary course working capital optimisation (including reverse factoring arrangements with suppliers of any member of the Group or making such amendments to the payment terms applicable to any member of the Group) as the Company or relevant member of the Group, acting reasonably and in good faith, considers necessary, including any extension of the Group’s supplier payment terms up to 100 days or of reverse factoring arrangements; or

(iii)

for the purpose of changing the sales model of an existing Group Company customer (including the change from a buy-sell arrangement between the Group Company and customer to an e-concession arrangement (or vice versa)).

(B)

any matter reasonably undertaken by any member of the Group or the Retained Group in the case of an emergency or disaster or other serious incident or circumstance with the intention of minimising any adverse effect on the Group, or which the Seller, in its reasonable and good faith judgment, considers necessary or appropriate to mitigate the impact of the COVID-19 Pandemic on the Group (and of which each Purchaser will be notified);

(C)

the completion or performance of any obligation undertaken pursuant to any contract or arrangement entered into by or relating to any member of the Group prior to the date of this Agreement or disclosed in the Data Room;

(D)

any increase in emoluments (including, without limitation, salary, pension contributions, bonuses, commissions, share or other incentive schemes, redundancy terms and benefits in kind) of any category of Employees (as defined in Schedule 4 (Warranties)) where such increase is made in accordance with the normal practice of the relevant employing member of the Group or with applicable Law;

(E)	the implementation of and/or any payment contemplated by the YNAP Retention Plans, up to an aggregate cash amount of €15 million;

(F)

the granting of any awards under the Richemont Restricted Share Unit plans and Richemont Stock Option plans subject to the Seller’s compliance in all material respects with Clause 4.16 and any payment thereunder (in accordance with their rules provided at document references 3.1.5.17.12 to 3.1.5.17.15 in the Data Room);

(G)

the carrying out of any transaction or action reasonably undertaken by any Group Company in connection with Clause 4.16 (including, for the avoidance of doubt, entry into agreements or arrangements with participants in the Richemont Restricted Share Unit plans and/or Richemont Stock Option plans to give effect to that Clause) subject to any restrictions or limitation set out therein;

(H)	offer to engage or dismiss any new employee or consultant in accordance with the normal practice, or efficiency optimisation, of the relevant employing or contracting member of the Group;

(I)

any payment being made by any member of the Group for or in respect of any Tax (however, if any such payment is material and outside the ordinary course of business, the Seller shall notify the Purchasers of such payment and the circumstances thereof and if such payment also relates to a settlement agreed after the date of this Agreement, such settlement shall be made in accordance with good practice, good corporate governance and after professional advice has been taken and the settlement has been discussed in good faith with the Purchasers, where appropriate and timing permits, provided that, for the avoidance of doubt, regardless of any discussion with the Purchasers, such settlement may be made at the Seller’s discretion (and the Purchasers shall have no right to direct the conduct of the Seller or any member of the Group in relation to such settlement));

(J)

any matter contemplated by the Transaction Documents or the Completion Steps Plan or necessary or desirable to implement: (i) the transfer of the Sale Shares to the Purchasers; (ii) the fulfilment of any of the Conditions, being undertaken by any member of the Group; (iii) the wind-down of the OFS Activities; (iv) the solution design and build related to the Project David Condition and (v) any Syndication;

(K)	any matter contemplated by the agreements relating to the Relevant Joint Ventures;

(L)	any action or matter in connection with the OFS Activities (without prejudice to any terms of the OFS Agreements);

(M)	any matter being undertaken by any member of the Group at the written request, or with the written consent, of the Purchaser Majority;

(N)

any matter required in order to comply with any law or regulation (including the requirements of any Governmental Entity or any other governmental or regulatory authority or any securities exchange) being undertaken by any member of the Group;

(O)

the carrying out of any transaction or action reasonably undertaken by any Group Company in connection with: (i) the matters which are subject of the Specific Indemnities in accordance with, and subject to, the terms of Schedule 1 (Indemnities) of the Disclosure Letter; or (ii) the matters set out in Schedule 2 (Other Actions) of the Disclosure Letter (including the implementation of procedures and controls in the context of all applicable Sanctions, as being carried out by the Group as at the date of this Agreement and the implementation of any Recommendations (as defined in the Disclosure Letter)) save in respect of paragraph 5 of Schedule 2 (Other Actions) of the Disclosure Letter; (iii) the Management Incentive Plan and any related documentation; or (iv) subject to the Seller’s compliance in all material respects with Clause 4.12, the entry into a Da Vinci Share Purchase Agreement; and

(P)

the carrying out of any transaction or action reasonably undertaken by any Group Company in connection with the release of any Seller Guarantees, subject to the terms of this Agreement or in relation to any consolidation of Material Offices in the United Kingdom, for the purpose of optimising the Group’s office capacity and usage.

Schedule 9

(Regulatory Conditions)

1.	With respect to the relevant aspects of the transactions contemplated under the Transaction Documents, Clearance under applicable merger control Law, from the relevant Governmental Entity in each of:

(A)	Australia;

(B)	China;

(C)	Colombia;

(D)	the European Union;

(E)	Germany;

(F)	Saudi Arabia;

(G)	South Korea;

(H)	Ukraine;

(I)	Kuwait; and

(J)	the UK.

2.

With respect to the relevant aspects of the transactions contemplated under the Transaction Documents, Clearance under the applicable foreign direct investment Law (being law decree 21/2012 and law decree 105/2019, both as subsequently amended, and supplemented by specific Presidential decrees and Prime Ministerial decrees), from the relevant Governmental Entity in Italy.

Schedule 10

(Material Properties)

Schedule 11

(Financial Statement)

Amount
		(€m)	(US$m)
Cash on hand		[•]	[•]
Deposits		[•]	[•]
Investments		[•]	[•]
Cash and Cash Equivalents	(A)	[•]	[•]
Trapped Cash	(B)	[•]	[•]
Cash	(C) = (A-B)	[•]	[•]
Bank overdrafts		[•]	[•]
Payables to related parties		[•]	[•]
Bank debt		[•]	[•]
Loans	(D)	[•]	[•]
Bonds		[•]	[•]
Notes		[•]	[•]
Debentures		[•]	[•]
Loan notes		[•]	[•]
Other instruments with a debt-like return or any other interest bearing liabilities		[•]	[•]
Debt securities	(E)	[•]	[•]
Dividends not paid	(F)	[•]	[•]
Derivatives fair value	(G)	[•]	[•]
Preference shares	(H)	[•]	[•]
Financial Indebtedness	(I) = (D+E+F+G+H)	[•]	[•]
Net debt (excluding IFRS 16 liabilities of the Group)	(J) = (C+I)	[•]	[•]

Schedule 12

(Form of Deed of Adherence)

THIS DEED is made on [                ]

by [                ], a company incorporated [in / under the laws of] [                ] under registered number [        ] whose [registered / principal] office is at [            ] [(the “Adhering Purchaser”)] [(the “Symphony Nominee”)] in favour of the parties to the Share Purchase Agreement (as defined below) (in accordance with paragraph 4 of this Deed).

WHEREAS:

(A)

The Seller, FFH, Farfetch and Symphony entered into a share purchase agreement dated [•] 2022 for the sale and purchase of certain shares in YOOX Net-a-Porter Group S.p.A. (as such agreement shall have been or may be amended, supplemented or novated from time to time, the “Share Purchase Agreement”).

(B)

[The Adhering Purchaser wishes to purchase from the Seller the number of Shares set out in column (4) of the Schedule to this Deed on the terms and subject to the conditions of the Share Purchase Agreement.]

(B)

[Symphony has elected to nominate the Symphony Nominee to acquire all the rights and undertake all obligations of Symphony under the Share Purchase Agreement (including purchasing from the Seller the number of Shares set out opposite Symphony’s name in column (4) of Schedule 1 to the Share Purchase Agreement) and the Symphony Nominee wishes to acquire such rights and undertake such obligations.]

(C)

Under the terms of the Share Purchase Agreement, the [Adhering Purchaser][Symphony Nominee] must enter into a Deed of Adherence in the form of this Deed before it can acquire the Shares from the Seller and the Seller may sell the relevant Shares to it and this Deed is entered into in compliance with the terms of the Share Purchase Agreement.

THIS DEED WITNESSES as follows:

1.	This Deed is supplemental to the Share Purchase Agreement and terms defined in the Share Purchase Agreement shall have the same meaning when used in this Deed.

2.

The [Adhering Purchaser][Symphony Nominee] shall, at Completion, purchase the number of Sale Shares set out against [its name][the name of Symphony] in column (4) of [the Schedule] [the Share Purchase Agreement] which shall convert into the class of share in column (6) of [the Schedule] [the Share Purchase Agreement] and, from delivery of this Deed in accordance with the terms of the Share Purchase Agreement, the following shall be deemed incorporated into the Share Purchase Agreement:

“Confidentiality Agreement”

[...] ([•]) FFUK, Compagnie Financière Richemont S.A. and [             ] dated [•] pursuant to which FFUK and Compagnie Financière Richemont S.A. made available to [ ] certain confidential information relating to the Group;

“Purchaser Group”	[...] ([•]) in respect of [ ], [ ] (or its successor entities) and each of its subsidiaries from time to time;

[For the purpose of paragraph 6.2(A)(iii) of Schedule 6 (Limitations on liability): actual knowledge of the Adhering Purchaser shall mean, the actual knowledge of any of [                ].]

3.	The [Adhering Purchaser][Symphony Nominee] hereby:

(A)

delivers a letter of the same date as this Deed written by it to the Seller and each other Purchaser, such letter to be deemed a “Purchaser Disclosure Letter” for the purpose of the Share Purchase Agreement;

(B)	confirms that it has been supplied with a copy of the Share Purchase Agreement (including the Schedules and Attachments) and that it is fully aware of all terms and conditions thereof;

(C)	undertakes to the parties to the Share Purchase Agreement (in accordance with paragraph 4 of this Deed) to:

(i)

observe, adhere to and be bound by the provisions of the Share Purchase Agreement in respect of the purchase by it from the Seller of the number of Sale Shares set out against [its name][the name of Symphony] in column (4) of [the Schedule to this Deed][of Schedule 1 of the Share Purchase Agreement], on the terms, and subject to the conditions, set out in the Share Purchase Agreement (including, among other things, Clauses 3 (Conditions), 14 (Indemnities), 25 (Choice of governing Law) and 26 (Arbitration));

(ii)

perform the obligations imposed on [Symphony and] each Purchaser by the Share Purchase Agreement and which are to be performed on or after the date of this Deed, in all respects as if it were [“Symphony” and] a “Purchaser” and thereby a “party” to the Share Purchase Agreement, provided that:

(a)	the [Adhering Purchaser][Symphony Nominee] shall be deemed to give the Purchaser Warranties in respect of itself as at the date of this Deed; and

(b)

the benefit of the Share Purchase Agreement, including: (x) the Seller Indemnification Obligations; and (y) the Purchaser Indemnification Obligations (in respect of all Purchasers), shall extend to the [Adhering Purchaser][Symphony Nominee] from the date of the Share Purchase Agreement, as if such [Adhering Purchaser][Symphony Nominee] had entered into the Share Purchase Agreement as [Symphony and] a “Purchaser” on the date thereof; and

(iii)	execute and be bound by the provisions of the Shareholders’ Agreement, pursuant to the terms and conditions set out in the Share Purchase Agreement and the Shareholders’ Agreement.

4.

This Deed is made for the benefit of, and may be relied on and enforced by: (A) the original parties to the Share Purchase Agreement; and (B) any other person or persons who, after the date of the Share Purchase Agreement (and whether or not prior to or after the date of this Deed), adheres to the Share Purchase Agreement. This Deed may not be terminated or rescinded (whether before or after Completion).

5.	The details of the Adhering Purchaser for the purposes of updating the Purchaser Schedule are set out at the Schedule to this Deed.

6.

This Deed is to be governed by and construed in accordance with Italian Law. Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with Italian Law. Clause 26 (Arbitration) is hereby incorporated by reference.

IN WITNESS of which this Deed has been executed and delivered by the [Adhering Purchaser][Symphony Nominee] on the date which first appears above.

[Note to draft: This deed is to be formalised at the time of adherence by an [Adhering Purchaser] [Symphony Nominee] through the Italian exchange of correspondence mechanism between the [Adhering Purchaser] [Symphony Nominee] and the parties to the Share Purchase Agreement at that time.]

Schedule 13

(Syndication)

Attachment 1

(Basic information about the Company)

Attachment 2

(Shareholders’ Agreement)